    As filed with the Securities and Exchange Commission on October 8, 1998

                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 --------------------------------------------
                            KEY CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)
                 ---------------------------------------------
     MARYLAND                       6022                    52-1723536
(State or other         (Primary Standard Industrial    (I.R.S. Employer
 jurisdiction of         Classification Code Number)    Identification No.)
 incorporation
 or organization)

                              7F GWYNNS MILL COURT
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 363-7050
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   -----------------------------------------

                         DAVID H. WELLS, JR., PRESIDENT
                            KEY CAPITAL CORPORATION
                              7F GWYNNS MILL COURT
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 363-7050
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With a copy to:
      JAMES C. STEWART, ESQUIRE              RICHARD A. SCHABERG, ESQUIRE
 HOUSLEY KANTARIAN & BRONSTEIN, P.C.            THACHER PROFFITT & WOOD
  1220 19TH STREET, N.W., SUITE 700    1700 PENNSYLVANIA AVENUE, N.W., SUITE 800
       WASHINGTON, D.C.  20036                  WASHINGTON, D.C.  20006
           (202) 822-9611                           (202) 347-8400

                   -----------------------------------------

Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] __________________

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                          PROPOSED      PROPOSED  MAXIMUM
 SECURITIES TO BE           AMOUNT TO BE    MAXIMUM OFFERING  AGGREGATE OFFERING     AMOUNT OF
 REGISTERED                 REGISTERED       PRICE PER UNIT         PRICE         REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, par
value $1.00 per share     1,500,000 shares      $12.00          $18,000,000            $5,310
--------------------------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

COMMUNITY OFFERING PROSPECTUS
UP TO __________ SHARES OF COMMON STOCK

                                                         KEY CAPITAL CORPORATION
                                                            7F GWYNNS MILL COURT
                                                    OWINGS MILL, MARYLAND  21117
                                                                  (410) 363-7050
================================================================================

     The Company is offering up to _________ shares of its Common Stock at a price between $10.00 and $12.00 per share through Ryan, Beck on a best efforts basis in the Community Offering. Ryan, Beck is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered in the Community Offering. If you wish to subscribe for shares in the Community Offering, the Company must receive your order by ___________, 1998. The Company expects to sell any shares which are not sold in the Community Offering (along with an additional _______ shares) to Ryan, Beck for resale in a firm commitment Public Offering. No shares will be sold in the Community Offering unless the Public Offering is completed. Subscribers in the Community Offering will pay the same per share price paid by purchasers in the Public Offering.

     There is currently no public trading market for the Common Stock. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "KCCO." Quotation on the Nasdaq National Market is subject to completion of the Offerings.

FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (410) 363-7050.
================================================================================
                        TERMS OF THE COMMUNITY OFFERING


     .    Price Per Share:                                         $10.00 to $12.00

     .    Number of Shares:                                        __________

     .    Underwriting Fee (Minimum/Maximum):                      $0.25 to $0.30

     .    Estimated Net Proceeds to the Company (Minimum/
          Maximum):                                                $_________ to $_________

     .    Estimated Net Proceeds Per Share (Minimum/Maximum):      $9.75 to $11.70

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 1 OF THIS DOCUMENT.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                Ryan, Beck & Co.

                The date of this Prospectus is ___________, 1998

                              [MAP OF MARKET AREA]



     IN CONNECTION WITH THE COMMUNITY OFFERING AND PUBLIC OFFERING, RYAN, BECK & CO. MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME OR DISCONTINUED AT SUCH TIME AS REQUIRED UNDER THE FEDERAL SECURITIES LAWS.

                               PROSPECTUS SUMMARY

     This summary highlights certain information from this Prospectus. Because it is a summary, it is not complete and may not contain all the information you will need to make your investment decision. To understand the Company and the Offerings more fully, you should carefully read this entire document, including the Company's consolidated financial statements and the notes to those financial statements.

     In reading this document, please note the following:

     . references to the "Company" are intended to include its subsidiaries unless the context of the sentence clearly suggests otherwise.

     .    various capitalized and technical terms are defined in the Glossary.

     . all historic financial information has been restated for the 2-for-1 stock split which the Company effected on January 31, 1996 and the __- for-1 stock split effected on _______, 1998.

     . references to the number of shares to be sold and the Company's capitalization following the Offerings generally assume that Ryan, Beck does not exercise the "over-allotment" option which the Company expects to grant to Ryan, Beck in connection with the Public Offering.

     Finally, this Prospectus contains forward-looking statements which involve numerous risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that could cause these differences include, but are not limited to, the various factors described in the section entitled "Risk Factors" beginning on page 1 of this document.


                            KEY CAPITAL CORPORATION

     Key Capital Corporation is the holding company for Key Bank and Trust, a Maryland trust company headquartered in Owings Mills, Maryland. Through its seven branch offices in suburban Baltimore and branch office in Leesburg, Virginia, the Bank offers a full range of commercial banking services to small and medium sized businesses and individuals in Central Maryland and Northern Virginia. The Bank is particularly active in residential construction and development lending and small business lending. In addition to its community banking activities, the Bank has also developed several profitable niches in the specialty finance area including national subprime credit card issuance and processing and subprime automobile lending. The development of profitable niche lending products like these has long been a significant part of the Company's operating strategy. While this strategy exposes the Company to additional credit risk, the Company believes that its experience in managing these risks enables it to compete profitability in these areas. The Bank does not exercise trust powers. At June 30, 1998, the Company had $277.7 million in assets, $243.5 million in deposits and $24.9 million in stockholders' equity.

     Since its founding in 1961 as Key Federal Savings and Loan Association, the Bank has strived to be an innovator in non-traditional financial services both in Maryland and across the United States. In 1976, the Bank undertook one of the first conversions of a federal thrift from mutual to stock form. In 1982, the Bank pioneered the secured credit card which it has marketed on a nationwide basis. Introduced during a period of tight credit, the secured credit card was intended to make credit available to individuals who did not otherwise qualify for the unsecured credit cards offered by other banks. In 1996, the Bank converted from a federal savings bank to a Maryland trust company to gain more flexibility in pursuing its existing lines of commercial and consumer lending. With this conversion, the Bank is in a position to take further advantage of the lending opportunities that have been created by the continuing consolidation in the Mid-Atlantic banking industry.

     The Company is organized by profit centers. Each profit center is run by a senior officer who has substantial responsibility for their business area and who is compensated based on the profitability of their division. The Company currently concentrates on five main business lines:

                                      (i)

 .    RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LENDING.  The Bank has focused on residential construction and development lending since its founding. At June 30, 1998, the total outstanding balances on the Bank's construction and development loans approximated $67.1 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. Since residential construction and development loans generally have relatively short terms and bear floating rates of interest, they reduce the Company's exposure to the risk that increases in market interest rates will make these loans unprofitable. These loans are repaid as the lots or houses are sold which helps limit the Bank's exposure to an individual borrower or project. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

 .    CREDIT CARD LENDING AND OPERATIONS.  At June 30, 1998, the Bank had a
     $41.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Over the past several years, the high returns on partially secured lending to subprime borrowers have attracted many new competitors into this market. Many of these competitors have offered credit cards to subprime borrowers on much easier terms than the Bank and the Bank reduced the collateral requirements for its cards to remain competitive. After experiencing declining profitability as a result of increased origination costs and increased charge-offs, however, the Bank de-emphasized the issuance of partially secured credit cards in favor of processing credit cards for others. Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See "Business -- Credit Card Processing."

 .    SMALL BUSINESS LENDING.  The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At June 30, 1998, the Company's small business loan portfolio totaled $39.2 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. In order to reach out to this customer base, the Bank has placed a commercial loan officer in each of its branches. For the past two years, the Bank has been the largest originator of SBA guaranteed loans in the SBA Baltimore Region. Management believes that the Bank's SBA lending expertise gives it an additional advantage in reaching the small business borrower who is not being served by larger banks while allowing the Bank to reduce its credit risk through SBA guarantees. The Bank also profits from sales of the guaranteed portion of the loan in the secondary market. See "Business --Lending Activities."

 .    SUBPRIME AUTOMOBILE LENDING.  The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At June 30, 1998, the Company's subprime automobile loan portfolio totaled $23.4 million. The Bank mainly originates its automobile loans through automobile dealers who take the application from the customer and send it to the Bank for approval. The Bank competes in this area through marketing and responsive service while using disciplined pricing and underwriting procedures to control credit risk. The Bank is evaluating an extension of its business into automobile leasing to increase financing opportunities for the Bank. See "Business --Lending Activities."


                                     (ii)

 .    MORTGAGE BANKING.  The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the six months ended June 30, 1998, the Company originated $53.3 million in mortgage loans held for sale.
     The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank does not service these loans after the sale. See "Business -- Lending Activities."

     To date, the Company's business strategies have yielded the following results:

 .    STRONG NET INTEREST MARGIN - The Company has consistently achieved superior net interest margins as compared to those reported by most other commercial banks. The Company's net interest margin for the six months ended June 30, 1998 was 7.35%, and for the years ended December 31, 1997 and 1996 was 8.11% and 8.78%, respectively. These strong net interest margins are a direct result of the higher interest rates earned on credit card loans, subprime automobile loans, residential construction and development loans and small business lending.

 .    DIVERSIFIED REVENUE SOURCES - Unlike most commercial banks which depend on net interest income for substantially all of their revenues, the Bank's noninterest income has contributed over 25% of revenues during each of the last five years and for the six months ended June 30, 1998. For the six months ended June 30, 1998, noninterest income amounted to $4.2 million and equaled 30% of total revenue up from 27% of total revenue in 1996.
     This diversification of revenue sources is due to the Company's emphasis on credit card lending and processing and the origination and sales of residential mortgages and the guaranteed portions of SBA loans.

 .    INCREASED PROFITABILITY - The Company's return on average assets and return on average equity have consistently improved from those recorded for the year ended December 31, 1996. For the six months ended June 30, 1998, annualized returns on average assets and average equity were 1.35% and 15.35%, respectively, as compared to 0.83% and 9.98%, respectively for 1996 (as adjusted for the one-time SAIF special assessment).

 .    STABLE, EXPERIENCED MANAGEMENT - The Bank's President, David H. Wells,
     Jr., and its Executive Vice President, W. Benton Knight, have extensive and successful experience in managing both the traditional and non-traditional operations of the Bank. Mr. Wells and Mr. Knight joined the Bank in 1981 and 1984, respectively, and have served in executive positions at the Bank for 17 and 14 years, respectively. The Bank's Vice Presidents and Division Managers responsible for residential construction and development lending, credit card lending and processing, small business lending, subprime automobile lending, residential mortgage lending and retail banking have combined experience of 128 years.

     The Company's business strategies for the future include:

 .    EXPANSION IN NORTHERN VIRGINIA MARKET.  The Company intends to use a portion of the net proceeds from the Offerings to charter a separate bank to serve the Northern Virginia market. The Bank currently serves this market through its Leesburg branch. The Company believes that chartering a separate bank with a local board of directors and management is the best way to create the type of entrepreneurial, community-oriented organization through which the Company can expand its presence in this growing market.

 .    DEVELOPMENT OF EXISTING FRANCHISE.  The capital raised in the
     Offerings will help the Bank to continue growing its existing business lines and activities and expand its branch network. The Bank recently opened a branch in Cockeysville, Maryland which will help it to better serve this market. The Bank will consider additional branches in attractive markets.

                                     (iii)

 .    SHARPEN COMMUNITY BANKING FOCUS.  Management believes that the consolidation in the Mid-Atlantic banking industry continues to create significant opportunities for the Bank. Mergers and acquisitions have removed numerous community-oriented competitors from the Bank's market.
     The Company intends to further refine and develop the personalized services and community-focused identity that distinguish the Bank from its super-regional competitors.

 .    PROMOTE ENTREPRENEURIAL CULTURE.  The Company will continue to promote the entrepreneurial culture which has historically been one of the Bank's greatest strengths. The Company continues to believe that by incentivizing experienced and motivated managers, it can successfully grow its existing businesses and identify and develop new opportunities in community banking and specialty finance.

     The Company's executive offices are located at 7F Gwynns Mill Court, Owings Mills, Maryland 21117 and its telephone number is (410) 363-7050.

RISK FACTORS

     See "Risk Factors" beginning on page 1 of the Prospectus for a discussion of certain factors that should be considered by prospective investors, including the risks related to the Company's lending specialties, risks related to the proposed Virginia bank and branch expansion, the absence of a prior market for the Common Stock, substantial competition in the financial services industry, recent stock market volatility, dependence on key personnel, control of the Company, geographic concentration, technology risks and the Year 2000, industry risks related to construction and development lending, ability to make dividend payments, government regulations and interest rate risk.

                                     (iv)

                                 THE OFFERINGS

COMMON STOCK OFFERED IN THE OFFERINGS:

   COMMUNITY OFFERING.........................  Up to _________ shares

   PUBLIC OFFERING............................  _______ shares plus any shares which are not sold in the Community Offering

COMMON STOCK TO BE OUTSTANDING
AFTER THE OFFERINGS...........................  _________ shares

USE OF PROCEEDS...............................  The Company intends to use approximately one-third of the net proceeds to charter and capitalize a new bank subsidiary in Northern Virginia. The Company intends to use the remaining two-thirds of the proceeds to expand its existing business and franchises and enter into other complementary businesses.

DILUTION......................................  On completion of the Offering, there will be an immediate dilution to investors in the Offering of the net tangible book value per share of Common Stock. See
                                                "Dilution."

DIVIDENDS.....................................  Since 1988, the Company has paid semi-annual cash dividends on its Common Stock.
                                                Following the Offering, the Company expects to pay quarterly dividends at an annual rate equal to $____ per share. The first quarterly dividend is expected to be declared during the first quarter of 1999.

RISK FACTORS..................................  Prospective investors in the Common Stock should read carefully the information discussed under the heading "Risk Factors."

NASDAQ NATIONAL MARKET SYMBOL.................  "KCCO"

                                      (v)

               QUESTIONS AND ANSWERS ABOUT THE COMMUNITY OFFERING

HOW MANY SHARES CAN I BUY IN THE COMMUNITY OFFERING?

You must order at least 100 shares.  The maximum purchase is $_______.

HOW DO I SUBSCRIBE FOR SHARES?

You may subscribe for shares by completing and returning the enclosed stock order form along with your payment to our Stock Information Center at 7F Gwynns Mill Court, Owings Mills, Maryland 21117 before _:__ p.m. on ____day, _____ __, 1998. The Company will only accept payment by check or money order. No cash payments will be accepted.

TO WHOM SHOULD I MAKE MY CHECK OR MONEY ORDER?

Your check or money order should be made payable to "_______, As Escrow Agent for Key Capital Corporation." The Escrow Agent will not release your funds to the Company until the shares are issued.

HOW MUCH PAYMENT AM I REQUIRED TO ENCLOSE?

Your payment must equal $12 times the number of shares you wish to order.

     Example: If you want to order 1000 shares, you will need to send a check or money order for $12,000.

WHAT WILL THE FINAL PRICE PER SHARE BE?

The final price per share will be between $10 and $12. If the final price is less than $12 per share, the Company will send you additional shares for the difference between $12 and the final price with cash paid in lieu of fractional shares.

HOW AND WHEN WILL THE FINAL PRICE BE DETERMINED?

The Company and Ryan, Beck will determine the final price at the start of the firm commitment Public Offering that is expected to take place following the close of the Community Offering. Purchasers in the Community Offering will pay the same price per share as purchasers in the Public Offering.

WHEN WILL THE PUBLIC OFFERING TAKE PLACE?

The Public Offering is expected to take place promptly after the close of the Community Offering. If the Public Offering does not take place within 60 days after the close of the Community Offering, the Company will cancel the Community Offering and return all funds to subscribers.

WHAT IF THERE ARE NOT ENOUGH SHARES TO FILL ALL THE ORDERS IN THE COMMUNITY OFFERING?

The Company will allocate shares among subscribers in its sole discretion.

WHERE CAN I GET MORE INFORMATION?

In order to make an informed investment decision, you should read this entire document. You should read the section titled "Risk Factors" especially closely. This section contains important information about the particular risks involved in an investment in the Common Stock. In addition, you should contact:

                            STOCK INFORMATION CENTER
                            KEY CAPITAL CORPORATION
                             7F GWYNNS MILLS COURT
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 363-7050


                                     (vi)

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table summarizes consolidated financial data for the Company and its subsidiaries for the periods indicated. Data for the six months ended June 30, 1998 and 1997 is unaudited but includes all adjustments (all of which are of a normal recurring nature) which management believes are necessary for a fair statement of the results for these periods. The Company's results of operations for the six months ended June 30, 1998 and 1997 do not necessarily indicate what the Company's results of operations will be for the entire fiscal year.

                                      AT OR FOR THE
                                    SIX MONTHS ENDED                      AT OR FOR THE
                                         JUNE 30,                    YEAR ENDED DECEMBER 31,
                                ---------------------    --------------------------------------------------
                                  1998        1997       1997       1996       1995       1994       1993
                                ---------  ----------   ---------  ---------  ---------  ---------  -------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net Interest Income...........  $  9,646   $ 10,079   $ 19,875   $ 20,246   $ 18,641   $ 16,842   $ 14,950
Provision for Loan Losses.....     2,545      3,845      7,623      7,883      3,812      3,124      2,925
Noninterest Income............     4,218      4,475      9,085      7,623      7,036      6,646      5,765
Noninterest Expense...........     8,355      7,888     16,688     18,950     16,685     14,947     12,830
Net Income....................     1,858      1,727      2,835      1,246      3,166      3,605      3,195

SHARE DATA:
Net Income Per Share:
   Basic......................  $   2.29   $   2.13   $   3.50   $   1.54   $   3.91   $   4.45   $   3.94
   Diluted....................      2.25       2.10       3.44       1.52       3.87       4.44       3.93
Cash Dividends Declared
   Per Common Share...........      0.30       0.25       0.55       0.55       0.55      0.375      0.375
Book Value per Common
   Share......................     30.59      27.26      28.62      25.31      24.29      20.31      17.61
Weighted Average Basic
   Common Shares
   Outstanding................   811,505    810,637    811,039    810,331    810,324    810,324    810,324

FINANCIAL CONDITION DATA:
Total Assets..................  $277,688   $258,777   $268,477   $253,038   $237,936   $203,984   $199,831
Loans Receivable, net.........   192,640    196,298    193,654    200,193    183,928    157,845    142,351
Allowance for Loan Losses
  and Other Reserves (1)......     8,300      8,386      8,024      8,254      5,658      5,267      4,362
Total Deposits................   243,467    228,070    235,760    226,513    212,285    182,502    181,352
Total Stockholders' Equity....    24,882     22,114     23,168     20,509     19,685     16,456     14,273

PERFORMANCE RATIOS:
Return on Average Assets (2)..      1.35%      1.36%      1.10%      0.51%      1.43%      1.79%      1.68%
Return on Average Equity (2)..     15.35      16.38      12.95       6.16      17.30      23.83      24.82
Net Interest Margin (3).......      7.35       8.42       8.11       8.78       8.90       8.85       8.27
Net Interest Spread (4).......      6.62       7.90       7.52       8.13       8.33       8.46       7.93
Dividend Payout Ratio.........     13.10      11.74      15.71      35.71      14.07       8.43       9.52
Noninterest Income to
  Total Revenues (5)..........     30.42      30.75      31.37      27.35      27.40      28.29      27.83
Noninterest Income to
  Average Assets..............      3.07       3.51       3.52       3.13       3.18       3.29       3.02
Noninterest Expense to
  Average Assets..............      6.09       6.19       6.46       7.79       7.54       7.40       6.73
Efficiency Ratio (6)..........     60.27      54.20      57.63      68.00      64.98      63.64      61.94

                                     (vii)

                                      AT OR FOR THE
                                    SIX MONTHS ENDED                     AT OR FOR THE
                                         JUNE 30,                   YEAR ENDED DECEMBER 31,
                                -----------------------   -----------------------------------------------
                                 1998         1997          1997      1996      1995     1994      1993
                                -------  --------------   --------  --------  -------- --------  --------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CAPITAL RATIOS:
Average Equity to Average
   Assets.....................    8.82%       8.28%         8.48%      8.32%     8.28%    7.49%     6.75%
Leverage Ratio................    8.73        8.45          8.61       8.13      8.26     8.08      7.16
Total Risk-Based Capital
   Ratio......................   13.45       12.94         13.19      12.30     11.41    13.66     13.05

ASSET QUALITY RATIOS:
Allowance for Loan Losses
   and Other Reserves to
   Gross Loans................    4.13%       4.10%         3.98%      3.96%     2.98%    3.23%     2.97%
Non-Performing Loans to
   Gross Loans................    2.52        2.61          2.41       2.37      3.28     2.47      2.10
Non-Performing Assets to
   Gross Loans Plus Other
   Non-Performing Assets (7)..    3.61        4.06          3.79       3.81      4.05     4.72      4.17
Allowance for Loan Losses
   and Other Reserves to
   Non-Performing Loans.......  163.97      157.13        165.00     166.95     90.98   130.63    141.67
Net Loan Charge-offs to
   Average Loans (2)..........    2.47        3.64          3.88       2.67      1.93     1.60      2.25

------------------------
(1)  Includes $199,000 in non-refundable dealer reserves at June 30, 1998.
(2) Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(3) Net interest margin is net interest income divided by average interest-earning assets. Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(4) Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(5)  Total revenues equals net interest income plus noninterest income.
(6) Efficiency ratio equals noninterest expense divided by the sum of net interest income and noninterest income.
(7) Non-performing assets equal non-performing loans plus other non-performing assets.

                                    (viii)

                                  RISK FACTORS

     In addition to the other information in this Prospectus, investors should carefully consider the following risk factors in deciding whether to purchase the Common Stock.

CREDIT RISKS RELATED TO LENDING SPECIALTIES

     Like any company engaged in the business of lending money, the Company faces the risk that its loans will not be paid back. Because the Company has historically specialized in certain riskier types of lending, however, its risk of loss may be even greater than that faced by other banks. The Company's riskier lending activities include credit card lending, subprime automobile lending, residential construction and development lending and small business lending.

     . CREDIT CARD LENDING. A significant portion of the Company's business has been issuing partially secured credit cards to subprime borrowers. Subprime borrowers are borrowers who would not be able to obtain a credit card through other traditional sources because of their limited credit history, poor repayment history, high debt-to-income ratios or other reasons. As of June 30, 1998, the Company had $41.0 million in outstanding credit card balances which equaled 20% of the loan portfolio. Partially secured credit card loans to subprime borrowers equaled $31.0 million of the Company's $41.0 million in total credit
          card outstandings.   Although the Company receives a higher rate of
          return on these loans, the risk of late payments or non-payment is greater because of the high risk associated with these borrowers. The risk of credit card lending may increase with an economic downturn or recession when these borrowers may be disproportionately affected by increases in the unemployment rates. The Company attempts to reduce these risks through its underwriting procedures and has established reserves in amounts which it believes are sufficient to cover probable losses in these portfolios. The Company cannot assure you, however, that these procedures and reserves will adequately protect the Company against losses.

     . SUBPRIME AUTOMOBILE LENDING. As of June 30, 1998, the Bank had $23.4 million in subprime automobile loans outstanding which equaled 12% of the loan portfolio. The Company originates automobile loans to borrowers who have not been able to obtain financing through traditional sources because of their limited credit history, poor repayment history, high debt-to-income ratios or for other reasons. Although the Company receives high yields on these loans, there are significant risks associated with subprime automobile lending. These risks include: loan defaults; delinquencies; increased costs in underwriting; loan administration and collection; and inability to sell repossessed automobiles at a price sufficient to recoup the loan amount. The risk with this type of lending may increase with an economic downturn or recession when unemployment rates increase.
          While the Company uses underwriting criteria designed to reduce these credit risks and has established reserves in amounts which it believes are sufficient to cover probable losses in these portfolios, the Company cannot assure you that these procedures will protect the Company against losses.

     . CONSTRUCTION LENDING. As of June 30, 1998, the total outstanding balances on the Company's residential construction loans equaled $48.7 million, net of loans in process, and comprised 24% of the Company's total loan portfolio. Residential construction loans have higher interest rates and shorter terms than permanent residential mortgage loans. Construction lending, however, has a higher degree of risk than lending on completed properties because of the uncertainty of the value of the property upon the completion of construction. In addition, the Company is exposed to the risk that delays will increase construction costs so much that the completed house cannot be sold at a profit. The risks associated with residential construction lending are significantly affected by local economic conditions, the supply and demand for new homes, the success of the surrounding development and changes in local government regulations such as zoning, building codes and building moratoriums.

     . DEVELOPMENT LENDING. As of June 30, 1998, outstanding development loans totaled $18.4 million, net of loans in process, and comprised 9% of the Company's total loan portfolio. Borrowers use development loans to finance the acquisition of raw land and to subdivide it into building lots. While development loans also feature shorter terms and higher yields than permanent residential mortgages, development loans expose the Bank to greater risk of loss than residential mortgages, and are even considered riskier than residential construction loans. In addition to the risks inherent in lending on properties whose value depends on the successful completion of the project, development loans are generally outstanding for longer periods than construction loans and expose the Bank to additional risk from delays in obtaining necessary permits. Future and existing development loans may be adversely affected by delays in receiving required government approvals, changing government building codes and regulations and local zoning laws, enforcement of environmental regulations and wetlands preservation laws, a slow down of the local economy, supply and demand for newly built homes or potential building moratoriums and municipal and county anti-growth policies.

     . SMALL BUSINESS LENDING. At June 30, 1998, the Company had $39.2 million in small business loans which equaled 19% of the portfolio. Commercial business lending generally involves greater credit risk than one-to four-family mortgage lending. The repayment of commercial loans depends on the quality of the borrower's management and a number of economic and other factors which induce business failures and depreciate the value of business assets pledged to secure the loan, including competition, insufficient capital, product obsolescence, changes in the cost of production, environmental hazards, weather, changes in laws and regulations and general changes in the marketplace.


INDUSTRY RISKS RELATED TO CONSTRUCTION AND DEVELOPMENT LENDING

     The Company does a significant portion of its lending to builders and developers. Real estate development has historically been a cyclical business. During periods of low interest rates and high employment, housing demand and construction activity increase. If housing demand falters for any reason, the supply of newly built homes and homes under construction can quickly exceed demand. Builders are then forced to discount prices which cuts into their profits and jeopardizes their ability to repay their loans. When new home construction slows down, developers cannot sell their finished lots and are forced to carry properties for longer than planned. If a builder or developer does not have the capital to carry their inventory during a period of slow sales, they are likely to default on their loans. The real estate development industry is also undergoing structural changes. Large publicly traded homebuilders have become a more significant factor in what had been a fragmented industry. Because of the scale on which they operate, these homebuilders generally need larger loans than the Bank can make. To date, these large homebuilders have preferred to purchase finished lots from other developers rather than to develop land themselves. A significant portion of the Bank's development loan customers sell developed lots to these large homebuilders. The Company cannot assure investors that cyclical trends will not cause delinquencies in the construction and development portfolio or that structural changes in the real estate industry will not reduce the market for its construction and development loans.

RISKS RELATED TO PROPOSED VIRGINIA BANK SUBSIDIARY AND BRANCH EXPANSION

     The Company intends to use a portion of the net proceeds from the Offerings to charter and capitalize a new banking subsidiary in Northern Virginia into which it will fold its existing Virginia branch and operations. It is anticipated that chartering the new bank will require at least six months and an initial capitalization of $6.0 to $7.0 million. Until the Company's application for permission to organize the new bank is approved, the funds set aside by the Company for this purpose will be invested in short-term investments. Due to start-up costs and initial capital expenditures, new banks customarily have losses during their initial period of operation. The new bank will be subject to the risks inherent in any new business enterprise and there can be no assurance that the new bank will be profitable after opening. Until the new bank is profitable, it will reduce the profitability of the Company as a whole. As a result, the Company's returns on assets and equity will also be reduced.

     The Bank recently opened a new branch in Cockeysville, Maryland and the Company may open additional branches following the Offerings. Opening new branches will require the Company to incur significant expense. The Company cannot assure investors that the Bank will be able to integrate any new branches
successfully into the current operations of the Bank.   If new branches are not
successfully integrated, the Bank's profits will be reduced. In addition, the Company cannot assure you that the Bank will actually experience any further asset growth, or that the Bank will experience any favorable results if such growth occurs.

NO PRIOR MARKET FOR THE COMMON STOCK; NO ASSURANCE OF ACTIVE AND LIQUID TRADING MARKET

     Prior to the Offerings, there has been no public market for the Common Stock. The Company has applied for quotation of the Common Stock on the Nasdaq National Market. In order to be approved for quotation, at least three broker-dealers must be willing to make a market in the Common Stock. Ryan, Beck has advised the Company that it intends to make a market in the Common Stock following the completion of the Offerings as long as the volume of trading activity and certain other market-making considerations justify it doing so. While the Company hopes to obtain commitments from at least two other broker-dealers to act as market makers, the Company has no assurance that three broker-dealers will make a market in the Common Stock. The development of a liquid public market depends on the participation of willing buyers and sellers, which is not within the control of the Company or any market maker. The Company cannot assure investors that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. Nor is there any assurance that anyone purchasing shares will be able to sell them at or above the purchase price. See "Market for the Common Stock."

SUBSTANTIAL COMPETITION IN THE FINANCIAL SERVICES INDUSTRY

     The Bank faces substantial competition in all phases of its operations from a variety of different competitors. The Bank competes for loans and deposits with other banks and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Bank. Many of these competitors offer services which the Bank does not offer. The Bank seeks to compete against larger banking institutions by emphasizing its local ownership and orientation. The Bank, however, must also compete with other community banks which attempt to compete on the same basis. In the specialty lending area, the Bank faces intense competition from non-bank lenders which are not subject to the same regulatory oversight as the Bank. Because of the high yields offered by these products, new competitors are continually attracted to these lines of business including major companies that are able to make substantial investments in technology and sales networks. These competitors may seek to compete aggressively on the basis of pricing in order to gain market share. This competition may result in a reduction in the Company's profit margins on these loans and even lead the Company to de-emphasize certain products or services.

RECENT STOCK MARKET VOLATILITY

     The market for publicly traded stocks, including the stocks of banks and bank holding companies, has recently been volatile with very wide price swings. The fluctuations in trading prices may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of the Common Stock in the Offerings will be determined through negotiation with Ryan, Beck, as the underwriter. After the Offerings, the trading price of the Common Stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of the Company and the banking industry and general industry and economic conditions. Due to possible continued market volatility and to other factors, including the Risk Factors discussed in this Prospectus, the Company cannot assure you that, following the Offerings, the trading price of the Common Stock will be at or above the initial offering price. See "-- No Prior Market for the Common Stock; No Assurance of Active and Liquid Trading Market."

DEPENDENCE ON KEY PERSONNEL

     The Company's growth and development to date have depended largely on the efforts of its President and Chief Executive Officer, David H. Wells, Jr. and its Executive Vice President, W. Benton Knight. Neither Mr. Wells nor Mr. Knight has an employment contract with the Company or the Bank and neither the Company nor the Bank have key-man life insurance policies on Mr. Wells or Mr. Knight. The loss of Mr. Wells' or Mr. Knight's services for any reason could have a material adverse effect on the Company and the Bank.

CONTROL OF THE COMPANY

     Under the Maryland General Corporation Law, two-thirds of the Company's outstanding shares must approve any merger, consolidation or share exchange involving the Company. Amendments to the Company's Articles of Incorporation also require a two-thirds vote. Because of these provisions, the holders of one-third of the Company's outstanding Common Stock would be able to prevent most business combinations involving the Company even if the proposed business combination was favored by a majority of the shares outstanding. The Board of Directors currently controls over 50% of the outstanding stock and is expected to control ____% of the Common Stock following the Offering. If the Board of Directors voted together as a group, they would be able to prevent most acquisitions of the Company. In addition, the Maryland General Corporation Law restricts business combinations with stockholders who have not been approved by the Board of Directors in advance and limits the voting rights of larger stockholders unless their voting rights have been approved by a vote of the stockholders. See "Description of Capital Stock -- Certain Voting Requirements." These provisions may discourage or prevent a future takeover attempt in which stockholders might otherwise receive a premium for their shares over then current market prices.

GEOGRAPHIC CONCENTRATION

     Substantially all of the Company's construction, development, subprime automobile, small business and mortgage loans are to customers in Central Maryland and Northern Virginia. The Company's growth and profitability depend on economic conditions in these areas. Unfavorable changes in economic conditions affecting these areas such as cutbacks in the federal and local government workforce or downturns in the service, technology and manufacturing industries may have an adverse impact on the Company's loan portfolio and on its operations in general.

TECHNOLOGY RISKS AND YEAR 2000 PROBLEM

     The financial services industry has undergone continual technological change and banks are increasingly dependent on computers in their operations. In addition, many of the products and services which their customers demand can only be offered if a bank invests in sophisticated computers and software. The banking industry's emphasis on technology favors larger banks which have more resources to invest in technological improvements. In order to compete with these larger banks, the Bank must continually evaluate and adopt these new technologies. There can be no assurance that the Bank will successfully implement new technologies or market these new products to its customers.

     Because of its dependence on technology, the banking industry is also vulnerable to computer programming defects, the most notorious of which is the Year 2000 problem. The "Year 2000 Problem" refers to the inability of some computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit date fields that use only two digits to identify the calendar year. These systems may not operate properly when the Year 2000 comes. Because of the prevalence of computers in the financial services industry and throughout the economy, there is substantial uncertainty about the extent to which the Year 2000 Problem will affect the industry. The Company has devoted extensive efforts to addressing the Year 2000 Problem and believes that it has complied with the directives of federal bank regulators in this area. Although the Bank presently believes that, with planned modifications to existing software and conversion to new software, the Year 2000 Problem will not have a material adverse impact on the operations of the Bank, there can be no assurance that this will be the case. The Company is surveying its loan customers regarding their Year 2000 readiness. For a discussion of the expected costs, contingency planning and other aspects of the Year 2000 problem, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Planning."

ABILITY TO MAKE DIVIDEND PAYMENTS

     The Company is a legal entity separate and distinct from the Bank. Because the Company's principal business activity is owning the Bank, the Company's payments of dividends on the Common Stock will generally be funded from dividends received by the Company from the Bank. Maryland law limits the aggregate amount of cash dividends that the Bank may pay to the Company, its sole shareholder. The Bank's ability to make dividend payments to the Company is subject to the Bank's continuing profitable operations and there can be no assurance that future earnings of the Bank will support sufficient dividend payments to the Company.

GOVERNMENT REGULATIONS

     The Company is subject to extensive regulation and supervision. This regulation and supervision is primarily intended to protect depositors in the Bank, not stockholders of the Company. The Company is subject to regulation by the Board of Governors of the Federal Reserve System. The Bank, as a Maryland chartered bank, is subject to supervision by the FDIC and the Division of Financial Regulation of the Maryland Department of Labor, Licensing & Regulation. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material effect on the business, operations and prospects of the Company. Some of these regulations may increase the Company's cost of doing business and place other financial institutions in a stronger competitive position. The Company is unable to predict how its business and earnings will be affected by any fiscal or monetary policies, or new federal or state legislation or regulations, in the future. See "Supervision and Regulation."

INTEREST RATE RISK

     The Bank's profitability largely depends on its net interest income, which is the difference between the interest income it receives from its interest-earning assets and the interest it must pay on its interest-bearing liabilities. Fluctuations in the level of interest rates may reduce the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the value of the Bank's investment securities and other interest-earning assets. Moreover, variations in interest rates also can result in the flow of funds away from depository institutions into other investments, such as stocks and bonds.


                                USE OF PROCEEDS

     The Company estimates that its net proceeds from the sale of the Common Stock will be approximately $_____ million after deducting underwriting fees and estimated offering expenses of $______ at the maximum offering price of $12.00 per share. At the minimum offering price of $10.00 per share, net proceeds would be $____ million after deducting underwriting fees and estimated offering expenses.

     The Company intends to use approximately one-third of the net proceeds to charter and capitalize a new bank subsidiary in Northern Virginia. The Company intends to use the remaining two-thirds of the net proceeds to expand its existing businesses and franchises in Maryland and to expand into other complementary businesses. Until the net proceeds are used for these purposes, the net proceeds may be invested in short-term debt securities or deposits. Although the Company does not currently anticipate any significant change in this allocation of net proceeds, the allocation may vary as necessary to respond to changing circumstances. Accordingly, the Company's management will have broad discretion in the application of the net proceeds.

                          MARKET FOR THE COMMON STOCK

     Prior to the Offerings, there has been no public market for the Common Stock and only isolated privately negotiated sales of the Common Stock have occurred. During the twelve months ended June 30, 1998, sales of the Common Stock took place at prices ranging from $_____ to $_____, as adjusted for the __-for-1 stock split which the Company effected through the payment of a stock dividend on __________, 1998. Because of the illiquid nature of the market, those transactions may not represent the true value of the Common Stock.

     The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "KCCO." In order for the Common Stock to be quoted on the Nasdaq National Market, at least three broker-dealers must be willing to make a market in the Common Stock. Ryan, Beck has advised the Company that it intends to use its best efforts to make a market in the Common Stock and to encourage other securities firms to do the same, but it has no obligation to do so. Making a market involves maintaining bid and asked quotations for the Common Stock and standing ready, as principal, to buy and sell the Common Stock in reasonable quantities at those quoted prices. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will be quoted on the Nasdaq National Market as contemplated.

                                   DIVIDENDS

     The Company has paid semi-annual cash dividends on its Common Stock since 1988. Cash dividends declared per share during each full quarter for the last four fiscal years and the current year to date are presented below:

        QUARTER ENDED     1998   1997   1996    1995    1994
        -------------    ------  -----  -----  ------  ------

          March 31        $  --  $  --  $  --  $   --  $   --
          June 30          0.30   0.25   0.30   0.275   0.125
          September 30       --     --     --      --      --
          December 31             0.30   0.25   0.275    0.25

     Beginning in 1999, the Company expects to pay dividends at an annual rate equal to $_____ per share. Dividends will be paid quarterly rather than semi-annually. The first quarterly dividend is not expected to be declared until the first quarter of 1999.

     Dividends are declared by the Board of Directors in its sole discretion and there can be no assurance that the Company will be legally or financially able to make such payments. Payment of dividends may be limited by Federal and state regulations which restrict a bank's and bank holding company's right to pay dividends (or to make loans or advances to affiliates which could be used to pay dividends). Generally, a bank or bank holding company is prohibited from paying dividends unless it has sufficient net (or retained) earnings and capital as determined by its regulators. See "Supervision and Regulation -- Regulation of the Company -- Dividends and Distributions" and "Supervision and Regulation -- Regulation of the Bank -- Dividend Limitations."


                                    DILUTION

     Purchasers of Common Stock in the Offerings will experience immediate dilution in net tangible book value (stockholders' equity less intangible assets) per share from the initial public offering price. "Net tangible book value per share" is calculated by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of Common Stock outstanding. At June 30, 1998, the net tangible book value of the Common Stock was $_____ per share. Assuming the sale of _____ shares of Common Stock expected to be sold in the Community Offering and the Public Offering, the pro forma tangible book value per share at June 30, 1998 would have been $_____ and $_____ at the minimum and maximum price per share, respectively. This would represent an immediate increase in tangible book value of $_____ and $_______, respectively, to existing stockholders and an immediate dilution to new investors of $_____ and $_____ per share.

                                                                        MINIMUM    MAXIMUM
                                                                        -------    -------
    Initial public offering price per share...........................  $          $
        Net tangible book value per share before Offering.............
        Increase per share attributable to new investors..............
                                                                        -------    -------
    Pro forma net tangible book value per share after Offering........
                                                                        -------    -------
    Dilution per share to new investors...............................  $          $
                                                                        =======    =======

                                 CAPITALIZATION

    The following table shows the capitalization of the Company, at June 30, 1998, on both an actual basis and as adjusted for the issuance of ______ shares of Common Stock offered in the Offerings at the minimum and maximum prices of $10.00 and $12.00 per share and the use of the estimated net proceeds as described in "Use of Proceeds." Investors should read this table along with the Company's Consolidated Financial Statements and accompanying notes which are contained elsewhere in this Prospectus.

                                                                              JUNE 30, 1998
                                                                   -----------------------------------
                                                                    ACTUAL         AS ADJUSTED (1)
                                                                   --------  -------------------------
                                                                                 MINIMUM      MAXIMUM
                                                                             -------------   ---------
                                                                         (DOLLARS IN THOUSANDS)
Stockholders' equity:
   Common Stock, $1.00 par value, 20,000,000 shares authorized;
     813,370 shares issued and outstanding.......................  $   813   $               $
   Additional paid-in capital....................................      786
   Retained earnings.............................................   23,330
   Accumulated other comprehensive income, net...................      (47)
                                                                   -------   -------------   ---------
        Total stockholders' equity...............................  $24,882   $               $
                                                                   =======   =============   =========

Capital ratios:
   Total risk-based capital ratio................................    13.45%               %           %
   Tier 1 risk-based capital ratio...............................    12.17
   Leverage ratio................................................     8.73

-------------------------

(1) Assumes in each case no exercise of the over-allotment option which is expected to be granted to the Underwriter in the Public Offering. See "The Offerings -- Public Offering."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data for the Company and its subsidiaries for each of the periods indicated. Data for the six months ended June 30, 1998 and 1997 is unaudited but includes all adjustments (all of which are of a normal recurring nature) which management believes are necessary for a fair statement of the results for these periods. Certain ratio data for the six months ended June 30, 1998 and 1997 has been annualized. The Company's results of operations for the six months ended
June 30, 1998 do not necessarily indicate what the Company's results of operations will be for the entire fiscal year.

                                            AT OR FOR THE
                                           SIX MONTHS ENDED                            AT OR FOR THE
                                               JUNE 30,                          YEAR ENDED DECEMBER 31,
                                       -----------------------  ------------------------------------------------------
                                         1998        1997          1997      1996        1995       1994       1993
                                       ---------  ------------  ---------  ---------  ----------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net Interest Income..................  $  9,646    $ 10,079     $ 19,875    $ 20,246    $ 18,641   $ 16,842   $ 14,950
Provision for Loan Losses............     2,545       3,845        7,623       7,883       3,812      3,124      2,925
Noninterest Income...................     4,218       4,475        9,085       7,623       7,036      6,646      5,765
Noninterest Expense..................     8,355       7,888       16,688      18,950      16,685     14,947     12,830
Net Income...........................     1,858       1,727        2,835       1,246       3,166      3,605      3,195

SHARE DATA:
Net Income Per Share:
    Basic............................  $   2.29    $   2.13     $   3.50    $   1.54    $   3.91   $   4.45   $   3.94
    Diluted..........................      2.25        2.10         3.44        1.52        3.87       4.44       3.93
Cash Dividends Declared
    Per Common Share.................      0.30        0.25         0.55        0.55        0.55      0.375      0.375
Book Value per Common
    Share............................     30.59       27.26        28.62       25.31       24.29      20.31      17.61
Weighted Average Basic
    Common Shares
    Outstanding......................   811,505     810,637      811,039     810,331     810,324    810,324    810,324
Weighted Average Diluted
    Common Shares
    Outstanding......................   826,514     823,915      824,142     820,429     817,352    812,321    812,321

FINANCIAL CONDITION DATA:
Total Assets.........................  $277,688    $258,777     $268,477    $253,038    $237,936   $203,984   $199,831
Loans Receivable, net................   192,640     196,298      193,654     200,193     183,928    157,845    142,351
Allowance for Loan  Losses
  and Other Reserves (1).............     8,300       8,386        8,024       8,254       5,658      5,267      4,362
Total Deposits.......................   243,467     228,070      235,760     226,513     212,285    182,502    181,352
Total Stockholders' Equity...........    24,882      22,114       23,168      20,509      19,685     16,456     14,273

PERFORMANCE RATIOS:
Return on Average Assets (2).........      1.35%       1.36%        1.10%       0.51%       1.43%      1.79%      1.68%
Return on Average Equity (2).........     15.35       16.38        12.95        6.16       17.30      23.83      24.82
Net Interest Margin (3)..............      7.35        8.42         8.11        8.78        8.90       8.85       8.27
Net Interest Spread (4)..............      6.62        7.90         7.52        8.13        8.33       8.46       7.93
Dividend Payout Ratio................     13.10       11.74        15.71       35.71       14.07       8.43       9.52
Noninterest Income to
  Total Revenues (5).................     30.42       30.75        31.37       27.35       27.40      28.29      27.83
Noninterest Income to
  Average Assets.....................      3.07        3.51         3.52        3.13        3.18       3.29       3.02
Noninterest Expense to
  Average Assets.....................      6.09        6.19         6.46        7.79        7.54       7.40       6.73
Efficiency Ratio (6).................     60.27       54.20        57.63       68.00       64.98      63.64      61.94
(table continued on following page)


                                           AT OR FOR THE
                                         SIX MONTHS ENDED                         AT OR FOR THE
                                              JUNE 30,                        YEAR ENDED DECEMBER 31,
                                      ----------------------  -----------------------------------------------------
                                         1998        1997        1997       1996       1995      1994       1993
                                      ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CAPITAL RATIOS:
Average Equity to Average
   Assets............................    8.82%        8.28%       8.48%       8.32%     8.28%      7.49%      6.75%
Leverage Ratio.......................    8.73         8.45        8.61        8.13      8.26       8.08       7.16
Total Risk-Based Capital
   Ratio.............................   13.45        12.94       13.19       12.30     11.41      13.66      13.05

ASSET QUALITY RATIOS:
Allowance for Loan Losses
   and Other Reserves to
   Gross Loans.......................    4.13%        4.10%       3.98%       3.96%     2.98%      3.23%      2.97%
Non-performing Loans to
   Gross Loans.......................    2.52         2.61        2.41        2.37      3.28       2.47       2.10
Non-Performing Assets to
   Gross Loans Plus Other
   Non-Performing Assets (7).........    3.61         4.06        3.79        3.81      4.05       4.72       4.17
Allowance for Loan Losses
   and Other Reserves to
   Non-Performing  Loans.............  163.97       157.13      165.00      166.95     90.98     130.63     141.67
Net Loan Charge-offs to
   Average Loans.....................    2.47         3.64        3.88        2.67      1.93       1.60       2.25

-------------------------

(1)  Includes $199,000 in non-refundable dealer reserves at June 30, 1998.
(2) Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(3) Net interest margin is net interest income divided by average interest-earning assets. Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(4) Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Ratios for the six months ended June 30, 1998 and 1997 have been annualized.
(5)  Total revenues equals net interest income plus noninterest income.
(6) Efficiency ratio equals noninterest expense divided by the sum of net interest income and noninterest income.
(7) Non-performing assets equals non-performing loans plus other non-performing assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist investors in understanding the financial condition and results of operations of the Company. The information contained in this section should be read along with the Consolidated Financial Statements and accompanying Notes contained elsewhere in this Prospectus. The data presented for the six-month periods ended June 30, 1998 and 1997, are derived from the unaudited interim financial statements of the Company and include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data for such periods.

OVERVIEW

     The Company's operating strategy has historically involved the development of profitable niche products that offer attractive rates of return. While this strategy entails additional credit risk, the Company believes that its experience in these areas as well as its disciplined pricing and reserve practices allow it to manage these risks. Currently, the Company concentrates on five principal business lines:

 .    RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LENDING.  The Bank has
     focused on residential construction and development lending since its founding. At June 30, 1998, the total outstanding balances on the Bank's construction and development loans approximated $67.1 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. Since residential construction and development loans generally have relatively short terms and bear floating rates of interest, they reduce the Company's exposure to the risk that increases in market interest rates will make these loans unprofitable. These loans are repaid as the lots or houses are sold which helps limit the Bank's exposure to an individual borrower or project. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

 .    CREDIT CARD LENDING AND OPERATIONS.  At June 30, 1998, the Bank had a
     $41.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Over the past several years, the high returns on partially secured lending to subprime borrowers have attracted many new competitors into this market. Many of these competitors have offered credit cards to subprime borrowers on much easier terms than the Bank and the Bank reduced the collateral requirements for its cards to remain competitive. After experiencing declining profitability as a result of increased origination costs and increased charge-offs, however, the Bank de-emphasized the issuance of partially secured credit cards in favor of processing credit cards for others. Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See "Business -- Credit Card Processing."

 .    SMALL BUSINESS LENDING.  The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At June 30, 1998, the Company's small business loan portfolio totaled $39.2 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. In order to reach out to this customer base, the Bank has placed a commercial loan officer in each of its branches. For the past two years, the Bank has been the largest originator of SBA guaranteed loans in the SBA

     Baltimore Region. Management believes that the Bank's SBA lending expertise gives it an additional advantage in reaching the small business borrower who is not being served by larger banks while allowing the Bank to reduce its credit risk through SBA guarantees. The Bank also profits from sales of the guaranteed portion of the loan in the secondary market. See "Business --Lending Activities."

 .    SUBPRIME AUTOMOBILE LENDING.  The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At June 30, 1998, the Company's subprime automobile loan portfolio totaled $23.4 million. The Bank mainly originates its automobile loans through automobile dealers who take the application from the customer and send it to the Bank for approval. The Bank competes in this area through marketing and responsive service while using disciplined pricing and underwriting procedures to control credit risk. The Bank is evaluating an extension of its business into automobile leasing to increase financing opportunities for the Bank. See "Business -- Lending Activities."

 .    MORTGAGE BANKING.  The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the six months ended June 30, 1998, the Company originated $53.3 million in mortgage loans held for sale. The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank does not service these loans after the sale. See "Business -- Lending Activities."

     Since 1995, competition and the tightening of credit standards by the Company to control the level of net charge-offs have reduced the balances in the partially secured credit card and subprime automobile loans while balances in small business and residential development and construction lending have increased significantly. Although this shift and the general decline in market interest rates have reduced portfolio yields and narrowed the Company's net interest margin, the Company has continued to maintain higher than peer margins and returns on assets and equity. The Company's net interest margin for the six months ended June 30, 1998 was 7.35% (annualized) compared to 8.42% (annualized) for the six months ended June 30, 1997. Net interest margins for the years ended December 31, 1997, 1996 and 1995 were 8.11%, 8.78% and 8.90%, respectively. Annualized returns on average assets for the six months ended June 30, 1998 and 1997 were 1.35% and 1.36%, respectively, and for the years ended December 31, 1997, 1996 and 1995 were 1.10%, 0.51% and 1.43%, respectively. Annualized returns on average equity for the six months ended June 30, 1998 and 1997 were 15.35% and 16.38%, respectively. For the years ended December 31, 1997, 1996 and 1995, the Company's returns on average equity were 12.95%, 6.16% and 17.30%, respectively. The Company's returns on average assets and average equity for the year ended December 31, 1996 were adversely affected by a one-time special assessment imposed on all SAIF-insured institutions. The special assessment resulted in an after-tax charge to the Company of $775,000. Without this special assessment, the Company's returns on average assets and average equity would have been 0.83% and 9.98%, respectively for the year ended December 31, 1996.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997 AND
1996

     At June 30, 1998, the Company's total assets were $277.7 million, a $9.2 million, or 3.4%, increase from $268.5 million at December 31, 1997, and a $24.7 million, or 9.7% increase from $253.0 million at December 31, 1996. The Company's asset growth since the end of the last fiscal year was due mainly to a $6.8 million, or 143.1%, increase in mortgage loans held for sale to $11.6 million from $4.8 million. The Company has substantially increased its mortgage banking activities during the most recent six months. For the six months ended June 30, 1998, the Company originated $53.3 million in mortgage loans held for sale and sold $46.5 million in such loans. This compares to originations of $17.8 million in the 1997 six-month period and sales of $15.2 million in such loans in the 1997 period. Also contributing to the increase in assets was a $4.2 million increase in cash on hand and due from banks and short-term investments as the Company increased its liquidity for funding anticipated loan originations and construction and development loan draws.

     The increase in assets between December 31, 1997 and December 31, 1996 occurred primarily in the Company's portfolio of investment securities available for sale which increased by $11.0 million, or 74.4%, to $25.8 million at December 31, 1997 from $14.8 million at December 31, 1996. The Company maintains the investment securities portfolio primarily for liquidity purposes. Short-term investments increased $7.9 million, or 110.9%, to $15.0 million at December 31, 1997 from $7.1 million at December 31, 1996. The increase in investment securities available for sale and short-term investments between the periods reflects anticipated funding needs as well as the increased level of liquid assets required for the Bank to operate as a state non-member bank.

     Over the past two fiscal years and interim period, the Company's loan portfolio has declined from $200.2 million at December 31, 1996 to $193.7 million at December 31, 1997 and $192.6 million at June 30, 1998. The decline in the loan portfolio is due to a reduction in the partially secured credit card portfolio. The partially secured credit card portfolio has declined from $43.8 million at December 31, 1996 to $36.0 million at December 31, 1997 and $31.0 million at June 30, 1998. Also contributing to the decline in the loan portfolio was a decline in indirect automobile loans from a total of $29.9 million at December 31, 1996 to $24.3 million at December 31, 1997 and to $23.4 million at June 30, 1998. This decline was a direct result of tightening of the Company's credit standards in October 1996 which has reduced new loan originations. During this period, the Company focused its portfolio lending activities on residential construction and development lending. The Company's portfolio of these loans grew from $54.4 million at December 31, 1996 to $60.6 million at December 31, 1997 and $67.1 million at June 30, 1998. The Company has also devoted a significant portion of its portfolio lending activities to small business lending. During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, the Company originated $13.4 million, $14.6 million and $3.3 million, respectively, in these loans.

     The Company funded its asset growth from several sources. Since December 31, 1996, deposits have grown from $226.5 million to $235.8 million at December 31, 1997 and $243.5 million at June 30, 1998. The bulk of deposit growth has been in certificates which have grown from $149.1 million at December 31, 1996 to $162.7 million at December 31, 1997 and $174.2 million at June 30, 1998. In addition, during the six months ended June 30, 1998, the Company obtained $2.0 million in advances from the FHLB of Atlanta to match fund a long-term commercial loan.

     Stockholders' equity grew by $2.7 million, or 13.0%, from $20.5 million at December 31, 1996 to $23.2 million at December 31, 1997 and grew by an additional $1.7 million, or 7.4%, to $24.9 million during the six months ended June 30, 1998. The growth in stockholders' equity was due to the growth in retained earnings which rose $2.4 million, or 12.4%, between December 31, 1996 and 1997 and rose $1.6 million, or 7.4%, during the six months ended June 30, 1998. Stockholders' equity as a percentage of total assets was 8.11% at December 31, 1996, 8.63% at December 31, 1997 and 8.96% at June 30, 1998.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     GENERAL. For the six months ended June 30, 1998, the Company's earnings rose to $1.9 million ($2.25 per diluted share) compared to $1.7 million ($2.10 per diluted share) for the six months ended June 30, 1997. The improvement in earnings was primarily attributable to a lower provision for loan losses which more than offset declines due to decreases in net interest income, higher noninterest expenses and lower noninterest income.

     For the year ended December 31, 1997, the Company reported net income of $2.8 million ($3.44 per diluted share) compared to $1.2 million ($1.52 per diluted share) for the year ended December 31, 1996 and $3.2 million ($3.87 per diluted share) for the year ended December 31, 1995. Net income for 1996 was adversely affected by a one-time nonrecurring after-tax expense of $775,000 to help recapitalize SAIF. Without this one-time expense, net income would have
been $2.0 million ($2.46 per diluted share).   The improvement in net income
during the 1997 fiscal year as compared to fiscal year 1996 was principally the result of a reduction in noninterest expense due to lower federal deposit insurance premiums and advertising expense relating to the Bank's de-emphasis on the originating of partially secured credit card loans. The decline in net income between fiscal years 1996 and 1995 was principally due to a higher provision for loan losses and an increase in noninterest expense resulting from an increase in advertising expense related to the Bank's partially secured credit card lending program and the one-time SAIF special assessment during 1996.

     NET INTEREST INCOME. The primary component of the Company's net income is its net interest income. Net interest income is the difference between the income earned on interest-earning assets and the interest paid on the deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, is the Company's net interest margin.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by changes in volume) have been allocated between changes in volume and changes in rate in proportion to the absolute values of each.

                                   SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                             --------------------------------   ----------------------------------------------------------------
                                   1998       VS.      1997        1997      VS.      1996        1996      VS.        1995
                             --------------------------------   -----------------------------   --------------------------------
                              INCREASE (DECREASE)                INCREASE (DECREASE)             INCREASE (DECREASE)
                                    DUE TO                            DUE TO                          DUE TO
                             -------------------      NET       ------------------     NET      -------------------     NET
                              AVERAGE   AVERAGE    INCREASE/    AVERAGE    AVERAGE   INCREASE/   AVERAGE    AVERAGE   INCREASE/
                               VOLUME     RATE      DECREASE     VOLUME     RATE     DECREASE    VOLUME      RATE     DECREASE
                             -------------------  -----------   -------   --------   --------   --------    -------   ----------
                                                                         (IN THOUSANDS)
Interest Income:
  Loans (net of unearned
         income)
     Permanent one-to-
      four-family
          residential......    $ (81)    $(124)      $(205)     $ (142)    $(185)     $ (327)   $ (688)   $   (44)     $ (732)
     Residential
      construction and
          development......      598         5         603         114       308         422       348       (590)       (242)
     Commercial loans......       73        39         112       1,200      (448)        752     1,508       (301)      1,207
     Consumer:
        Indirect automobile     (451)       (6)       (457)       (339)     (303)       (642)    2,200         67       2,267
        Other consumer
         loans.............        7        57          64         (43)        6         (37)      (93)      (146)       (239)
     Credit card...........     (725)      (61)       (786)       (501)     (154)       (655)      671       (898)       (227)
     Loans held for sale...      362         1         363          59        (4)         55        67         24          91
  Mortgage-backed
   securities
   available for sale......      (56)       15         (41)       (105)      (87)       (192)     (196)       (86)       (282)
  Interest-bearing bank
   balances................      203       (40)        163          87         3          90       185        (62)        123
  Treasury notes and
   agencies held
    to maturity............      310       (11)        299         641        91         732        23        (46)        (23)
  Other earning  assets....        1        --           1           3         1           4         7          1           8
                               -----     -----       -----      ------     -----      ------    ------    -------      ------
        Total interest
         income............      241      (125)        116         974      (772)        202     4,032     (2,081)      1,951
                               -----     -----       -----      ------     -----      ------    ------    -------      ------

Interest Expense:
   Savings.................        2        (7)         (5)        (26)      (12)        (38)      (11)       (80)        (91)
   Interest-bearing demand
    and money
     market accounts.......      (10)        4          (6)          4       (19)        (15)      (23)      (107)       (130)
   Certificates of deposit.      518        53         571       1,269      (189)      1,080     1,067         46       1,113
   Deposits
    collateralizing credit
    card
     loans.................      (42)        3         (39)       (148)     (375)       (523)      (80)      (453)       (533)
   Other borrowed funds....       26         2          28          57        12          69       (13)        --         (13)
                               -----     -----       -----      ------     -----      ------    ------    -------      ------
        Total interest
         expense...........      494        55         549       1,156      (583)        573       940       (594)        346
                               -----     -----       -----      ------     -----      ------    ------    -------      ------
Change in net interest
 income                        $(253)    $(180)      $(433)     $ (182)    $(189)     $ (371)   $3,092    $(1,487)     $1,605
                               =====     =====       =====      ======     =====      ======    ======    =======      ======

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth the average balances of the Company's assets and liabilities and includes the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. These average yields and costs are derived by dividing each category of income or expense by the average balance of the related assets or liabilities, respectively, for the periods presented. Interim period data has been annualized. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.

                                                              SIX MONTHS ENDED JUNE 30,
                                          -----------------------------------------------------------------
                                                       1998                             1997
                                          -------------------------------   -------------------------------
                                          AVERAGE                AVERAGE    AVERAGE                AVERAGE
                                          BALANCE   INTEREST   YIELD/COST   BALANCE   INTEREST   YIELD/COST
                                          -------   --------   ----------   -------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
  Loans (net of unearned income)
   (1):
    Permanent one- to four-family
     residential...................       $29,559   $ 1,267       8.57%    $ 31,352   $ 1,472      9.39%
    Residential construction and
     development...................        63,680     3,883      12.20       53,857     3,280     12.18
    Commercial loans...............        37,903     2,259      11.92       36,677     2,147     11.71
    Consumer:
       Indirect automobile.........        23,650     2,292      19.38       28,312     2,749     19.42
       Other consumer loans........         2,471       220      17.81        2,361       156     13.21
    Credit card....................        42,864     3,632      16.95       51,404     4,418     17.19
                                          -------    ------                 -------    ------
     Total.........................       200,127    13,553      13.54      203,963    14,222     13.95
                                          -------    ------                 -------    ------
Loans held for sale................        12,293       430       7.00        1,932        67      6.94
Mortgage-backed securities
 available for sale................         1,423        31       4.36        4,139        72      3.48
Interest-bearing bank balances.....        19,079       434       4.55       10,323       271      5.25
Treasury notes and agencies held
 to maturities.....................        28,566       859       6.01       18,259       560      6.13
Other earning assets...............           816        29       7.11          779        28      7.19
                                          -------    ------                 -------    ------
     Total earning assets..........       262,304    15,336      11.69      239,395    15,220     12.72
                                          -------    ------                 -------    ------
Allowance for loan losses..........        (8,103)                           (8,259)
Other assets.......................        20,223                            23,590
                                          -------                           -------
     Total assets..................      $274,424                           254,726
                                          =======                           =======

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
   Deposits
       Savings.....................       $14,923   $   222       2.98%    $ 14,779   $   227      3.07%
       Interest-bearing demand and
        money market accounts......        19,436       269       2.77       20,165       275      2.73
       Certificates of deposit.....       167,039     4,987       5.97      149,780     4,416      5.90
       Deposits collateralizing
        credit card loans..........        21,921       151       1.38       27,882       190      1.36
                                          -------    ------                 -------    ------
         Total interest-bearing
          deposits.................       223,319     5,629       5.04      212,606     5,108      4.81
   Other borrowed funds............         1,186        61      10.29          671        33      9.84
                                          -------    ------                 -------    ------
         Total interest-bearing
          liabilities..............       224,505     5,690       5.07      213,277     5,141      4.82
Demand deposits....................        14,454                            14,242
Other liabilities..................        11,248                             6,125
Stockholders' equity...............        24,217                            21,082
                                          -------                           -------
     Total liabilities and
      stockholders' equity.........      $274,424                       $   254,726
                                          =======                           =======
Interest rate spread (average
 yield less average rate)..........                              6.62%                             7.90%
                                                               ======                            ======
Net interest income (interest
 income less interest expense).....                  $9,646                           $10,079
                                                     ======                            ======
Net interest margin (net interest
 income/total earning
  assets)..........................                              7.35%                             8.42%
                                                               ======                            ======

----------
(1)  Includes nonaccrual loans.

                                                                           YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                                                 1997                           1996                             1995
                                     ----------------------------   ------------------------------   ----------------------------
                                                         AVERAGE                           AVERAGE                        AVERAGE
                                     AVERAGE             YIELD/     AVERAGE                YIELD/    AVERAGE              YIELD/
                                     BALANCE   INTEREST   COST      BALANCE   INTEREST     COST      BALANCE    INTEREST   COST
                                     -------   --------   ----      -------   --------     ----      -------    --------   ----
                                                                        (DOLLARS IN THOUSANDS)
ASSETS:
  Loans (net of unearned income)(1):
    Permanent one- to four-family
     residential...................  $ 30,612   $ 2,750    8.98%   $ 32,138   $  3,077      9.57%   $ 39,364   $ 3,809     9.68%
    Residential construction and
     development...................    55,307     6,820   12.33      54,344      6,398     11.77      51,551     6,640    12.88
    Commercial loans...............    37,879     4,536   11.97      28,150      3,784     13.44      17,128     2,577    15.05
    Consumer:
       Indirect automobile.........    26,838     5,212   19.42      28,540      5,854     20.51      17,814     3,587    20.14
       Other consumer loans........     2,419       335   13.85       2,727        372     13.64       3,287       611    18.59
    Credit card....................    49,146     8,441   17.18      52,046      9,096     17.48      48,405     9,323    19.26
                                     --------   -------            --------   --------              --------   -------
    Total..........................   202,201    28,094   13.89     197,945     28,581     14.44     177,549    26,547    14.95
                                     --------   -------            --------   --------              --------   -------
Loans held for sale................     3,036       222    7.31       2,233        167      7.48       1,277        76     5.95
Mortgage-backed securities
 available for sale................     3,912       111    2.84       6,863        303      4.41      11,063       585     5.29
Interest-bearing bank balances.....    14,524       727    5.01      12,763        637      4.99       9,163       514     5.61
Treasury notes and agencies held
 to maturities.....................    20,659     1,276    6.18      10,117        544      5.38       9,706       567     5.84
Other earning assets...............       782        56    7.16         739         52      7.04         644        44     6.83
                                     --------   -------            --------   --------              --------   -------
     Total earning assets..........   245,114    30,486   12.44     230,660     30,284     13.13     209,402    28,333    13.53
                                                -------                       --------                         -------
Allowance for loan losses..........    (8,222)                       (6,475)                          (5,092)
Other assets.......................    21,392                        19,016                           16,831
                                     --------                      --------                         --------
     Total assets..................  $258,284                      $243,201                         $221,141
                                     ========                      ========                         ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
 Deposits
      Savings......................  $ 14,739   $   457    3.10%   $ 15,585   $    495      3.18%   $ 15,896       586     3.69%
      Interest-bearing demand and
       money market
        accounts...................    20,231       561    2.77      20,094        576      2.87      20,795       706     3.40
      Certificates of deposit......   153,538     9,153    5.96     132,252      8,073      6.10     114,809     6,960     6.06
      Deposits collateralizing
       credit card loans...........    26,243       359    1.37      32,574        882      2.71      34,629     1,415     4.09
                                     --------   -------            --------   --------              --------   -------
          Total interest-bearing
           deposits................   214,751    10,530    4.90     200,505     10,026      5.00     186,129     9,667     5.19
     Other borrowed funds..........       823        81    9.84         200         12      6.00         423        25     5.91
                                     --------   -------            --------   --------              --------   -------
         Total interest-bearing
          liabilities..............   215,574    10,611    4.92     200,705     10,038      5.00     186,552     9,692     5.20
Demand deposits....................    14,104                        15,835                            9,905
Other liabilities..................     6,709                         6,417                            6,383
Stockholders' equity...............    21,897                        20,244                           18,301
                                     --------                      --------                         --------
     Total liabilities and
      stockholders' equity.........  $258,284                      $243,201                         $221,141
                                     ========                      ========                         ========
Interest rate spread (average
 yield less average rate)..........                        7.52%                            8.13%                          8.33%
                                                           ====                             ====                           ====
Net interest income (interest
 income less interest
   expense)........................             $19,875                       $ 20,246                         $18,641
                                                =======                       ========                         =======
Net interest margin (net interest
 income/total earning
  assets)..........................                        8.11%                            8.78%                          8.90%
                                                           ====                             ====                           ====
----------

(1)  Includes nonaccrual loans.

     The Company's net interest income for the six months ended June 30, 1998 was $9.6 million compared to $10.1 million during the six months ended June 30, 1997, a decline of $433,000, or 4.3%. The reduction in the Company's net interest income was driven by a $549,000, or 10.7%, increase in interest expense
which offset a $116,000, or 0.8% increase in interest income.   Average loans
outstanding decreased by $3.8 million, or 1.9%, between the periods and the average yield declined to 13.54% during the six months ended June 30, 1998 compared to a 13.95% yield during the six months ended June 30, 1997. This 41 basis point reduction in yield was primarily due to a $8.5 million, or 16.6%, decline in average credit card outstandings to $42.9 million with a 16.95% average yield for the 1998 period from $51.4 million with a 17.19% average yield for the 1997 period. The Company also experienced a $4.7 million, or 16.5%, decline in average indirect automobile loans to $23.7 million with a 19.38% yield for the 1998 period from $28.3 million with a 19.42% average yield for the 1997 period. By contrast, the increase in loan volume consisted of a $9.8 million or 18.2% increase in residential construction and development loans, to $63.7 million with a yield of 12.20% during the 1998 period from $53.9 million with an average yield of 12.18% during the 1997 period. The cost of interest-bearing liabilities increased to 5.07% during the 1998 period from 4.81% during the 1997 period primarily as a result of an increase in certificates of deposit to $167.0 million at an average cost of 5.97% during the 1998 period from $149.8 million at an average cost of 5.90% during the 1997 period and a reduction of $6.0 million in deposits collateralizing credit card loans at an average cost of 1.38% during the 1998 period. As a result of these factors, the Company's net interest margin decreased from an annualized 8.42% during the 1997 period to an annualized 7.35% during the six months ended June 30, 1998. An increase in average mortgage loans held for sale of $10.4 million with an average yield of 7.00% during the 1998 period along with an increase of $8.8 million in interest-bearing bank balances and an increase of $10.3 million in treasury notes and agencies held to maturity contributed to a $22.9 million increase in interest-earning assets to $262.3 million for the 1998 period from $239.4 million for the 1997 period.

     Net interest income for the year ended December 31, 1997 totaled $19.9 million, a $371,000, or 1.8%, decrease from the year ended December 31, 1996. The decline in net interest income reflects an increase in interest expense attributable to an increase in funding from certificates of deposit which helped increase overall interest expense by $573,000, or 5.70%, and offset a $202,000, or 0.7%, increase in interest income. The $6.3 million, or 19.4%, decrease in average deposits collateralizing credit card loans during the period contributed to the increased use of certificates for funding purposes. As partially secured credit card loans decline, the deposits collateralizing such loans are expected to also decline. Since the Bank pays lower rates on these deposits than on its other deposits, the Bank's cost of funds is expected to increase. The average volume of certificates of deposit increased $21.3 million, or 16.1%, to $153.5 million primarily as the result of deposits from the Bank's branch offices in Eldersburg and Leesburg which opened in 1996. Although the average volume of interest-earning assets increased by $14.5 million, or 6.3% between the periods, a significant portion of this increase ($10.5 million) occurred in the investment securities portfolio which has a lower yield than the loan portfolio. In addition, yields on the loan portfolio declined by 55 basis points putting additional pressure on the Company's net interest margin which declined to 8.11% during 1997 from 8.78% during 1996. The decline in portfolio yields was due to a decrease of $2.9 million, or 5.6%, to $49.1 million in credit card loans with an average yield of 17.18% during 1997 and a decrease of $1.7 million, or 6.0%, to $26.8 million in indirect automobile loans with an average yield of 19.42% during 1997. Average commercial loans grew by $9.7 million or 34.6% to $37.9 million in 1997. However, the average yield on commercial loans decreased to 11.97% in 1997 from 13.44% in 1996 primarily as a result of reduced accretion of discounts on purchased SBA loans.

     Net interest income for 1996 increased $1.6 million to $20.2 million, or 8.6%, over 1995 as interest income increased by $2.0 million, or 6.9%, compared to a $346,000, or 3.6%, increase in interest expense. The increase in interest income was principally the result of growth in the average volume of loans which increased $20.4 million, or 11.5%, to $197.9 million during 1996. Commercial loans grew by $11.0 million, or 64.4%, to $28.2 million and indirect automobile loans grew by $10.7 million or 60.2% to $28.5 million during 1996. Credit card loans grew by $3.6 million, or 7.5%, to $52.0 million during 1996. Partially offsetting these increases was a $7.2 million, or 18.4%, decrease to $32.1 million in residential mortgage loans. This increase was partially offset by a 51 basis point decline in the yield on the loan portfolio, due to lower rates caused by competitive pressures in the Company's credit card loans and reduced accretion of the discount on purchased SBA loans. The increase in interest expense was driven by a $14.2 million, or 7.7%, increase in the volume of interest-bearing liabilities which was moderated by a 20 basis point decline in the rate paid on such liabilities primarily as a result of a reduction in the average rate paid on deposits collateralizing credit card loans to 2.71% in 1996 from 4.09% in 1995. As a result of these factors, the Company's net interest margin for 1996 eased to 8.78% from 8.90% in the prior year.

     PROVISION FOR LOAN LOSSES. The Company's provision for loan losses for the six months ended June 30, 1998 was $2.5 million compared to $3.8 million in the prior period. For the year ended December 31, 1997, the Company provided $7.6 million for loans losses compared to $7.9 million and $3.8 million in provisions during the years ended December 31, 1996 and 1995. The Company charges provisions against income in an amount determined by management to be sufficient to maintain the allowance for loan losses at an amount deemed adequate for the risks inherent in the loan portfolio. During 1996 and 1997, loan loss provisions were increased in response to increased charge-offs and delinquencies in the Company's partially secured credit card and automobile loan portfolios. These trends, however, reversed in late 1997, due to tightened underwriting standards and lower balances in these portfolios, leading to lower provisions in 1998. See "Business -- Non-Performing Assets and Allowance for Loan Losses."

     NONINTEREST INCOME. The Company has developed various sources of fee income to supplement its net interest income. The following table sets forth the Company's noninterest income for the periods indicated.

                                                     SIX MONTHS                 YEAR ENDED
                                                   ENDED JUNE 30,              DECEMBER 31,
                                                ------------------  --------------------------------
                                                 1998      1997        1997         1996       1995
                                                ------  ----------  ----------  ------------  ------
                                                                   (IN THOUSANDS)

Service fees on deposits......................  $  239   $  178      $  408       $  323     $  300
Credit card processing income.................     675      140         316           52        108
Credit card fees, service charges and
   related income.............................   2,514    3,212       6,191        5,700      5,780
Gain on sale of SBA loans.....................     238      237         544          483         75
Gain on sale of mortgage loans held for sale..     347      299         756          322         85
Other operating income........................     205      409         870          743        688
                                                ------   ------      ------       ------     ------
          Total noninterest income............  $4,218   $4,475      $9,085       $7,623     $7,036
                                                ======   ======      ======       ======     ======


     Noninterest income for the six months ended June 30, 1998 declined $257,000, or 5.7%, compared to the prior year due mainly to a $698,000, or 21.7%, decrease in credit card fees, service charges and related income and a $204,000, or 50.0%, reduction in other operating income. The declines in these categories of noninterest income more than offset a $535,000, or 382.1%, rise in credit card processing income. The declines in credit card fees, service charges and related income (which includes annual fees, interchange fees, premiums on credit life insurance and late charges) and the increase in processing income reflect the Company's change in emphasis from credit card issuance to credit card processing.

     For the year ended December 31, 1997, the Company reported noninterest income of $9.1 million, an increase of $1.5 million, or 19.2%, over the $7.6 million in noninterest income reported during the year ended December 31, 1996. The increase in noninterest income during the 1997 fiscal year is primarily attributable to a $491,000, or 8.6%, increase in credit card fees, service charges and related income and a $434,000, or 134.8%, increase in gains on sales on mortgage loans held for sale. The increase in credit card fees, service charges and related income was due primarily to increased cardholder activity while the increase in gains on sales of mortgage loans reflects the Company's increased mortgage banking activity in the more favorable interest rate environment of 1997. The Company also experienced a $264,000, or 507.7% increase in credit card processing income as the Company began focusing on this activity as an alternative to credit card issuance.

     Noninterest income for 1996 increased by $587,000, or 8.3%, over the prior year as the result of increases in gains on sales of SBA and mortgage loans. Gain on sales of SBA loans increased $408,000, or 544.0%, due to a substantial increase in SBA loan originations. The Company generally sells the guaranteed portion of its SBA loans. Gain on sales of mortgage loans increased $237,000, or 278.8%, as the Company significantly expanded its mortgage banking activities during the year.

     NONINTEREST EXPENSE. The following table sets forth the Company's noninterest expense for the periods indicated.

                                                  SIX MONTHS               YEAR ENDED
                                                 ENDED JUNE 30,           DECEMBER 31,
                                               ----------------   -----------------------------
                                               1998      1997       1997       1996       1995
                                              ------    -------   -------  ----------  --------
                                                               (IN THOUSANDS)

Salaries and employee benefits..............  $3,653    $3,340    $ 6,952    $ 6,514    $ 6,473
Occupancy, (net)............................     787       764      1,545      1,450      1,200
Professional services.......................     998       589      1,494      1,092        864
Credit card related expenses................     937     1,197      2,584      2,443      2,220
Data processing.............................     224       210        402        359        345
Advertising.................................     190       511        733      2,618      1,710
Deposit insurance premiums..................      80        18        136      1,818        457
Loss on sale of real estate and investment
   securities...............................      84        69        443         44         64
Provision for REO losses....................      45        --         64         30        600
Other.......................................   1,357     1,190      2,335      2,582      2,752
                                              ------    ------    -------    -------    -------
          Total noninterest expense.........  $8,355    $7,888    $16,688    $18,950    $16,685
                                              ======    ======    =======    =======    =======


     For the six months ended June 30, 1998, noninterest expense increased $467,000, or 5.9%, compared to the prior year period primarily due to a $409,000, or 69.4%, increase in professional services expense and a $313,000, or 9.4%, increase in salaries and employee benefits expense. The increase in professional services expense includes approximately $200,000 in increased legal fees attributable to a legal challenge to the use of the Bank's name as well as other increased professional service fees related to the expansion of the Bank's operations. The increase in salaries and benefits expense was attributable to increased staffing in the lending area. Noninterest expense was also affected by a $167,000, or 14.0%, increase in other noninterest expense which includes increases in a variety of miscellaneous expense categories. Also contributing to the increase in noninterest expense was a $62,000, or 344.4%, increase in federal deposit insurance premiums. Deposit insurance expense was reduced in the prior year period by a credit for the overpayment of premiums during the fourth quarter of 1996. The increase in these expense categories were partially offset by $321,000, or 62.8%, decrease in advertising expense and a $260,000, or 21.7%, decline in credit card related expenses. Credit card related expenses consist of a variety of expenses attributable to credit card operations such as postage, equipment, embossing, etc. The declines in both of these expense categories were related to the Company's decision to de-emphasize partially secured credit card issuance which had required significant marketing expense. Total noninterest expenses are also expected to increase in future periods due to chartering and operating the Virginia bank, future branching, product expansion and the increased cost of operating as a public company.

     Total noninterest expense declined $2.3 million, or 11.9%, to $16.7 million for the year ended December 31, 1997 compared to $19.0 million for the prior year. The decline in noninterest expense was primarily attributable to a $1.9 million, or 72.0%, reduction in advertising expense and a $1.7 million, or 92.5% decline in premiums for federal deposit insurance. The declines in these expense categories were more than sufficient to offset a $438,000, or 6.7%, increase in salaries and employee benefit expense, a $402,000, or 36.8%, increase in professional services expense, a $399,000, or 906.8%, increase in loss on sale of real estate and investment securities and a $141,000, or 5.8%, increase in credit card related expense. Advertising expense fell to $733,000 compared to $2.6 million during 1996 as the result of the reduced costs resulting from the Company's decision to de-emphasize the origination of partially secured credit card loans. Federal deposit insurance expense declined to $136,000 during 1997 compared to $1.8 million during 1996. The lower deposit insurance premium during 1997 was attributable to the imposition of a one-time special assessment of $1.3 million on the Bank during 1996. Like all SAIF-insured institutions, the Bank was required to pay a special assessment to the FDIC to help recapitalize the SAIF. As a result of the SAIF recapitalization, the Bank's deposit insurance assessment rate declined from 23 basis points during 1996 to 6.4 basis points during 1997. Salaries and employee benefit expense for 1997 totaled $7.0 million compared to $6.5 million during 1996, reflecting increased staffing in the Company's lending operations. Professional services expense increased to $1.5 million for 1997 compared to $1.1 million in 1996 due to increased expense for outside collections and legal services. The loss on real estate and investment securities for 1997 was $443,000 compared to $44,000 in 1996. Approximately $256,000 of the loss on investment securities was recognized when management established a plan to sell certain mutual funds included in investments available for sale. Other noninterest expense for 1997 was $2.3 million compared to $2.6 million for 1996. The decrease in other expense reflects decreases in a variety of other expense items.

     Noninterest expense for the year ended December 31, 1996 increased $2.3 million, or 13.6%, over the prior year principally due to a $1.4 million, or 297.8%, increase in federal deposit insurance premiums attributable to the special assessment described above. Also contributing to the increase in noninterest expense was a $908,000, or 53.1%, increase in advertising expense related primarily to the Company's credit card marketing efforts, a $250,000, or 20.8%, increase in occupancy expense due to the opening of three new branch offices, a $228,000, or 26.4%, increase in professional services expense due to legal and collection expenses, and a $223,000, or 10.0%, increase in credit card related expense due to higher card volumes. The increases in these expense categories offset a $170,000, or 6.2%, decrease in other expense and a $570,000 decrease in provisions for loan losses on other real estate owned. During 1995, the Company made $600,000 in provisions for REO losses.

     INCOME TAXES. The Company provided $1.1 million for income taxes in both the six months ended June 30, 1998 and 1997 despite higher net income during the 1998 period. The proportionately lower income tax expense during 1998 was due to the recognition of tax benefits related to the Company's investments in federal agency securities that are exempt from state taxation. The Company provided $1.8 million for income taxes during 1997 compared to a $210,000 tax benefit during 1996 and a $2.0 million expense during 1995. The tax benefit recorded during 1996 was attributable to the recapture of approximately $700,000 in provisions for deferred taxes related to pre-1987 bad debt tax provisions. The Company determined that these provisions were no longer required after enactment of the Tax Reform Act of 1996 which eliminated the requirement for recapture into income of pre-1987 excess bad debt reserves upon a conversion from a thrift charter.

SENSITIVITY TO MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management monitors and manages its inherent risk exposure.

     The Company's profitability is affected by fluctuations in interest rates. A sudden and sustained change in interest rates may adversely impact the Company's earnings to the extent that the yields on interest-sensitive assets and interest-sensitive liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates between assets and liabilities through the use of a model which generates estimates of the change in the Company's market value of its portfolio equity ("MVPE") over a range of interest rate scenarios. MVPE is the computed discounted cash flows, adjusted for amortization, prepayments and decay factors, of the Bank's assets, liabilities and off-balance-sheet-contracts. The base MVPE is shocked through +400 basis points to estimate the Bank's sensitivity to
                        -
rate exposure. The following tables sets for the Bank's MVPE sensitivity through a +400 basis points rate shock in terms of both dollar and percent
          -
change from base MVPE at June 30, 1998.


                                    MARKET VALUE OF PORTFOLIO EQUITY
  CHANGE IN INTEREST RATES      ----------------------------------------
IN BASIS POINTS (RATE SHOCK)    DOLLAR AMOUNT   PERCENT CHANGE FROM BASE
------------------------------  -------------   ------------------------
                                (IN THOUSANDS)
  + 400.......................     $44,605               14.64%
  + 300.......................      43,384               11.50
  + 200.......................      42,163                8.36
  + 100.......................      40,536                4.18
  Base........................      38,909                0.00
  - 100.......................      37,738               (3.01)
  - 200.......................      36,567               (6.02)
  - 300.......................      35,331               (9.20)
  - 400                             34,094              (12.37)

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE measurements provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's MVPE and will differ from actual results.

YEAR 2000 PLANNING

     The "Year 2000 Problem" refers to the inability of some computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit date fields that used only two digits to identify the calendar year. With the impending millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000.
Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Bank's direct control and with which the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected by this problem. If computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Bank would experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     In addition, equipment such as telephones, copiers, vaults and elevators may be controlled by "embedded" computer chips which may also be affected by the Year 2000 problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational "cycles" such as "do X every 100 days." Thus, even noninformation technology systems may affect the normal operations of the Bank upon the arrival of the Year 2000.

     Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Bank's products, services and competitive condition.

     The Company has been assessing possible effects of the Year 2000 problem in connection with its technology investments and operations. A Year 2000 plan has been approved by the board of directors and a management committee has been examining Year 2000 issues for the past 18 months. Management does not expect the cost of addressing the Year 2000 issues to exceed $200,000.

     The committee has reviewed all of the Company's internal hardware and software and assessed its outside vendors and is taking appropriate steps to ensure that these systems and vendors are Year 2000 compliant. The Company has replaced a portion of the computers used by the Bank and is hiring consultants for Year 2000 review and contingency planning. The Company and the Bank have also undergone examinations by state and federal banking regulators to assess their Year 2000 readiness and received satisfactory ratings.

     The Company relies on separate outside data processors for the Bank and for its Key Operations credit card processing subsidiary. The Company has done compliance testing with both data processors. Management is preparing a written assessment of the Bank's data processor. Key Operations will begin converting to a new data processor in the fall of 1998. The Company has tested all other systems material to its operations and believes that they are now Year 2000 compliant. The Company is in the process of contacting its small business loan customers to determine their Year 2000 readiness. The Company is also in the process of developing a contingency plan.

     The Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties. Such failures of the Company and/or third parties' computer systems could have a material impact on the Company's ability to conduct business.

LIQUIDITY AND CAPITAL RESOURCES

     The principal business activity of the Company is the Bank. The Company also engages in limited lending activities funded with borrowings. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

     The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, interest received on investment securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities.

     In the normal course of its business, the Bank makes commitments to lend money to customers, including commitments to make future advances on residential construction and development loans and to extend credit on credit cards. At June 30, 1998, the Company had approximately $109.0 million in such lending commitments. The Company anticipates that it will be able to fund these commitments from cash on hand, other liquid assets and loan repayments. In addition to its lending commitments, the Company expects that it will need to make certain capital commitments in connection with the chartering of a new banking subsidiary in Northern Virginia. The new bank will require an initial capitalization of $6.0 to $7.0 million which the Company will fund out of the net proceeds from the Offerings.

     The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold, repurchase agreements, and any other investment with an original maturity of 90 days or less. The levels of such assets are dependent on the Bank's operating financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

     The Bank's cash and cash equivalents, as of June 30, 1998, totaled
$26.2 million, an increase of $4.0 million or 18.2% from the December 31, 1997 total of $22.2 million. The increase in cash and cash equivalents during the six months ended June 30, 1998 was principally driven by deposit growth. Cash and cash equivalents as of December 31, 1997 were $22.2 million, an increase of $8.2 million (58.2%) from the December 31, 1996 total of $14.0 million.

     The Bank may draw on a $26.0 million line of credit from the FHLB of
Atlanta.   Borrowings under the line are secured by a lien on the Bank's residential mortgage loans. As of June 30, 1998, $2.0 million was outstanding under this line of credit.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Earlier application is encouraged. Management will adopt the provision of SFAS No. 131 as necessary.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred as derivatives), and for hedging activities. SFAS No. 133 requires that an entity reorganize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. It should not be applied retroactively to financial statements of prior periods. Management has not determined when it will adopt the provisions of SFAS No. 133 but believes that it will not have a material effect on the Company's financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                                    BUSINESS

     The Company was incorporated and became the holding company for the Bank in 1990. The principal business of the Company is the Bank. The Bank was originally founded as federally chartered savings association in 1961. In 1976, the Bank converted from the mutual to the stock form in one of the first such conversions undertaken by a federal thrift. In 1996, the Bank converted to a Maryland trust company charter (although the Company does not exercise trust powers) and the Company became a registered bank holding company. The Bank's deposits are insured to applicable limits by the SAIF administered by the FDIC and it is a member of the FHLB of Atlanta. The Bank currently operates from seven branch offices in suburban Baltimore and one branch office in Leesburg, Virginia. In addition, the Bank's credit card processing subsidiary, Key Operations Center, Inc., maintains offices in Havre de Grace, Maryland.

     The Bank engages in various types of lending primarily in Central Maryland and Northern Virginia, which include construction, development, small business, automobile subprime lending, and mortgage banking. The Bank also operates a nationwide credit card lending operation, which issues both partially secured and unsecured credit cards to borrowers.

     The Company has been organized along profit center lines with each profit center run by a senior officer who is given substantial responsibility for their business area and who is compensated based on the profitability of their division. The Company currently concentrates on five main business lines:

     . RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LENDING. The Bank has focused on residential construction and development lending since its founding. At June 30, 1998, the total outstanding balances on the Bank's construction and development loans approximated $67.1 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. Since residential construction and development loans generally have relatively short terms and bear floating rates of interest, they reduce the Company's exposure to the risk that increases in market interest rates will make these loans unprofitable. These loans are repaid as the lots or houses are sold which helps limit the Bank's exposure to an individual borrower or project. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

     . CREDIT CARD LENDING AND OPERATIONS. At June 30, 1998, the Bank had a $41.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Over the past several years, the high returns on partially secured lending to subprime borrowers have attracted many new competitors into this market. Many of these competitors have offered credit cards to subprime borrowers on much easier terms than the Bank and the Bank reduced the collateral requirements for its cards to remain competitive. After experiencing declining profitability as a result of increased origination costs and increased charge-offs, however, the Bank de-emphasized the issuance of partially secured credit cards in favor of processing credit cards for others. Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See "Business --Credit Card Processing."

     . SMALL BUSINESS LENDING. The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At June 30, 1998, the Company's small business loan portfolio totaled $39.2 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. In order to reach out to this customer base, the Bank has placed a commercial loan officer in each of its branches. For the past two years, the Bank has been the largest originator of SBA guaranteed loans in the SBA Baltimore Region. Management believes that the Bank's SBA lending expertise gives it an additional advantage in reaching the small business borrower who is not being served by larger banks while allowing the Bank to reduce its credit risk through SBA guarantees. The Bank also profits from sales of the guaranteed portion of the loan in the secondary market. See "Business --Lending Activities."

     . SUBPRIME AUTOMOBILE LENDING. The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At June 30, 1998, the Company's subprime automobile loan portfolio totaled $23.4 million. The Bank mainly originates its automobile loans through automobile dealers who take the application from the customer and send it to the Bank for approval. The Bank competes in this area through marketing and responsive service while using disciplined pricing and underwriting procedures to control credit risk. The Bank is evaluating an extension of its business into automobile leasing to increase financing opportunities for the Bank. See "Business --Lending Activities."

     . MORTGAGE BANKING. The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the six months ended June 30, 1998, the Company originated $53.3 million in mortgage loans held for sale. The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank does not service these loans after the sale. See "Business -- Lending Activities."

     The Company's and the Bank's executive offices are located at 7F Gwynns Mill Court, Owings Mills, Maryland and their telephone number is (410) 363-7050.

MARKET AREA

     The Bank currently conducts its commercial banking operations through seven branch offices serving suburban Baltimore and one branch office in Leesburg, Virginia. From these offices the Bank serves its customers, the majority of whom own businesses or reside in the areas surrounding the branch offices located in Central Maryland and Northern Virginia. The Bank's primary market areas for deposits are the areas surrounding the Bank's branch offices in Baltimore, Harford and Anne Arundel counties in Maryland and Loudoun County in Northern Virginia. The Bank's primary market areas for loan originations are the Central Maryland counties of Baltimore, Anne Arundel, Howard, Harford, Carroll, Charles, Montgomery, Frederick, Prince Georges and Northern Virginia. During the 1990s, the primary market areas for loan originations of the Bank have been characterized by high economic growth and development and strong employment, which has enabled the Bank to maintain a high volume of lending in its business lines of residential construction and development lending, small business lending, subprime automobile lending and residential mortgage lending. In addition to the traditional commercial banking activities, the Bank also has a nationwide credit card operation in which the Bank markets its partially secured and unsecured credit cards to potential borrowers in all 50 states.

     The Central Maryland economy depends on manufacturing, service industries, wholesale/retail trade, technology and communications industries, and federal and local government. The diversification of the regional economy followed a decline in the manufacturing industry, which previously dominated the economy. Similar to national trends, most of the job growth in the Bank's market area has come from service-related industries. The median household income in each of the counties in the Bank's Central Maryland market area exceeds the national median household income of $33,482, according to Maryland Department of Business & Economic Development statistics. In Baltimore County, there are 19,334 businesses, six of which are Fortune 500 companies, and over 300,000 workers. Baltimore County currently maintains 36 percent of the regional manufacturing base. The population of Baltimore County is 713,600 residents, and is expected to grow by approximately 20,000 residents by the year 2000, according to U.S. Bureau of the Census. As in Baltimore County, the U.S. Bureau of the Census projects continued population growth by the year 2000 as follows: Anne Arundel County, 4.3%, Carroll County, 7.2%, Charles County, 10.9%, Frederick County, 15.9%, Harford County, 8.4%, Howard County, 16.3%, Montgomery County, 6.1%, and Prince Georges County, 5.6%. According to the Maryland Department of Business & Economic Development, there are 11,042 businesses and over 138,000 workers in Anne Arundel County, and 3,396 businesses and 34,617 workers, with approximately 14% of those workers employed in manufacturing jobs, in Carroll County. Harford and Howard counties have over 4,100 and 6,100 businesses, respectively, with workforces in excess of 41,900 and 88,300, respectively, according to Maryland Department of Business & Economic Development statistics.

     The Bank's branch office is and the proposed new bank will be located in Loudoun County, Virginia, one of the fastest growing counties in the United States. According to census figures, the 1997 population of Loudoun county was approximately 133,000 persons, an increase of 55% since 1990 compared to population growth of 9% in the Washington, D.C. metropolitan area as a whole during the same period. Among counties with more that 10,000 residents, Loudoun
County's 7.7% growth rate for 1996-97 ranked eighth in the nation.   This county
is experiencing significant growth as a result of the expansion of the Dulles International Airport technology corridor and the influx of "high-tech" companies from Fairfax County. The Loudoun County market is predominately residential with a healthy mix of retail, service activities and light industry.

     Loudoun County is the fastest growing area of Northern Virginia. Several large high-tech companies such as MCI/WorldCom, America Online and Alcatel Data Networks currently have or plan to build their headquarters in Loudoun County, giving rise to accelerated residential building and retail development in the area. More than 4,000 housing sites are in various stages of future development in the area.

LENDING ACTIVITIES

     GENERAL. The Bank concentrates its portfolio lending activities primarily in the areas of residential construction and development lending, commercial lending and indirect automobile lending. Although the Bank originates residential mortgage loans, substantially all of these originations are sold into the secondary market on an individual loan, servicing released basis. The Bank maintains a significant portfolio of partially secured and unsecured credit card loans but is not aggressively pursuing new partially secured credit card issuance at the current time.

     The overall size of the Company's loan portfolio has remained relatively stable since December 31, 1996 after experiencing significant growth during each of the three preceding years. Since December 31, 1996, however, the composition of the loan portfolio has shifted as construction and development lending and commercial lending have assumed greater importance in the Company's lending activities. At June 30, 1998, construction and development loans (net of loans in process) totaled $67.1 million, or 33.30% of the portfolio, compared to $60.6 million (30.02% of the portfolio), at December 31, 1997 and $54.4 million (26.04% of the portfolio) at December 31, 1996. Commercial loans (which include the unsold portions of SBA loans) have grown from $35.2 million (16.85% of portfolio) at December 31, 1996 to $39.2 million (19.47% of portfolio) at June 30, 1998. The increases in both of these portfolios reflect the Company's efforts to gain market share among the small and medium-sized borrowers who are not being served by the super-regional banks that have acquired many of the Company's community bank competitors as well as continuing favorable economic conditions that have led to an increase in loan demand during this period. The growth in these portfolios has been partially offset by declines in the partially secured credit card and indirect automobile loan portfolios. The Company's partially secured credit card portfolio has decreased from $43.8 million, or 20.96%, of the portfolio at December 31, 1996 to $31.0 million, or 15.37%, of the portfolio at June 30, 1998. The attrition in this portfolio reflects the Company's strategic decision to de-emphasize this product in the face of declining margins for subprime credit cards in general. The indirect subprime automobile loan portfolio declined from $29.9 million (14.34% of portfolio) at December 31, 1996 to $23.4 million (11.63% of portfolio) at June 30, 1998 as the result of the adoption of tighter underwriting standards after the Company experienced an unacceptable level of charge-offs in this portfolio.

     Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                     AT                             AT DECEMBER 31,
                                  JUNE 30,      -------------------------------------------------------
                                    1998               1997               1996               1995
                             -----------------  -----------------  -----------------  -----------------
                              AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                             --------  -------  --------  -------  --------  -------  --------  -------
                                                                (DOLLARS IN THOUSANDS)
Real estate mortgage:
  Permanent one- to
    four-family
    residential (1)........  $ 28,188   13.99%  $ 30,208   14.95%  $ 32,357   15.50%  $ 32,663   17.18%
  Residential construction
    and development (2)....    67,072   33.30     60,643   30.02     54,368   26.04     58,576   30.82
Commercial loans...........    39,214   19.47     38,129   18.87     35,179   16.85     21,637   11.38
Consumer loans:
  Indirect automobile......    23,429   11.63     24,251   12.01     29,931   14.34     22,433   11.80
  Other consumer loans.....     2,531    1.26      2,506    1.25      1,486    0.71      3,016    1.59
Credit card loans:
  Partially secured by
    savings accounts.......    30,957   15.37     35,969    17.80     43,761   20.96     39,782   20.93
  Unsecured................    10,025    4.98     10,315     5.11     11,681    5.60     11,970    6.30
                             --------  ------   --------   ------   --------  ------   --------  ------
                              201,416  100.00%   202,021   100.00%   208,763  100.00%   190,077  100.00
                                       ======              ======             ======             ======
Less:
  Unearned loan fees.......       476                343                 316                491
  Nonrefundable dealer
    reserves...............       199                 --                  --                 --
  Allowance for loan losses     8,101              8,024               8,254              5,658
                             --------           --------            --------           --------
  Loans receivable, net....  $192,640           $193,654            $200,193           $183,928
                             ========           ========            ========           ========

                                        AT DECEMBER 31,
                             ------------------------------------
                                    1994               1993
                             -----------------  ------------------
                              AMOUNT      %      AMOUNT      %
                             --------  -------  --------  -------

Real estate mortgage:
  Permanent one- to
    four-family
    residential (1)........  $ 37,570   22.96%  $ 44,110   29.98%
  Residential construction
    and development (2)....    48,170   29.44     36,036   24.49
Commercial loans...........    13,208    8.07      9,336    6.34
Consumer loans:
  Indirect automobile......    11,969    7.32      5,443    3.70
  Other consumer loans.....     3,293    2.01      3,191    2.17
Credit card loans:
  Partially secured by
    savings accounts.......     38,214   23.35     35,573   24.17
  Unsecured................     11,209    6.85     13,453    9.14
                              --------  ------   --------  ------
                               163,633  100.00%   147,142  100.00%
                                        ======             ======
Less:
  Unearned loan fees.......        521                429
  Nonrefundable dealer
    reserves...............         --                 --
  Allowance for loan losses      5,267              4,362
                              --------           --------
  Loans receivable, net       $157,845           $142,351
                              ========           ========

--------------------------
(1)  Does not include loans held for sale.
(2)  Presented net of loans in process of $58,042, $51,899, $45,605, $37,579,
     $31,250 and $20,220 at June 30, 1998 and December 31, 1997, 1996, 1995,
     1994 and 1993, respectively.

LOAN MATURITY SCHEDULE

     The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause the Bank's repayment experience to differ from that shown below.

                                               DUE WITHIN  DUE OVER ONE    DUE OVER
                                                ONE YEAR   TO FIVE YEARS  FIVE YEARS   TOTAL
                                               ----------  -------------  ----------  --------
                                                               (IN THOUSANDS)
Real estate mortgage:
  Permanent one- to four-family residential..    $ 2,245       $10,592      $17,371   $ 30,208
  Residential construction and development...     37,936        22,582          125     60,643
Commercial loans.............................     10,682        14,429       13,018     38,129
Consumer loans...............................      1,582        24,966          209     26,757
Credit card loans............................     46,284            --           --     46,284
                                                 -------       -------      -------   --------
     Total...................................    $98,729       $72,569      $30,723   $202,021
                                                 =======       =======      =======   ========


     The following table sets forth at December 31, 1997, the dollar amount of all loans due one year or more after December 31, 1997 which have predetermined interest rates and have floating or adjustable interest rates.

                                               PREDETERMINED    FLOATING OR
                                                   RATE       ADJUSTABLE RATES
                                               -------------  ----------------
                                                       (IN THOUSANDS)
Real estate mortgage:
  Permanent one- to four-family residential..     $21,338          $ 6,625
  Residential construction and development...          --           22,707
Commercial loans.............................       2,100           25,347
Consumer loans...............................      24,994              181
Credit card loans............................          --               --
                                                  -------          -------
       Total.................................     $48,432          $54,860
                                                  =======          =======

     RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LENDING. The Bank offers residential construction and development financing to small and medium sized builders and developers in Central Maryland, Northern Virginia and Delaware. Historically, the Bank has not lent to individuals for construction of houses to be occupied by the borrower. Construction and development lending to builders and developers has been a principal business focus of the Bank since its founding in 1961. Management believes that its market knowledge and ability to quickly respond to financing requests give it a competitive advantage in serving this market. The Bank was one of the first financial institutions in Maryland to structure construction and development loans as revolving lines of credit rather than closed-end financings. This structure provides the builder/developer with a financing commitment for an entire project while limiting the Bank's exposure to the amount necessary to finance a single phase of the project. The revolving line of credit also reduces documentation costs since it is not necessary to prepare new loan documentation for each phase of the project.

     Construction loans are made for up to 12-month terms to builders in amounts equal to 80% or less of the estimated value of the property upon completion. Substantially all of the Company's construction loans bear floating rates of
interest tied to the prime rate.   Such loans are secured by the property under
construction. In addition, the Bank generally obtains guarantees from the borrower. Construction loans may be structured as either term loans or lines of credit. In either case, proceeds are only disbursed after certification by in-house personnel that specified stages of construction have been completed. Generally, the Bank finances construction of houses for which the builder already has a binding sales contract with a pre-qualified borrower. For larger single-family subdivisions, the Bank will finance a model home and a limited number of houses for which the builder does not have pre-existing sales contracts. In all cases, however, the Bank limits the number of unsold houses which it will finance. For townhouse developments the first block of 4-to-6 units will be financed before sales contracts have been signed but any additional units must be pre-sold. Generally, the Bank has a limit of $400,000 on the value of an individual house on which it will finance construction. The Bank's current largest commitment on any construction loan is $4.6 million. In limited circumstances, the Company may make construction loans that do not meet the lending criteria of the Bank due to loan-to-value ratios or other considerations. At June 30, 1998, the Company had approximately $1.7 million and the Bank had $47.0 million in construction loans, net of loans in process.

     Development loans are extended to finance the acquisition and development of unimproved land into building lots and subdivisions. Typically, development loans are made for a term of 18 to 24 months to developers. Loan amounts are limited to 75% or less of the value of the property upon completion. Loans bear floating rates of interest tied to the prime rate. The Bank requires guarantees from borrowers for nearly all development loans. Development loans may also be structured as either term loans or lines of credit. Regardless of the structure of the loan, however, proceeds are only disbursed after certification by in-house personnel that specified stages of the development are completed. Currently, the largest funding commitment on a development loan is $2.0 million. In limited circumstances, the Company may make development loans that do not meet the Bank's lending criteria due to loan-to-value ratios or other considerations. At June 30, 1998, the Company had approximately $200,000 and the Bank had approximately $18.2 million in development loans, net of loans in process.

     Construction lending is generally considered to carry a higher level of risk than permanent mortgage financing because of the uncertainty of both completion and of the value of the collateral upon completion. Repayment of such loans is also dependent on the successful completion of the project and can be adversely affected by market conditions and other factors not within the control of the Bank or the borrower. The Bank seeks to control its risks by tying the amount advanced to the completion of construction and monitoring subcontractors to ensure that loan proceeds are applied appropriately. In addition, the Bank concentrates on construction of moderately priced homes which can usually be sold more easily than more expensive houses.

     Because of their longer term, development loans carry greater risk than construction loans. While the Bank does not extend development financing unless the developer has received an initial governmental approval of the project, a significant amount of time may be required to obtain all necessary remaining permits. During this period, the Bank is exposed to the risk that changing market conditions or governmental requirements may affect the economic viability of the project or that building moratoriums may be imposed. The Bank controls these risks by only extending development financing to developers with substantial financial resources or with whom it has had previous experience. In addition, a substantial portion of the Bank's development lending involves developments for which the developer has pre-existing purchase commitments from a homebuilding firm.

     CREDIT CARD LENDING. The Bank became involved in credit card lending in 1982 when it first introduced its secured credit card. Since that time, the Bank has marketed credit cards to subprime borrowers across the nation. Although the Bank has de-emphasized partially secured credit card issuance as a business line, credit card balances continue to represent a substantial portion of the portfolio and are expected to continue to be a significant contributor to future income. At June 30, 1998, the Bank's total outstanding credit lines under credit cards were $59.7 million of which $41.0 million was outstanding. The Bank maintains approximately 55,000 credit card accounts in partially secured and unsecured accounts held by the Bank. For partially secured credit cards, the Bank requires the customer to maintain a minimum deposit of $350 in the Bank. The Bank does not pay interest on the account unless the customer maintains a balance of $750 or more. The line of credit under the card is equal to 150% of the amount of the deposit up to a maximum of $3,000. The Bank currently charges an annual percentage rate of 19.4% and an annual fee of $35 on partially secured cards and an annual percentage rate of 17.9%, for unsecured credit cards.

     In addition to income from interest on outstanding balances and annual fees charged to cardholders, the Bank recognizes income from merchant processing fees and interchange fees in connection with credit card transactions. When a credit customer uses a credit card to purchase goods or services, the participating merchant deposits the transaction ticket with a merchant processing bank which deducts a merchant processing fee from the amount credited to the participating merchant's account. The merchant processing bank then forwards the transaction to the issuer bank which deducts an interchange fee from the amount credited to the merchant processor bank.

     The Company intends to maintain partially secured credit card portfolio volume primarily through portfolio purchases but continues to seek to originate unsecured credit card loans. In addition, the Company intends to use its credit card expertise to grow its processing business. See " -- Credit Card Processing."

     COMMERCIAL LENDING. The Bank offers a full range of commercial lending services including lines of credit, working capital loans, term loans for acquisition or improvement of assets, financing of receivables and other asset-based lending. The Bank's commercial loan customers are generally borrowers with less than $2.0 million in sales and are diversified as to industry. The Bank's average commercial loan is approximately $100,000. The Bank initially built its commercial loan portfolio with performing pools of SBA and small business loans purchased at a discount from the RTC or FDIC. Such loans were primarily originated by banks and thrifts in California, Connecticut and Maryland. At June 30, 1998, the Bank had approximately $4.7 million in such loans in portfolio.

     The Bank is continuing to expand its commercial lending activities beyond SBA lending. In particular, the Bank expects to expand its asset-based financing which consists primarily of receivables financing. Commercial lending exposes the Bank to various risks which include the quality of the borrower's management and a number of economic and other factors which induce business failures and depreciate the value of business assets pledged to secure the loan, including competition, insufficient capital, product obsolescence, changes in the cost of production, environmental hazards, weather, changes in laws and regulations and general changes in the marketplace. Receivables financing exposes the Bank to the additional risk that in order to recover on its collateral, the Bank will be required to collect on the receivable from customers of the borrower.

     Approximately half of the Bank's commercial lending activities involve the origination of loans guaranteed by the SBA. During the years ended December 31, 1997 and 1996, the Bank originated $14.6 million and $13.4 million, respectively, in SBA loans making it the largest SBA lender in the SBA Baltimore District for those two years.

     Under the SBA's 7(a) Loan Guaranty Program in which the Bank participates, the SBA guarantees loans of up to $750,000. For loans of $100,000 or less, the guarantee amount is 80% of the loan amount and for larger loans, the guarantee is 75% of the loan amount. The maximum loan term varies with the purpose of the loan and can range up to 25 years for loans for acquisitions of fixed assets. The average term of the Bank's SBA loans, however, is seven years. Interest may be fixed or floating. The maximum permissible interest rate on loans of seven years or more is limited to 275 basis points over the lowest prime lending rate published in the Wall Street Journal on the first day of each calendar quarter. For loans of less than seven years, the maximum interest rate is 225 basis points over the lowest published prime rate. The SBA charges a fee for the guarantee which may be passed on to the borrower. In the event of default by the borrower, any losses resulting therefrom are shared pari passu between the Bank and the SBA. If the SBA establishes that any resulting loss is attributable to substantial deficiencies in the manner in which the loan was originated, documented or funded by the Bank, the SBA may seek recovery of funds from the Bank.

     The Bank participates in the SBA's Preferred Lender Program pursuant to which the Bank is qualified to approve a loan with an SBA guarantee without submitting an application to the SBA for credit review. The Bank is required to notify the SBA of the approved loan along with the submission of pertinent SBA documents. The Preferred Lender Program is the SBA's highest designation and has the most stringent requirements.

     The Bank's practice has been to sell the guaranteed portions of the SBA loans which it originates into the secondary market and retain the unguaranteed portion in its portfolio. The Bank continues to service the loan for investors. At June 30, 1998, the Bank was servicing $39.0 million in SBA loans for investors and had approximately $17.4 million in commercial loans in portfolio which were originated as SBA loans.

     CONSUMER LENDING. The Bank's current principal consumer lending focus is the origination of automobile loans through arrangements with dealers. Although the Bank has engaged in indirect subprime automobile lending since 1988, this lending did not represent a major business line until 1994 when the Bank sought to significantly expand this business. From 1994 to 1996, the indirect automobile loan portfolio grew from approximately $11.9 million to $29.9 million as the Bank implemented new underwriting parameters and increased the number of dealerships with which it had relationships. As a result of adverse trends in the portfolio, however, the Bank tightened its underwriting standards in the fourth quarter of 1996. This tightening reduced originations and led to a shrinkage of the portfolio as existing loans have run off. At June 30, 1998, the Bank had $23.4 million in such loans outstanding or 90.3% of its consumer loan portfolio. The Bank's automobile lending involves subprime borrowers seeking financing for the purchase of a new or used car. Currently, the Bank will generally not finance purchases of cars more than seven years old or with excessive mileage or lend to first-time buyers.

     Indirect automobile loans are initiated by the dealers who transmit a completed credit application to the Bank. The Bank performs a credit evaluation of the borrower and confirms the loan value of the collateral and, if the Bank's underwriting requirements are met, advises the dealer that the application is accepted. Prior to funding the loan, the Bank will verify employment, insurance and residence information and that the representations in the application and sales contract are correct. The Bank withholds a portion of the proceeds of the loan from the dealer as a reserve for losses.

     The Bank currently has relationships with nearly 200 dealers in the Washington-Baltimore area of which 50 to 60 are currently active. The indirect automobile loan market is extremely competitive and exposes the Bank to significant credit risks as well as risks of loss from misrepresentations regarding borrowers or collateral. The Bank seeks to control these risks by thoroughly investigating dealers prior to entering into a relationship and confirming data with borrowers prior to funding.

     In order to increase available financing alternatives, the Bank is considering an expansion into indirect automobile finance leasing. Payments on the lease would be structured to allow the Bank to recoup the depreciation of the vehicle based on pre-determined residual value of the vehicle at the end of the lease term plus an imputed interest component.

     PERMANENT ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING. The Bank's residential mortgage lending activities consist primarily of the origination of loans for resale in the secondary market. Approximately 75% of the loans originated by the Bank are either partially guaranteed by the VA or insured by the FHA. Loans are originated by the Bank's commissioned loan officers who call on realtors and builders throughout Central Maryland and Northern Virginia. The majority of the Bank's residential mortgage originations involve first-time home buyers and the average loan amount is approximately $108,000. Loans are sold on an individual loan basis with servicing released. The Bank has generally sold mortgages to private investors rather than to the FNMA or FHLMC.

CREDIT ADMINISTRATION

     The Bank's lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a well defined credit process that includes credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. The Bank regularly reviews its portfolio to identify potential underperforming credits, estimate loss exposure and to ascertain compliance with the Bank's policies. For significant problem loans, management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions.

     Decisions on loan applications are based upon assessments of the borrower's ability to repay the loan, the viability of the loan and the adequacy
of the value of the property that will secure the loan.   Construction and
development loans of $750,000 or less must be approved by an internal loan committee consisting of the President, the Senior Vice President for Construction Lending and a director. If a construction or development loan exceeds $750,000 (or the Bank's total exposure to the borrower would exceed $1.25 million), the loan must be approved by a committee consisting of the members of the internal loan committee and three additional directors. Commercial loans of up to $100,000 must be approved by the Senior Vice President for Commercial Lending and the Chairman, President or Executive Vice President of the Bank. Commercial loans between $100,000 to $250,000 must be approved by the Senior Vice President for Commercial Lending and any two of the Chairman, President and Executive Vice President, and loans between $250,000 and $750,000 must be approved by a majority of the Board Loan Committee, consisting of four directors. All commercial loans in excess of $750,000 must be approved by either the Executive Committee or the Board of Directors.

     The Bank's legal lending limit is currently $5.0 million. Loans made to officers, directors or principal shareholders are approved pursuant to credit administration policies in place for comparable loans to the general public and are reviewed on a regular basis by the Board of Directors of the Bank.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

     Due to the risks inherent in the Bank's lending activity, the Bank has established stringent collection procedures for efficient recovery of overdue payments or defaults by borrowers under the Bank's various loan programs. The Bank personally contacts any borrower who is five days overdue in his or her payment on an automobile loan. Generally, the Bank will repossess the automobile after 60 days. After repossession, the Bank encourages borrowers to become current on their loans and to redeem their repossessed automobile. Historically, about 25% of the borrowers will redeem their repossessed automobiles. If the borrower does not redeem, the Bank will resell the repossessed automobile either at auction or through selected dealers.

     The Bank has established similar collections procedures for credit card customers who are sent notices 15 and 30 days after their accounts become delinquent. After 45 days, the customer is contacted by telephone. The Bank pursues deficiency judgments against both credit card and automobile loan customers. The Bank also has collection procedures for delinquency or default on construction, development and small business loans, which include a telephone call to the borrower from the loan officer or a collection specialist between five and 29 days after the payment was due. If these collection procedures fail, the matter is referred for appropriate legal action within 60 days.

     For loans other than credit card loans, the Company generally stops accruing interest after borrowers have been past due 90 days or more unless the loan is well-secured and in the process of collection. Unsecured credit cards accrue interest up to 155 days, and partially secured credit cards accrue up to 180 days. After the 180/th/ day, the deposit of a borrower for a partially secured credit card will revert to the Bank.

     The following table sets forth the amount of the Bank's nonaccrual loans
and accruing loans 90 days or more past due at the dates indicated.   At each of
the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 15.


                                                    AT                    AT DECEMBER 31,
                                                 JUNE 30,   -------------------------------------------
                                                   1998       1997     1996    1995     1994      1993
                                                 ---------  -------  -------  -------  -------  -------
                                                                  (DOLLARS IN THOUSANDS)
Loans accounted for on a nonaccrual basis:(1)
  Real estate mortgage:
    Permanent one- to four-family residential..    $1,658   $1,294   $  654   $  265   $  244   $1,022
    Residential construction and
        development............................     1,202    1,385    1,425    4,492    2,257    1,117
  Commercial loans.............................       894      122      365      104      497       --
  Consumer loans...............................        87      212      260       98       48       37
  Credit card loans(2).........................        94      298      417       24       --       --
                                                   ------   ------   ------   ------   ------   ------
    Total......................................    $3,935   $3,311   $3,121   $4,983   $3,046   $2,176
                                                   ======   ======   ======   ======   ======   ======

Accruing loans which are contractually past
  due 90 days or more:
  Real estate mortgage:
    Permanent one- to four-family residential..    $   --   $   --   $   --   $   --   $   --   $   --
    Residential construction and
     development...............................        --       --       --       --       --       --
  Commercial loans.............................        --       --       --       --       --       --
  Consumer loans...............................        --       --       --       --       --       --
  Credit card loans (2)........................     1,127    1,552    1,823    1,236      986      903
                                                   ------   ------   ------   ------   ------   ------
    Total......................................    $1,127   $1,552   $1,823   $1,236   $  986   $  903
                                                   ======   ======   ======   ======   ======   ======

Total nonperforming loans......................    $5,062   $4,863   $4,944   $6,219   $4,032   $3,079
                                                   ======   ======   ======   ======   ======   ======

Percentage of total loans......................      2.52%    2.41%    2.37%    3.28%    2.47%    2.10%
                                                   ======   ======   ======   ======   ======   ======
Other nonperforming assets (3).................    $2,269   $2,895   $3,114   $1,513   $3,841   $3,170
                                                   ======   ======   ======   ======   ======   ======
Non-performing assets to total loans
  plus other non-performing assets.............      3.61%    3.79%    3.81%    4.05%    4.72%    4.17%
                                                   ======   ======   ======   ======   ======   ======

-------------------------
(1) Other than credit card loans, loans are considered nonaccrual loans after they have been past due 90 days or more. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) The Bank has deposits partially securing the outstanding balance of these loans.
(3) Other nonperforming assets includes real property acquired by the Bank through foreclosure or personal property such as automobiles acquired through repossession. This property is carried at the lower of its fair value less estimated selling costs or the principal balance of the related loan, whichever is lower.


     During 1995, the Company's nonperforming loans increased primarily as the result of two construction loans with an aggregate amount outstanding of $1.9 million that were placed on nonaccrual. These loans involved separate borrowers in Harford County and the Company believes that the weaknesses in these loans related to the individual circumstances of the borrowers rather than to economic or market considerations.

     During the six months ended June 30, 1998, gross interest income of $300,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout this period. Interest on such loans included in income during the period amounted to $73,000.

     Loans which are not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured amounted to $500,000 at June 30, 1998.

     Transactions in the allowance for credit losses during the last five fiscal years and most recent interim periods were as follows:

                                 AT OR FOR THE
                                SIX MONTHS ENDED
                                    JUNE 30,                AT OR FOR THE YEAR ENDED DECEMBER 31,
                               -------------------  -----------------------------------------------------
                                1998       1997       1997       1996       1995       1994       1993
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS)
Allowance for loan losses
  beginning of period.......  $  8,024   $  8,254   $  8,254   $  5,658   $  5,267   $  4,362   $  3,458
                              --------   --------   --------   --------   --------   --------   --------
Charge-offs:
  Real estate mortgage:
    Permanent one- to
      four-family
      residential...........  $    128   $    183   $    333   $     90   $     11   $    308   $    383
    Residential construction
      and development.......       123         49        619        882        908        268        335
  Commercial loans..........        61        371        713        297        835        229         51
  Consumer loans............     1,893      2,078      4,652      2,365        172        301        339
  Credit card loans........      3,555      4,825      9,002      7,412      5,257      4,816      4,920
                              --------   --------   --------   --------   --------   --------   --------
      Total loans
        charged-off.........     5,760      7,506     15,319     11,046      7,183      5,922      6,028
                              --------   --------   --------   --------   --------   --------   --------
Recoveries:
  Real estate mortgage:
    Permanent one- to
      four-family
      residential...........         2         10        132         63         35         82        176
    Residential construction
      and development.......       112          3        105        259        256        256        148
  Commercial loans..........        51         26         72        206        200        139          5
  Consumer loans (1)........     1,331      1,338      2,837      1,250        213        422        451
  Credit card loans (2).....     1,797      2,415      4,320      3,981      3,058      2,601      2,062
                              --------   --------   --------   --------   --------   --------   --------
      Total recoveries......     3,293      3,792      7,466      5,759      3,762      3,500      2,842
                              --------   --------   --------   --------   --------   --------   --------
      Net charge-offs.......     2,467      3,714      7,853      5,287      3,421      2,422      3,186
                              --------   --------   --------   --------   --------   --------   --------
Provision for loan losses...     2,544      3,846      7,623      7,883      3,812      3,124      2,925
                              --------   --------   --------   --------   --------   --------   --------
Valuation allowance related
  to acquired loans.........        --         --         --         --         --        203      1,165
                              --------   --------   --------   --------   --------   --------   --------
Allowance for loans losses,
  end of period.............     8,101      8,386      8,024      8,254      5,658      5,267      4,362
Non-refundable dealer
 reserves...................       199         --         --         --         --         --         --
                              --------   --------   --------   --------   --------   --------   --------
Allowance for loan losses
  and other reserves, end
  of period.................  $  8,300   $  8,836   $  8,024   $  8,254   $  5,658   $  5,267   $  4,362
                              ========   ========   ========   ========   ========   ========   ========
Loans (net of premiums and
  discounts)
  Period-end balance........   200,741    204,684    201,678    208,447    189,586    163,112    146,713
  Average balance during
    period..................   200,127    203,963    202,201    197,945    177,549    151,494    141,825
Allowance and other reserves
  as percentage of
  period-end loan balance...      4.13%      4.10%      3.98%      3.96%      2.98%      3.23%      2.97%
Percent of average loans:
  Provision for loan losses.      2.54%      3.77%      3.77%      3.98%      2.15%      2.06%      2.06%
  Net charge-offs...........      2.47%      3.64%      3.88%      2.67%      1.93%      1.60%      2.25%

-------------------------
(1) Recoveries primarily consist of amounts realized from repossession and sale of vehicles securing the loans.
(2) Recoveries primarily consist of an offset against the deposit pledged by the borrower to partially secure the credit card.

     The Company's net charge-offs increased during the past three fiscal years primarily due to increased charge-offs in its partially secured credit card and consumer loan portfolios. The charge-offs in the partially secured card portfolio came after the Company attempted to meet competition by reducing collateral requirements for the cards. The Company requires a deposit for its partially secured credit cards which is applied against any default. As charge-offs for these credit cards increase, so do the recoveries from the collateral. The increase in charge-offs in the consumer loan portfolio was principally the result of the expansion of indirect automobile lending and the Company's attempt to meet competition. In response to the unacceptable performance of this portfolio, management tightened its underwriting criteria and reduced the average amount advanced per vehicle. The Company also ceased lending to first-time buyers.

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                        AT DECEMBER 31,
                                           AT JUNE 30,     ----------------------------------------
                                              1998                 1997                 1996
                                      -------------------  -------------------  -------------------
                                               PERCENT OF           PERCENT OF           PERCENT OF
                                                LOANS IN             LOANS IN             LOANS IN
                                              CATEGORY TO          CATEGORY TO          CATEGORY TO
                                      AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
                                      ------  -----------  ------  -----------  ------  -----------
                                                          (DOLLARS IN THOUSANDS)
Real estate mortgage:
 Permanent one- to four-family
   residential......................  $  423     13.99%    $  453     14.95%    $  485     15.50%
 Residential construction and
   development......................   1,800     33.30      1,639     30.02      1,594     26.04
Commercial loans....................   1,247     19.47        988     18.87      1,056     16.85
Consumer loans......................   1,709     12.89      1,890     13.25      2,245     15.05
Credit card loans...................   3,121     20.35      3,054     22.91      2,874     26.56
                                      ------    ------     ------    ------     ------    ------
   Total allowance for loan losses
     and other reserves.............  $8,300    100.00%    $8,024    100.00%    $8,254    100.00%
                                      ======    ======     ======    ======     ======    ======

                                                             AT DECEMBER 31,
                                      -------------------------------------------------------------
                                              1995                 1994                 1993
                                      -------------------  -------------------  -------------------
                                               PERCENT OF           PERCENT OF           PERCENT OF
                                                LOANS IN             LOANS IN             LOANS IN
                                              CATEGORY TO          CATEGORY TO          CATEGORY TO
                                      AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
                                      ------  -----------  ------  -----------  ------  -----------
                                                          (DOLLARS IN THOUSANDS)
Real estate mortgage:
  Permanent one- to four-family
    residential.....................  $  483     17.18%    $  564     22.96%    $  662     29.98%
  Residential construction and
   development......................   1,561     30.82      1,620     29.44      1,193     24.49
Commercial loans....................     617     11.38        747      8.07        273      6.34
Consumer loans......................     889     13.39        369      9.33        344      5.87
Credit card loans...................   2,108     27.23      1,967     30.20      1,890     33.32
                                      ------    ------     ------    ------     ------    ------
   Total allowance for loan losses
     and other reserves.............  $5,658    100.00%    $5,267    100.00%    $4,362    100.00%
                                      ======    ======     ======    ======     ======    ======

CREDIT CARD PROCESSING

     Through its Key Operations subsidiary, the Bank offers credit card processing services to banks and non-bank lenders and marketers. Key Operations generally maintains customer files and transmits card payments and charges. for its bank clients. The Bank receives a monthly fee per account for these services while the participating bank retains ownership of the receivables and other fees generated by the credit card relationship. In the typical processing arrangement with a non-bank lender, the Bank serves as the issuing bank for the credit card and performs the same record-keeping services and may retain a portion of the receivables and other fees generated by the relationship in addition to receiving a service fee. The Bank also purchases credit card portfolios from other community banks from time to time. At June 30, 1998, Key Operations was processing 118,763 credit card accounts including 54,746 accounts for the Bank. Credit card processing revenue increased to $675,000 for the six months ended June 30, 1998 from $140,000 in the 1997 period.

     The Company believes it will be able to grow its processing business through processing arrangements with other community banks and partnership arrangements with non-bank lenders. By growing its card business in this manner, the Bank believes that it can create more predictable revenues without the credit risk normally associated with the credit card issuances.

INVESTMENT SECURITIES

     The Bank maintains a substantial portfolio of investment securities to provide liquidity as well as a source of earnings. The Bank's investment securities portfolio consists primarily of U.S. Treasury securities as well as securities issued by U.S. government agencies including mortgage-backed securities. The Bank has also invested in certain mutual funds which invest in adjustable-rate mortgage loans but is phasing out these investments through sales.

     The following table shows the composition of the investment portfolio by major category at the dates indicated.

                                                    AT          AT DECEMBER 31,
                                                 JUNE 30,  -------------------------
                                                   1998     1997     1996     1995
                                                 --------  -------  -------  -------
                                                               (IN THOUSANDS)

U.S. government and federal agency securities..   $21,994  $21,099  $ 5,986  $   992
Adjustable-rate mortgage mutual fund...........     4,007    4,707    8,811    8,844
Mortgage-backed securities:
    FHLMC......................................     1,776    1,930    2,785    4,060
    FNMA.......................................     2,394    3,308    2,871    4,336
Asset-backed securities........................     1,001       --       --       --
                                                  -------  -------  -------  -------
      Total....................................   $31,172  $31,044  $20,453  $18,232
                                                  =======  =======  =======  =======

     The following table sets forth the scheduled maturities, market values and average yields for the Bank's investment securities and mortgage-backed securities portfolio at June 30, 1998.

                                 ONE YEAR            ONE TO            FIVE TO           MORE THAN
                                  OR LESS          FIVE YEARS         TEN YEARS          TEN YEARS      TOTAL INVESTMENT PORTFOLIO
                             ----------------  -----------------  -----------------  -----------------  --------------------------
                                     WEIGHTED           WEIGHTED           WEIGHTED           WEIGHTED                    WEIGHTED
                              BOOK    AVERAGE    BOOK    AVERAGE    BOOK    AVERAGE    BOOK    AVERAGE    BOOK   MARKET    AVERAGE
                             VALUE     YIELD    VALUE     YIELD    VALUE     YIELD    VALUE     YIELD    VALUE    VALUE     YIELD
                             ------  --------  -------  --------  -------  --------  -------  --------  -------  -------  --------
                                                                  (DOLLARS IN THOUSANDS)
U.S. government and federal
  agency securities........  $   --      --%   $21,995    6.06%     $ --     --  %   $   --       -- %  $21,995  $21,994    6.06%
Adjustable-rate mortgage
  mutual funds.............   4,253    4.72         --      --        --     --          --       --      4,253    4,007    4.72
Mortgage-backed securities:
   FHLMC...................      25    6.69        871    6.00        --     --         903     6.07      1,799    1,776    6.05
   FNMA....................     257    5.00      2,147    6.56        --     --          --       --      2,404    2,394    6.39
Asset-backed securities....      --      --         --      --        --     --       1,000     6.35      1,000    1,001    6.35
                             ------            -------             -----             ------             -------  -------
      Total................  $4,535    4.75    $25,013    6.10      $ --     --      $1,903     6.22    $31,451  $31,172    5.91
                             ======            =======             =====             ======             =======  =======

     At June 30, 1998, the Bank had no investments in securities of a single issuer (other than the U.S. government securities and securities of federal agencies and government-sponsored enterprises) which aggregated more than 10% of stockholders' equity.

DEPOSITS AND SOURCES OF FUNDS

     The funds needed by the Bank to make loans come from deposit accounts
solicited from the communities surrounding its branch offices.   Consolidated
total deposits were $235.8 million as of December 31, 1997. In addition, the Bank may borrow up to $26.0 million under a line of credit from the FHLB of Atlanta.

     DEPOSITS. The Bank's deposit products include regular savings accounts (statements), money market deposit accounts, interest-bearing and non-interest-bearing checking accounts, IRA accounts and certificates of deposit accounts. The Bank varies service charges, terms and interest rates to target specific markets. Other products and services for deposit customers include automated teller machines, safe deposit boxes, money orders and travelers checks, night depositories, wire transfers and telephone banking.

     At June 30, 1998, approximately $21.0 million of deposits were collateral for partially secured credit cards. The Bank does not pay interest on funds deposited as collateral for the partially secured credit cards unless the deposit exceeds $750. The rate of interest paid on deposits exceeding $750 is 3.00%. For the six months ended June 30, 1998, the average rate paid on these funds was 1.38%. The Company has recently de-emphasized its partially secured credit card lending, which is expected to result in a reduction in the balance of these savings accounts. Since the interest rates paid on these deposits are lower than on other savings deposits, the Company's overall cost of funds is expected to increase as the trend to de-emphasize the secured credit card lending continues.

     The following table sets forth for the periods indicated the average balances outstanding and average interest rates for each major category of deposits.

                                                                      YEAR ENDED DECEMBER 31,
                                 SIX MONTHS ENDED   ----------------------------------------------------------
                                  JUNE 30, 1998            1997                1996                1995
                                ------------------  ------------------  ------------------  ------------------
                                AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                BALANCE     RATE    BALANCE     RATE    BALANCE     RATE    BALANCE     RATE
                                --------  --------  --------  --------  --------  --------  --------  --------
                                                          (DOLLARS IN THOUSANDS)
Savings.......................  $ 14,923   2.98%    $ 14,739   3.10%    $ 15,585    3.18%   $ 15,896    3.69%
Interest-bearing demand  and
  money market  accounts......    19,436   2.77       20,231   2.77       20,094    2.87      20,795    3.40
Certificates of deposit.......   167,039   5.97      153,538   5.96      132,252    6.10     114,809    6.06
Deposits collateralizing
  credit card loans...........    21,921   1.38       26,243   1.37       32,574    2.71      34,629    4.09
                                --------            --------            --------            --------
     Total interest-bearing
         deposits.............   223,319   5.04      214,751   4.90      200,505    5.00     186,129    5.19
Demand deposits...............    14,454              14,104              15,835               9,905
                                --------            --------            --------            --------
     Total average deposits...  $237,773   4.73     $228,855   4.60     $216,340    4.63    $196,034    4.93
                                ========            ========            ========            ========


     The Bank obtains deposits principally through its network of seven branches. The Bank does not solicit brokered deposits. The Bank's principal deposit funding source are certificates of deposit which the Bank offers in maturities of up to 61 months. At June 30, 1998, the Bank had approximately $18.5 million in certificates of deposit and other time deposits of $100,000 or more. The following table provides information as to the maturity of all time deposits of $100,000 or more at June 30, 1998.

                                               AMOUNT
                                           --------------
                                           (IN THOUSANDS)

          Three months or less...........     $ 2,178
          Over three through six months..       1,292
          Over six through 12 months.....       1,262
          Over 12 months.................      13,757
                                              -------
              Total......................     $18,489
                                              =======

     BORROWINGS.   In addition to deposits, the Bank from time to time obtains advances from the FHLB of Atlanta of which it is a member. FHLB of Atlanta advances may only be used to provide funds for residential housing finance. The Bank's only advance outstanding matures in 2008 and bears a 5.51% fixed rate of interest until 2003 when it may be converted to a floating-rate obligation at the option of the FHLB of Atlanta. The FHLB advance is secured by a floating lien on the Bank's residential first mortgage loans and various federal government and agency securities. The Bank also obtains funds through reverse repurchase agreements with securities dealers but is not currently party to any such agreements.

     At June 30, 1998, the Company had $1.5 million in borrowings under various notes payable to directors and 5% stockholders and their related interests. These borrowings were used to finance loans at the holding company level. The notes are unsecured, bear interest rates of 9.0% to 10.0% and mature in 1998, 1999 and 2000. These loans replaced a line of credit from a commercial bank at a higher rate of interest. The Company intends to pay these notes as they mature. See "Management -- Certain Relationships and Related Transactions."

     The following table sets forth certain information regarding short-term borrowings by the Bank at the dates and for the periods indicated:

                                                   AT OR FOR THE
                                                 SIX MONTHS ENDED                AT OR FOR THE
                                                     JUNE 30,               YEAR ENDED DECEMBER 31,
                                              ----------------------  ----------------------------------
                                                 1998        1997        1997        1996        1995
                                              ----------  ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS)
Amounts outstanding at end of period:
  FHLB advances.............................    $2,000      $   --      $   --      $  --       $  --
  Notes payable.............................     1,500       1,000       1,000         --          --
Weighted average rate paid on:
  FHLB advances.............................      5.51%         --%         --%        --%         --%
  Notes payable.............................      9.70        9.60        9.60         --          --
Maximum amount of borrowings outstanding
  at any month end:
  FHLB advances.............................    $2,000      $   --      $   --      $  --       $  --
  Notes payable.............................     1,500       1,000       1,000         --          --
Approximate average amounts outstanding:
  FHLB advances.............................    $2,000      $   --      $   --      $  --       $  --
  Notes payable.............................     1,500       1,000       1,000         --          --
Approximate weighted average rate paid on:
  FHLB advances.............................      5.51%         --%         --%        --%         --%
  Notes payable.............................      9.70        9.60        9.60         --          --

COMPETITION

     The Bank faces intense competition in each of its business lines from a variety of other financial services providers including many which have substantially greater resources than the Bank. As a community bank, the Bank must compete against other banks, thrifts and credit unions for deposits and must increasingly compete against alternative investment vehicles such as stock, bonds and mutual funds for funds. The Bank seeks to meet its competition by offering competitive rates and customer convenience. The Bank competes for construction and development loans primarily with other community banks. The Bank competes on the basis of its substantial expertise in this area, long-standing relations with builders and developers and its reputation for responsive service. In competing for commercial loan customers, the Bank faces competition not just from other banks, but increasingly from nontraditional lenders such as commercial finance companies and national credit card issuers. The Bank seeks to compete against these firms with its SBA lending expertise, array of services, personal service and convenience. In the area of credit card issuance and processing, the Bank must compete against a variety of bank and non-bank lenders including organizations that are not subject to the same regulatory restrictions as the Bank. The Bank seeks to compete in this area on the basis of its expertise in the subprime area and its accessability to a variety of partners. In indirect automobile lending, the Bank must compete against banks and finance companies and other specialty lenders. The Bank competes in this area principally through its relations with dealers and fast and responsive service. In the area of mortgage banking, the Bank competes against numerous other mortgage banking companies primarily on the basis of its relations with realtors, builders and other parties involved in the home-buying process.

EMPLOYEES

     At June 30, 1998, the Bank had 259 full-time equivalent employees. The Company does not currently have any employees.

PROPERTIES

     The following table shows the location and certain additional information regarding the offices of the Company and its subsidiaries at June 30, 1998.

                              YEAR   OWNED OR                                   YEAR    OWNED OR
         LOCATION            OPENED   LEASED               LOCATION            OPENED    LEASED
---------------------------  ------  --------    ----------------------------  -------  --------

ADMINISTRATIVE OFFICES:
Executive Offices             1997    Leased     Perry Hall Branch              1976     Leased
7F Gwynns Mill Court                             8639 Belair Road
Owings Mills, MD  21117                          Baltimore, MD  21236

Residential Lending           1998    Leased     Ellicott City Branch           1983     Owned
9D Gwynns Mill Court                             9450 Baltimore National Pike
Owings Mills, MD  21117                          Ellicott City, MD  21042

Consumer Lending              1982    Leased     Eldersburg Branch              1996     Owned
8607 Liberty Road                                1438 Liberty Road
Randallstown, MD  21133                          Eldersburg, MD  21784

Key Operations Center         1986    Owned      Bel Air Branch                 1996     Owned
626 Revolution Street                            203 N. Main Street
Havre de Grace, MD  21078                        Bel Air, MD  21014

BRANCH OFFICES:
Randallstown Branch           1961    Owned      Leesburg Branch                1996     Leased
8601 Liberty Road                                1031 Edwards Ferry Road, NE
Randallstown, MD  21133                          Leesburg, VA  20176

Jumpers Hole Branch           1979    Owned      Cockeysville Branch            1998     Leased
8108 Jumpers Hole Road                           9940 York Road
Pasadena, MD  21122                              Cockeysville, MD  21030

LEGAL PROCEEDINGS

     On May 20, 1997, KeyCorp, a $67 billion bank holding company headquartered in Cleveland, Ohio, filed a suit against the Bank in the United States District Court for the Northern District of Ohio, Eastern Division, alleging that the Bank's use of the name " Key Bank and Trust" and the Bank's use of its service mark infringes on the trademarks of KeyCorp. In response, the Bank filed a counterclaim asserting that KeyCorp has infringed upon the Bank's name and service mark, and has petitioned to cancel KeyCorp's federally registered mark. In their respective actions, both the Bank and KeyCorp seek monetary damages equal to three times the other's profits since the first use of the name, as well as other monetary and consequential damages. The case is still pending. The Bank believes that the claims by KeyCorp are without merit and it intends to vigorously defend this suit and pursue its counterclaim.

     In the ordinary course of its business, the Bank is involved in various other legal actions. None of the foregoing litigation is expected to have a material effect on the operations of the Bank.


                           SUPERVISION AND REGULATION

REGULATION OF THE COMPANY

     GENERAL. The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). As such, the Company is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and subject to Federal Reserve Board regulation, examination, supervision and reporting requirements. As a bank holding company, the Company furnishes the Federal Reserve Board with annual and quarterly reports of its operations at the end of each period and furnishes such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Company may also be inspected by Federal Reserve Board examiners.

     Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before (i) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     Effective September 29, 1995, the Riegle-Neal Interstate Banking and Branching Efficiency of 1994 (the "Riegle-Neal Act") amended provisions of the BHCA and authorized the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for a minimum of five years (regardless of any longer minimum period specified by the statutes of the host state). The Reigle-Neal Act also prohibits the Federal Reserve Board from approving such an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Reigle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state wide concentration limit contained in the Reigle-Neal Act. Under Maryland law, a bank holding company is prohibited from acquiring control of any bank if the bank holding company would control more than 30% of the total deposits of all depository institutions in the State of Maryland unless waived by the Commissioner of Financial Regulation (the "Commissioner").

     Additionally, beginning on June 1, 1997, the federal banking agencies may approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opted out of the Reigle-Neal Act by adopting a law, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Such a law must have been enacted after the date of enactment of the Reigle-Neal Act and prior to June 1, 1997. The State of Maryland did not pass such a law during this period. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The BHCA also prohibits, with certain exceptions, a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The activities of the Company are subject to these legal and regulatory limitations under the BHCA and the Federal Reserve Board's regulations thereunder. Even if a specific activity has previously been approved by the Federal Reserve Board, the Federal Reserve Board may still order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

     CAPITAL ADEQUACY. The Federal Reserve Board requires bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See "Regulation of the Bank -- Capital Adequacy."

     DIVIDENDS AND DISTRIBUTIONS. The Federal Reserve Board can prohibit the payment of dividends by bank holding companies if such payment would constitute an unsafe or unsound practice. The Federal Reserve Board has stated that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality, and overall financial condition.

     Bank holding companies must notify the Federal Reserve Board of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such transactions during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Bank holding companies whose capital ratios exceed the thresholds for "well capitalized" banks on a consolidated basis are exempt from the foregoing requirement if they were rated composite 1 or 2 in their most recent inspection and are not the subject of any unresolved supervisory issues.

REGULATION OF THE BANK

     GENERAL. As a state-chartered bank with deposits insured by the FDIC but which is not a member of the Federal Reserve System (a "state non-member bank"), the Bank is supervised by the Commissioner and the FDIC. The Commissioner and FDIC regularly examine the operations of the Bank, including its capital adequacy, reserves, loans, investments and management practices. These examinations are for the protection of the Bank's depositors and not its stockholders. In addition, the Bank must furnish quarterly and annual call reports to the Commissioner and FDIC. The FDIC has the power to remove officers and directors and to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.

     The Bank's deposits are insured by the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Reserve Board and the FDIC regulate reserve requirements and disclosure requirements in connection with personal and mortgage loans and savings deposit accounts. In addition, the Bank is subject to numerous federal and state laws and regulations which impose specific restrictions and procedural requirements for the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms and discrimination in credit transactions.

     CAPITAL ADEQUACY. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.

     The Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3.0%. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks must maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding company experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and particularly when a bank holding company is growing, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

     The risk-based capital rules of the Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. Risk-based capital is composed of two elements: Tier 1 capital and Tier 2 capital. Tier 1 capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less all intangible assets, except for certain purchased mortgage servicing rights and credit card relationships. Tier 2 capital consists of, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify as Tier 1 capital and long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including mandatory convertible debt securities; subordinated debt and intermediate-term preferred stock; and net unrealized gains on equity securities.

     The risk-based capital regulations assign balance sheet assets and credit equivalent amounts of off-balance sheet obligations to one of four broad risk categories based principally on the degree of credit risk associated with the obligor. The assets and off-balance sheet items in the four risk categories are weighted at 0%, 20%, 50% and 100%. These computations result in the total risk-weighted assets. The risk-based capital regulations require all banks and bank holding companies to maintain a minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to total risk-weighted assets of 8%, with at least 4% as Tier 1 capital. For the purpose of calculating these ratios: (i) Tier 2 capital is limited to no more than 100% of Tier 1 capital; and (ii) the aggregate amount of certain types of Tier 2 capital is limited. In addition, the risk-based capital regulations limit the allowance for loan losses includable as capital to 1.25% of total risk-weighted assets.

     FDIC regulations and guidelines additionally specify that state non-member banks with significant interest rate risk may be required to maintain higher risk-based capital ratios. The federal banking agencies, including the FDIC, have proposed a system for measuring and assessing a bank's interest rate risk. The federal banking agencies, including the FDIC, have stated their intention to propose a rule establishing an explicit capital charge for interest rate risk based upon the level of a bank's measured interest rate risk exposure after more experience has been gained with the proposed measurement process. Federal Reserve Board regulations do not specifically take into account interest rate risk in measuring the capital adequacy of bank holding companies.

     The FDIC has issued regulations which classify state non-member banks by capital levels and which authorize the FDIC to take various prompt corrective actions to resolve the problems of any bank that fails to satisfy the capital standards. Under such regulations, a well-capitalized bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has or exceeds the following capital levels: a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a leverage ratio of 5%. An adequately capitalized bank is one that does not qualify as well-capitalized but meets or exceeds the following capital requirements: a total risk-based capital ratio of 8%, a Tier 1 risk-based capital ratio of 4%, and a leverage ratio of either (i) 4% or (ii) 3% if the bank has the highest composite examination rating. A bank not meeting these criteria is treated as undercapitalized, significantly undercapitalized, or critically undercapitalized depending on the extent to which the bank's capital levels are below these standards. A state non-member bank that falls within any of the three undercapitalized categories established by the prompt corrective action regulation will be subject to severe regulatory sanctions. As of June 30, 1998, the Bank was "well-capitalized" as defined by the FDIC's regulations.

     BRANCHING. With the approval of the Commissioner, Maryland banks may establish branches within the State of Maryland without geographic restriction and may establish branches in other states by any means permitted by the laws of such state or by federal law. The Reigle-Neal Act authorizes the FDIC to approve interstate branching de novo by state banks, only in states which specifically allow for such branching. Pursuant to the Reigle-Neal Act, the appropriate federal banking agencies have adopted regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations are designed to ensure that interstate branches operated by an out-of-state bank in a host state are also helping to meet the credit needs of the communities which they serve.

     DIVIDEND LIMITATIONS. Maryland banks may only pay dividends from undivided profits or, with the prior approval of the Commissioner, their surplus in excess of 100% of required capital stock. The Maryland Financial Institutions Code further restricts a Maryland bank from declaring a stock dividend on its shares of capital stock unless its surplus is equal to at least 20% of the outstanding capital stock as increased. If the surplus fund does not equal the amount of capital stock, the Maryland bank shall annually transfer to surplus at least 10% of its net earnings until the surplus is 100% of its capital stock as increased. In addition, the Bank is prohibited by federal statute from paying dividends or making any other capital distribution that would cause the Bank to fail to meet its regulatory capital requirements. Further, the FDIC is authorized to prohibit the payment of dividends by a state non-member bank when it determines such payment to be an unsafe and unsound banking practice.

     DEPOSIT INSURANCE. The Bank pays assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

     Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Institutions are assigned to one of three capital groups -- "well capitalized, adequately capitalized or undercapitalized." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and other information the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund.

     For a period of time, institutions with SAIF-assessable deposits, like the Bank, were required to pay higher deposit insurance premiums than institutions with deposits insured by the Bank Insurance Fund ("BIF") also administered by the FDIC. In order to recapitalize the SAIF and address the premium disparity, the Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Bank incurred a pre-tax expense of $1,263,000 during the 1996 fiscal year.

     The FDIC has adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings is zero and institutions in the lowest risk assessment classification are assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF member institutions will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by FICO, an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     TRANSACTIONS WITH AFFILIATES. A state non-member bank or its subsidiaries may not engage in "covered transactions" with any one affiliate in an amount greater than 10% of such bank's capital stock and surplus. All such transactions with all affiliates are limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. An affiliate of a state non-member bank is any company or entity which controls, is controlled by, or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state non-member bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the state non-member bank. The BHCA further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

     LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS. Loans to directors, executive officers and principal stockholders of a state non-member bank must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholder or employees of the Bank unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder together with all other outstanding loans to such person and affiliated interests generally may not exceed 15% of the bank's unimpaired capital and surplus for loans that are not fully secured and an additional 10% of the bank's unimpaired capital and surplus for loans that are fully secured by readily marketable collateral. All loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective affiliates, in excess of the greater of $25,000 or 5% of capital and unimpaired surplus (up to $500,000) must be approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. State non-member banks are prohibited from paying the overdrafts of any of their executive officers or directors. In addition, loans to executive officers must be made on terms no more favorable than those offered other borrowers and are restricted as to type, amount and terms of credit.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information about the directors, executive officers and significant employees of the Company and the Bank including their name, age, positions with the Company and the Bank, the year they first became a director of the Company or the Bank and the year their current term as director of the Company expires. Each director of the Company (other than Mr. Knight who first became a director in 1998) has been a director of the Company since its incorporation in 1990. Directors of the Company are divided into three classes with one class elected by stockholders annually for a three-year term.

                                                        POSITIONS WITH THE               DIRECTOR      CURRENT TERM
NAME                                    AGE(1)          COMPANY AND BANK                  SINCE (2)     TO EXPIRE
----                                    ------          ------------------                ---------     ------------
Bernard Dackman                           71            Chairman of the Board and           1961           2000
                                                         Director of the Company
                                                         and the Bank
David H. Wells, Jr.                       48            President, Chief Executive          1985           1999
                                                         Officer and Director of the
                                                         Company and the Bank
W. Benton Knight                          49            Director and Vice President of      1998           2001
                                                         the Company, Executive Vice
                                                         President of the Bank
Irwin R. Cohen                            74            Director of the Company             1961           2001
                                                         and the Bank
Joel Dackman                              46            Director of the Company             1985           2001
                                                         and the Bank
Jan Cohen Feldman                         43            Director of the Company             1985           2000
                                                         and the Bank
Philip Glazer                             72            Director and Vice President of      1961           2001
                                                         the Company and the Bank
Marc S. Rosen                             44            Director of the Company             1985           2001
                                                         and the Bank
Morton Shapiro                            70            Director of the Company             1961           1999
                                                         and the Bank
Richard D. Sussman                        43            Director of the Company             1985           2000
                                                         and the Bank
Seymour Sussman                           73            Director of the Company             1961           1999
                                                         and the Bank
Ejner J. Johnson, Jr.                     40            Director of the Bank                1997             --
J. Joseph McAleer, IV                     32            Director of the Bank                1997             --
Steven M. Rosen                           40            Director of the Bank                1997             --
Alan R. Silver                            41            Director of the Bank                1997             --
-------------------------

(1)  At June 30, 1998.
(2)  Includes service as director of the Bank.

     Set forth below is information concerning the Company's and the Bank's directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

     BERNARD DACKMAN is the Chairman of the Board of Directors of the Company and the Bank and has served in those capacities since their founding in 1990 and 1961, respectively. Mr. Dackman also serves as the Chairman of the Executive Committee and serves on the Compensation Committee of the Bank, as well as on the Board of Directors of Key Operations Center, Inc. Mr. Dackman is a partner with the law firm of Dackman, Heyman & Margolies, LLP in Baltimore, Maryland. Mr. Dackman is the father of Joel Dackman.

     DAVID H. WELLS, JR. has been President of the Bank since 1985 and President of the Company since 1990. He also serves on the Board of Directors of Key Operations Center, Inc. Mr. Wells joined the Bank in 1981 after serving six years as Deputy Director of the Maryland Division of Savings and Loans. Mr. Wells, who is also an attorney, is a member of the Board of Directors of America's Community Bankers and also serves on the Strategic Planning and Audit and Finance Committees of that organization. Mr. Wells is also a member of the Board of Directors of the Maryland Bankers' Association and serves on its Government Relations Committee. Mr. Wells served as Chairman of the Maryland League of Financial Institutions from 1988 to 1990.

     W. BENTON KNIGHT is the Vice President and Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank which he joined in 1984. Mr. Knight also serves on the Board of Directors of Key Operations Center, Inc. Prior to joining the Bank, Mr. Knight, who is a Certified Public Accountant, was manager of regulatory and SEC reporting for Mercantile Bancshares in Baltimore, Maryland.

     IRWIN R. COHEN is President and Chief Executive Officer of R/C Theaters, Reisterstown, Maryland with which he has been affiliated since 1942. Mr. Cohen, who is also an attorney, is Chairman of the Loan Committee and serves on the Executive Committee and Compensation Committee. Mr. Cohen is the father of Jan Cohen Feldman.

     JOEL DACKMAN is a self-employed Certified Public Accountant in Baltimore, Maryland. Mr. Dackman is Chairman of the Audit Committee and a member of the Loan Committee. Mr. Dackman is the son of Bernard Dackman.

     JAN COHEN FELDMAN is a legal assistant with ICMA Retirement Corporation, a pension fund management business located in Washington, D.C. Ms. Feldman serves on the Board of Directors of Key Operations Center, Inc. and is a member of the Community Reinvestment Committee of the Bank. Ms. Feldman is the daughter of Irwin R. Cohen.

     PHILIP GLAZER is the Vice Chairman of the Board of Directors of the Company and the Bank. Mr. Glazer serves as Chairman of the Board of Directors of Key Operations Center, Inc. and is a member of the Executive Committee and Community Reinvestment Committee of the Bank. Mr. Glazer is retired.

     MARC S. ROSEN is a partner with the law firm of Scanlan, Rosen & Shar, LLC, Baltimore, Maryland. Prior to forming his own law firm in 1990, Mr. Rosen was associated with the law firm of Whiteford, Taylor & Preston in Baltimore, Maryland. Mr. Rosen serves on the Executive Committee and the Compensation Committee of the Bank.

     MORTON SHAPIRO is an attorney and real estate investor. He is President of Paul Shapiro and Sons, Inc., a real estate and property management firm in Baltimore, Maryland. Mr. Shapiro is a member of the Board of Directors of the Property Owners Association of Greater Baltimore. Mr. Shapiro serves on the Audit Committee of the Bank.

     RICHARD D. SUSSMAN is an attorney with Northwestern Loan Company, a pawn brokerage in Baltimore, Maryland. Prior to joining Northwestern, Mr. Sussman was associated with the law firm of Weinberg & Green in Baltimore, Maryland. Mr. Sussman, who serves on the Bank's Loan Committee, is the son of Seymour Sussman.

     SEYMOUR SUSSMAN is the President of Northwestern Loan Company, a pawn brokerage in Baltimore, Maryland. Mr. Sussman serves on the Executive Committee and Compensation Committee of the Bank. Mr. Sussman, who is the father of Richard Sussman, also serves on the Board of Directors of Valley Bank of Maryland (formerly Baltimore Savings and Loan Association, F.A.), Owings Mills, Maryland.

     EJNER J. JOHNSON, JR. is Senior Vice President for fixed-income securities sales in the Baltimore office of Prudential Securities, Inc., a securities broker-dealer. Mr. Johnson serves on the Board of Directors of Key Operations Center, Inc, as well as on the Community Reinvestment Committee of the Bank.

     J. JOSEPH MCALEER IV, is a principal in the firm of Monaghan, Tilghman & Hoyle, an insurance agency in Baltimore, Maryland. Prior to joining Monaghan, Tilghman & Hoyle in 1994, he was a Vice President with the Warner Companies, a financial and estate planning firm in Timonium, Maryland. Mr. McAleer serves on the Commercial Loan Committee of the Bank.

     STEVEN M. ROSEN is a real estate attorney with the firm of Abramhoff, Neuberger & Linder, LLP in Baltimore, Maryland. Mr. Rosen serves on the Loan Committee of the Bank.

     ALAN R. SILVER is a Certified Public Accountant with the accounting firm of Silver & Silver, P.A in Owings Mills, Maryland. Mr. Silver is the President of Worthington Woods Homeowners Association and sits on the Board of Directors of Adat Chaim, Inc. Mr. Silver serves on the Audit Committee and Commercial Loan Committee of the Bank.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following sets forth information with respect to executive officers of the Bank who do not serve on the Boards of Directors of the Company or the Bank.

NAME                      AGE(1)                          POSITIONS WITH THE BANK
------------------------  ------  -----------------------------------------------------------------------

William F. Ariano, Jr.     49     Vice President/Division Manager of Residential Lending
Robert M. Bouza            63     Senior Vice President
Ross L. Brown              41     Senior Vice President/Division Manager of Commercial Lending
Judith A. Frank            50     Vice President/Branch Administration/Division Manager of Retail Banking
George Harrison            39     Vice President/Division Manager of Consumer Lending
Thomas J. Juranich         48     Senior Vice President/President of Key Operations Center, Inc.
George G. Wachter          55     Senior Vice President/Division Manager of Construction Lending
-------------------------

(1)  At June 30, 1998.


     WILLIAM F. ARIANO, JR. has been the Vice President of the Bank in charge of Residential Mortgage Lending since 1997. Prior to joining the Bank, Mr. Ariano was a Senior Loan Originator with B.F. Saul Mortgage Company in Baltimore, Maryland.

     ROBERT M. BOUZA has been the Senior Vice President of the Bank since 1992. Mr. Bouza served as President of Key Operations Center, Inc. from 1982 to 1997.

     ROSS L. BROWN has been the Senior Vice President of the Bank in charge of Small Business Lending since 1997 and previously had served as a Vice President in this capacity since 1991. Mr. Brown was named Financial Services Advocate of the Year by the Baltimore District of the Small Business Administration in 1996. Prior to joining the Bank, Mr. Brown was a Vice President in the small business lending division of Signet Bank in Baltimore, Maryland.

     JUDITH A. FRANK has been the Vice President of the Bank in charge of branch administration since 1996 and an Assistant Vice President in this capacity since 1992. Prior to joining the Bank, Mrs. Frank had served in this capacity with Sharon Savings Bank, FSB in Baltimore, Maryland.

     GEORGE J. HARRISON has been the Vice President of the Bank in charge of consumer lending since 1996. Prior to joining the Bank, Mr. Harrison ran three branch offices of Sun Star Acceptance, the sub-prime automobile lending subsidiary of NationsBank, and worked as Asset Remarketing Manager for both NationsBank and Maryland National Bank.

     THOMAS J. JURANICH became the President of Key Operations Center, Inc. in 1997 after having served as Vice President of that company since 1991. Mr. Juranich is also a Vice President of the Bank. Prior to joining the Bank, Mr. Juranich worked in branch administration for Long Island Savings Bank and in the credit card division of Chemical Bank.

     GEORGE G. WACHTER has been the Senior Vice President of the Bank in charge of construction and development lending since 1994 and a Vice President in that capacity since 1990. Mr. Wachter has over 30 years experience in construction and development lending with several institutions in the Baltimore area.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. Each director of the Company receives an annual retainer of $1,000. Non-employee directors of the Bank also receive an annual retainer of $15,000. In addition, the Chairman of the Bank's Board of Directors receives an annual fee of $30,000. Employee directors who serve on the Bank's Board of Directors do not receive any fees for their service. In addition to the fees paid to directors of the Company and the Bank, annual fees in the amount of $2,500 are paid to the chairmen of the Audit Committee and Loan Committee, and to the Chairman of the Board of Key Operations.

     DIRECTOR STOCK OPTION PLAN. The Company has reserved 60,000 shares of Common Stock under the Key Capital Corporation 1998 Stock Option Plan for Directors ("Director Option Plan") for issuance pursuant to non-incentive stock options granted to non-employee directors and advisory directors of the Company and its affiliates. The purpose of the Director Option Plan is to advance the interests of the Company by providing directors of the Company and its
affiliates with the opportunity to acquire shares of Common Stock.   No options
have been granted under the Director Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Bank serves as the compensation committee for the Company's Board of Directors. The Compensation Committee periodically evaluates the compensation paid to directors, executive officers and other employees and recommends changes to compensation policy to the Bank's Board of Directors. During the year ended December 31, 1997, Irwin Cohen, Bernard Dackman, Marc Rosen and Seymour Sussman served on the Compensation Committee. Each of the members of the Compensation Committee has engaged in certain transactions with the Company during the last fiscal year. See " -- Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and the Bank to their chief executive officer and to each other executive officer whose salary and bonus earned in the fiscal year ended December 31, 1997 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries (the "Named Executive Officers").

                                                                                             LONG-TERM
                                               ANNUAL COMPENSATION                      COMPENSATION AWARDS
                                      ------------------------------------           -------------------------
                                                                                     RESTRICTED     SECURITIES
        NAME AND                                                  OTHER ANNUAL          STOCK       UNDERLYING     ALL OTHER
   PRINCIPAL POSITION         YEAR    SALARY       BONUS         COMPENSATION(1)      AWARD(S)      OPTIONS      COMPENSATION (2)
   ------------------         ----    ------       -----         --------------      ---------      ----------   ---------------
David H. Wells, Jr.           1997    $105,000     $53,597        $     --               --           4,000           $4,000
  President
W. Benton Knight              1997      97,000      53,597              --               --           3,000            3,000
  Executive Vice
  President
Robert M. Bouza               1997     105,000      21,226              --               --              --            1,051
  Senior Vice President
George G. Wachter             1997      85,000      52,400              --               --           2,000            2,767
  Senior Vice President

-------------------------
(1) Excludes certain personal benefits, the value of which in the aggregate did not exceed the lesser of $50,000 or 10% salary and bonus for any Named Executive Officer.
(2) "All Other Compensation" consists of 401(k) Plan matching contributions by Messrs. Wells, Knight, Bouza and Wachter in the amounts of $3,000, $3,000, $1,051, and $2,767, respectively. Also includes $1,000 in directors fees received by Mr. Wells for his service on the Company's board of directors.


     OPTION GRANTS IN LAST FISCAL YEAR.   The following table contains
information concerning the grant of stock options under the Company's Incentive Stock Option Plan (the "Option Plan") to the Chief Executive Officer and the Named Executive Officers during fiscal year 1997. No stock appreciation rights have been granted under the Option Plan.

                                             INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                          NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK
                         SECURITIES       OPTIONS                                  PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE                      FOR OPTION TERM
                           OPTIONS     EMPLOYEES IN     OR BASE      EXPIRATION     -----------------
NAME                     GRANTED(1)     FISCAL YEAR    PRICE(2)         DATE           5%       10%
----                    ----------     -----------    --------       ----------     -----------------
David H. Wells, Jr.          4,000         25.6%       $29.44         4/15/03       $32,535   $71,894
W. Benton Knight             3,000         19.2         29.44         4/15/03        24,402    53,920
Robert M. Bouza                 --           --            --              --            --        --
George G. Wachter            2,000         12.8         29.44         4/15/03        16,267    35,947

--------------------
(1)  All options are immediately exercisable.
(2)  Exercise price equals fair market value per share at date of grant.

     YEAR-END OPTION/SAR VALUES AND EXERCISE OF OPTIONS. The following table sets forth information concerning the number and potential realizable value at the end of 1997 of options held by the Chief Executive Officer and Named Executive Officers and the options such persons exercised during 1997.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT YEAR-END             AT YEAR-END  (2)
                       SHARES ACQUIRED     VALUE     --------------------------  -------------------------------
        NAME             ON EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE       UNEXERCISABLE
---------------------  ---------------  -----------  -----------  -------------  -----------  ------------------
David H. Wells, Jr.           --        $   --         19,990           --         $118,310          $   --
W. Benton Knight              --            --         15,000           --           89,100              --
Robert M. Bouza            3,000         4,800          4,000           --           16,750              --
George G. Wachter             --            --         10,000           --           59,400              --
-------------------------

(1) Based on the price at which the shares were actually sold.
(2) Calculated based on the product of (a) the number of shares subject to option times (b) the difference between the estimated market value of the underlying Common Stock at December 31, 1997 ($29.44 per share) and the exercise price of the options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank makes loans to executive officers and directors of the Company, and their affiliates, from time to time in the ordinary course of business. Loans are made to such persons on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers and the Bank does not believe that they involve more than the normal
risk of collectibility or present other unfavorable features.   At December 31,
1997, these loans consisted of outstanding credit card balances and were less than $60,000 in total.

     Dackman, Heyman & Margolies, LLP, a law firm of which Director Bernard Dackman is a partner, serves as general counsel to the Bank and receives fees from the Bank for its services. In addition, during the year ended December 31, 1997, Dackman, Heyman & Margolies, LLP, received $214,000 in fees for services rendered in connection with loan closings which were paid by borrowers.

     Scanlan, Rosen & Shar, LLC, a law firm in which Director Marc S. Rosen is a partner, also performs legal services for the Company. During the year ended December 31, 1997, Scanlan, Rosen & Shar, LLC, received $80,000 for such services.

     Since January 1, 1997, the Company has borrowed funds pursuant to promissory notes issued to various related parties to fund loans made by the Company to third parties. These borrowings replaced a loan from another bank which was at a rate of 2% over the prime rate. The Company intends to repay
these loans as they come due.   The following table sets forth information on
each of these transactions.

                                                          RELATION     INTEREST
DATE          AMOUNT              PAYEE                  TO COMPANY      RATE        MATURITY
--------    --------           ---------------           ----------    --------      --------
02/07/97    $200,000        Hopkins Bancorp, Inc.             A          9.0%        03/07/98  *
02/07/97     400,000        Hopkins Bancorp, Inc.             A         10.0         03/07/99
02/21/97     100,000        Diversions, Inc.                  B          9.5         09/21/98  *
03/04/97     300,000        Northwestern Loan Co., Inc.       C          9.5         09/04/98  *
04/02/98     200,000        Hopkins Bancorp, Inc.             A         10.0         05/01/00
04/07/98     200,000        Irwin R. Cohen                    D          9.0         05/07/99
04/07/98     200,000        Northwestern Loan Co., Inc.       C         10.0         05/07/00
04/14/98     100,000        Diversions, Inc.                  B          9.5         10/14/99
-------------------------

*    Repaid.
A: Controlled by Alvin R. Lapidus, a beneficial owner of more than 5% of the Common Stock.
B:   Controlled by the spouse of Morton Shapiro, a director of the Company.
C:   Controlled by Seymour Sussman, a director of the Company.
D:   Director

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information as of June 30, 1998 concerning ownership of the Common Stock (which constitutes its only class of equity securities) by any individual or group known to the Company to be the beneficial owner of more than 5% of its Common Stock, each of its directors and Named Executive Officers, and all executive officers and directors as a group. Each person listed has sole voting and sole investment power with respect to the shares listed across from his name except as noted otherwise.

                                                                                              ANTICIPATED
                                                                                              COMMON STOCK           PERCENTAGE
                                                AMOUNT AND NATURE OF        PERCENT           PURCHASES IN          FOLLOWING THE
        NAME                                 BENEFICIAL OWNERSHIP /1/     OF CLASS /2/     THE OFFERING /3,4/        OFFERING /4/
       -----                                 -----------------------      ------------     ------------------       -------------

Directors and Named Executive Officers:
Irwin R. Cohen /5/                                 100,400   /6/             12.33%
Bernard Dackman /5/                                122,436                   15.04
Joel Dackman                                        10,526                    1.29
Jan C. Feldman                                       2,620                       *
Philip Glazer /5/                                   78,904   /7/              9.64
W. Benton Knight                                    17,900   /8/              2.16
Marc S. Rosen                                        9,460   /9/              1.16
Morton Shapiro                                       3,200  /10/                 *
Richard D. Sussman                                  15,940                    1.96
Seymour Sussman /5/                                 69,246                    8.50
David H. Wells, Jr. /5/                             41,840  /11/              5.02
Robert M. Bouza                                      4,000  /12/                 *
George G. Wachter                                   12,680  /13/              1.54

All directors and executive officers
  as  a group (18 persons)                         498,852  /14/             57.20

Other Beneficial Owners:
Estate of Charles G. Jules /5/                      51,416  /15/              6.31
Alvin Lapidus                                       56,344  /16/              6.92
Burton Rosen                                        66,296  /17/              8.14

-------------------------
 *    Less than 1.0% of shares outstanding.
/1/ For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from June 30, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals exercise sole voting and investment power over the shares of the Common Stock .
/2/ In calculaitng percentage ownership for a given individual or group of individuals, the number of shares of the Common Stock outstanding includes unissued shares subject to options exercisable within 60 days of June 30, 1998 held by that individual or group.
/3/  Based on an initial public offering price of $12.00 per share.
/4/  Assuming no exercise of the Underwriter's over-allotment option.
/5/ The address of the named individual is 7F Gwynns Mill Court, Owings Mills, Maryland.
/6/ Includes 30,000 shares held by Capital Industries, Inc. of which he is president and 20,400 shares held jointly. Excludes 2,620 shares held by his daughter Jan C. Feldman.
/7/ Includes 3,740 shares held jointly, 3,506 shares held by Associated Partners, Co., Inc., 29,716 shares held in an individual retirement account and 9,218 shares held by his spouse as to which he disclaims beneficial ownership.
/8/ Held jointly. Includes 15,000 shares which Mr. Knight has the right to acquire pursuant to the exercise of options.
/9/  Includes 700 shares held jointly.
/10/ Includes 3,175 shares held jointly.
/11/ Includes 21,850 shares held jointly.  Includes 19,960 shares which Mr.
     Wells has the right to acquire pursuant to the exercise of options.

/12/ Consists of shares that he has the right to acquire pursuant to the exercise of options.
/13/ Include 2,680 shares held jointly and 10,000 shares that he has the right to acquire pursuant to the exercise of options.
/14/ Includes 57,834 shares which directors and executive officers have the right to acquire pursuant to the exercise of options.
/15/  Includes 14,280 shares held jointly.
/16/ Includes 27,972 shares held jointly and 400 shares held by spouse as to which he disclaims beneficial ownership. Does not include 31,692 shares held by Hopkins Bancorp, Inc. of which Mr. Lapidus is Chairman and as to which he disclaims beneficial ownership. Mr. Lapidus' address is
      ______________________________________________.
/17/ Includes 32,648 shares held by spouse as to which he disclaims beneficial ownership. Mr. Rosen's address is
       ______________________________________________.



                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 20,000,000 shares of Common Stock. As of September __, 1998, there were _____ shares outstanding and _____ stockholders of record. Upon the closing of the Offering, there will be ______ shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Each share of the Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The Common Stock is not subject to redemption and is not convertible into any other class of securities. Upon payment of the full purchase price therefor, the Common Stock will be fully paid and non-assessable. THE COMMON STOCK REPRESENTS NONWITHDRAWABLE CAPITAL, IS NOT AN ACCOUNT OF AN INSURABLE TYPE, AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

     DIVIDENDS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividends." The holders of the Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor.

     VOTING RIGHTS. The holders of the Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote per share. Stockholders are entitled to cumulate their votes in the election of directors. The classification of the Board of Directors, however, reduces the amount by which stockholders will be able to cumulate their votes in any election. Mergers, consolidations, share exchanges and sales of substantially all the Company's assets as well as amendments to its Articles of Incorporation require the approval of two-thirds of the outstanding shares. A majority of the votes cast is generally required for the approval of all other matters submitted to a vote of the stockholders except as described in " -- Certain Voting Requirements."

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution in cash or in kind.

     REPURCHASE OF OWN SHARES. The Company generally may repurchase its own shares, subject to certain restrictions under applicable state and federal banking and securities laws.

     PREEMPTIVE RIGHTS. Holders of the Common Stock do not have preemptive rights with respect to any additional shares which may be issued by the Company. Any issuance of the Company's capital stock (other than an issuance of treasury stock or an issuance pursuant to a pro rata stock dividend) must be approved by the holders of not less than a majority of the outstanding shares of capital stock.

     TRANSFER AGENT AND REGISTRAR. ________ acts as transfer agent and registrar for the Common Stock.

CERTAIN VOTING REQUIREMENTS

     AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation require the affirmative vote of at least 66-2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors for the approval of any amendment to Article XII (Removal of Directors), XIII (Indemnification), XIV (Limitations on Liability of Officers and Directors) and XVI (Amendments of Articles of Incorporation). In addition, the Articles of Incorporation provide that the following sections of the Bylaws may only be amended by the vote of not less than a majority of the outstanding shares of the capital stock of the Company: Article II Stockholders, Sections 3 (Special Meetings), 8 (Quorum), 10 (Voting) and 12(c) (Voting of Treasury Shares); Article III Board of Directors, Sections 2 (Number, Term and Election), 10 (Vacancies) and 11 (Removal of Directors); and Article XI Amendments.

     REMOVAL OF DIRECTORS. Under the Company's Articles of Incorporation, directors may only be removed for cause and only by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors which such director is a part.

     BUSINESS COMBINATIONS. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers, consolidations or share exchanges; (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;
(iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder; (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly, (except proportionately as a stockholder) of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries. After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the board of directors and approved by
(a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the rigorous fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its board of directors prior to the date the Interested Stockholder became an Interested Stockholder.

     CONTROL SHARE ACQUISITIONS. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the articles or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock. Upon completion of the Offering, there will be outstanding ______ shares of Common Stock (assuming no exercise of the over-allotment option).

     All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144. After the Offering, ______ additional shares of Common Stock held by affiliates will be considered to be "control shares" and 66,984 additional shares of Common Stock issuable upon the exercise of options that the Company has granted or agreed to grant will be "restricted securities" within the meaning of Rule 144, and are eligible for sale in the public market in compliance with Rule 144. The Company intends to file a registration statement on Form S-8 under the Securities Act registering approximately 200,000 shares of Common Stock issuable upon the exercise of options granted or to be granted pursuant to its Stock Option Plans. Upon effectiveness of the registration statement, shares issued to nonaffiliates upon the exercise of the options generally will be freely tradeable without restriction or further registration under the Securities Act. All directors and executive officers and certain other stockholders of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Ryan, Beck. The Company has agreed, subject to certain exceptions, that it will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Ryan, Beck.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell a limited number of shares provided that the person has owned the shares for at least one year. Sales, within any three-month period, may not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) if the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 must also comply with certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the three months preceding a sale by such person and who has beneficially owned the shares at least two years is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.


                                 THE OFFERINGS

     The Company proposes to offer a total of _________ shares of the Common Stock in two stages. In the first stage, the Company will offer _________ shares on a best efforts basis in the Community Offering. The Company intends to sell any shares which remain unsold at the close of the Community Offering (along with another _______ shares) to Ryan, Beck for resale in a firm commitment Public Offering. The Company will not issue any shares to subscribers in the Community Offering unless the Public Offering takes place. Subscribers in the Community Offering will pay the same price per share as purchasers in the Public Offering.

THE COMMUNITY OFFERING

     GENERAL. The Company is offering up to _________ shares of its Common Stock at a price between $10.00 and $12.00 per share in the Community Offering. The minimum purchase for the Community Offering is 100 shares and the maximum purchase is $__________. In its sole discretion, however, the Company may accept a subscription for a lesser or greater number of shares. Subscribers should be aware that beneficial ownership of more than 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws.

     Subscription orders will be accepted until __:__ _.m., Eastern time on _____________, 1998. See "Escrow Account and Release of Funds" below. The Company reserves the right to terminate the Community Offering at any time. The date the Community Offering terminates is referred to herein as the "Expiration Date."

     Subscriptions are binding on subscribers upon acceptance by the Company. Subscribers may not revoke subscriptions without the consent of the Company. In addition, the Company reserves the right to cancel subscriptions received at any time and for any reason until the proceeds of the Community Offering are released from the Escrow Account (as discussed in greater detail in "Escrow Account and Release of Funds" below). The Company reserves the right to reject any subscription, in whole or in part and in its sole discretion. In the event of an over-subscription, the Company may allocate shares among subscribers in its sole discretion. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations.

     In the event the Company rejects all, or accepts less than all, of a subscription, the Company will refund promptly without interest the amount remitted that corresponds to $_____ multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund the amount remitted and no interest will be earned thereon.

     ESCROW ACCOUNT AND RELEASE OF FUNDS. Subscription proceeds accepted by the Company for _______ shares subscribed for in the Community Offering will be promptly deposited in an escrow account with __________ (the "Escrow Agent"), until the closing of the Public Offering. After the close of the Community Offering, the Escrow Agent will continue to hold the subscription proceeds of the Offering until the completion of the Public Offering. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the completion of both the Offerings and escrowed funds are delivered to the Company. The Escrow Agent has not investigated the advisability of an investment in the shares and has not approved, endorsed, or passed upon the merits of an investment in the shares of Common Stock. Subscription proceeds held in the Escrow Account will not earn interest. If the above conditions are satisfied, the Escrow Account will be terminated by the Company, in which event the subscription amounts held in Escrow Account, and any interest earned thereon, will be paid to the Company.

     HOW TO SUBSCRIBE. Shares may be subscribed for by delivering the Stock Order Form to the Stock Information Center, established by Ryan, Beck, on or before the Expiration Date. The address of the Stock Information Center is 7F Gwynns Mill Court, Owings Mills, Maryland 21117. Subscribers should retain a copy of their completed Stock Order Form for their records. The subscription price is due and payable when the Stock Order Form is delivered. Payment must be made in United States dollars by check, bank draft or money order drawn to the order of "_______________, as Escrow Agent for Key Capital Corporation", in the amount of $12.00 multiplied by the number of shares subscribed for. Funds also may be delivered to the Escrow Agent by wire transfer. Please call the Stock Information Center at (410) 363-7050 for wire transfer instructions.

     PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES. To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Order forms will only be distributed with a Prospectus. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. The Company is not obligated to accept orders not submitted on original order forms. Order forms unaccompanied by an executed acknowledgment form will not be accepted. Payment by check, money order, bank draft or wire transfer must accompany the order and acknowledgment forms.

     PLAN OF DISTRIBUTION. Under the Agency Agreement (the "Agency Agreement") which the Company has entered into with Ryan, Beck, the Company has retained Ryan, Beck as its exclusive financial adviser, to consult with and advise the Company with respect to the Community Offering and to provide assistance in connection with the sale of shares of Common Stock in the Community Offering. Ryan, Beck is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc.

     Among other things, Ryan, Beck will assist with administrative and marketing functions, such as (i) training the Company's employees and Stock Information Center (as defined below) staff regarding the mechanics of the Community Offering, (ii) answering investors' questions and participating in informational meetings for investors, (iii) coordinating Stock Information Center activities and organizing the sales effort, (iv) soliciting orders to purchase shares of Common Stock, and (v) maintaining records of all sales activity. Ryan, Beck will not have any obligation to purchase or accept any shares of Common Stock for its own account in the Community Offering.

     For these services, the Company will pay Ryan, Beck a marketing /management fee of 2.5% of the total dollar amount of Common Stock sold in the Community Offering. The Company, however, will not pay fees to Ryan, Beck for shares sold to directors, officers, employees or employee benefit plans of the Company or the immediate families of such persons.

     The Company will pay for all of its own expenses in connection with the Community Offering, such as legal, accounting, printing and filing fees and expenses. The Company also will reimburse Ryan, Beck for up to $5,000 of its itemized and reasonable out-of-pocket expenses, and will pay legal fees up to $40,000 plus associated expenses. The Company has agreed in the Agency Agreement to indemnify Ryan, Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the Common Stock, including but not limited to liabilities under the Securities Act and under the Exchange Act.

     Offering materials for the Community Offering initially will be distributed to certain persons by mail. Additional copies will be available at the Company's executive offices ("Stock Information Center"). Officers and directors of the Company will be available to answer questions about the Community Offering and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Offerings contemplated in this Prospectus unless such information is set forth in the Prospectus (or is incorporated herein by reference) nor may they render investment advice. The Common Stock will be offered in the Community Offering principally by the distribution of this Prospectus and through activities conducted at the Stock Information Center.

     Certain employees, officers or directors of the Company may participate or assist in the Community Offering. The assistance to be provided by employees in connection with the Offerings will consist of (i) assisting in the mailing of the Prospectus and other offering materials, (ii) staffing the Stock Information Center and responding to telephone inquiries of potential investors with regard to matters of ministerial nature, and (iii) maintaining records of all subscriptions and orders. In addition, officers and directors may attend informational meetings for potential investors and communicate with potential investors by telephone, in either case limiting any statements or discussions to the business and affairs of the Company and its prospects to the extent such information is included in this Prospectus. Each employee, officer and director who will assist in the Community Offering will be instructed not to make any recommendation respecting subscriptions or orders for the Common Stock.

PUBLIC OFFERING

     It is anticipated that all shares of Common Stock not subscribed for in the Community Offering plus an additional _________ shares will be sold to Ryan, Beck for resale in the Public Offering. It is anticipated that Ryan, Beck will purchase such shares at a market price less an underwriting discount. An underwriting agreement (the "Underwriting Agreement") between the Company and Ryan, Beck will not be entered into until immediately prior to the Public Offering. Subject to the conditions contained in the Underwriting Agreement, the Underwriting Agreement will require Ryan, Beck to purchase all shares of Common Stock that have not been subscribed for in the Community Offering plus an additional _________ shares. The Underwriting Agreement is expected to require the Company to pay to Ryan, Beck a fee equal to 7% of the total dollar amount of purchases by Ryan, Beck, as underwriter.

     Among other things, Ryan, Beck will not be obligated to purchase any such shares if certain events occur which could have a material adverse effect upon the business or financial condition of the Company or Bank or on the banking-thrift industry or financial markets generally (all as more fully discussed in the Underwriting Agreement), and/or which, in the sole judgment of Ryan, Beck, make it impracticable or inadvisable to proceed with the Public Offering. Ryan, Beck may elect to waive any condition and purchase such amounts of the shares of Common Stock as it specifies by notice to the Company.

     Pursuant to the Underwriting Agreement, the Company will grant Ryan, Beck an option, exercisable not later than 30 days after the date of the Prospectus in the Public Offering, to purchase up to 15% of the shares offered in the Public Offering at the public offering price, less an agreed upon underwriting discount and commission, solely to cover over-allotments. To the extent that Ryan, Beck exercises this option, the Ryan, Beck will be obligated, subject to certain conditions, to purchase such additional shares.

     The Company, each of its directors and executive officers, and certain other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Ryan, Beck, except that the Company may issue shares of Common Stock upon the exercise of currently outstanding options.

     The Company will pay for all its expenses in connection with the Public Offering, such as legal, accounting, printing and filing fees and expenses. The Company also will reimburse Ryan, Beck for its itemized and reasonable out-of pocket expenses, which shall include legal fees and associated expenses, less any reimbursement of such amounts as discussed above under " -- Plan of Distribution." The Company will agree in the Underwriting Agreement to indemnify Ryan, Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for Common Stock, including, but not limited to, liabilities under the Securities Act and under the Exchange Act.


                                    EXPERTS

     The Consolidated Financial Statements of Key Capital Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement on Form S-1 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed on for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. Certain matters will be passed on for Ryan, Beck by Thacher Proffitt & Wood, Washington, D.C.


                             ADDITIONAL INFORMATION

     The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission under the 1933 Act with respect to the Common Stock being offered hereby. This Prospectus is part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. A copy of the Registration Statement may be examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained from the website that the Commission maintains at http://www.sec.gov. Although the Prospectus contains a discussion of the material aspects of the documents filed as exhibits to the Registration Statement, statements contained in this Prospectus as the contents of any contract or other document are not necessarily complete and, in such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Since its inception, the Company has and intends to continue to make available to its stockholders annual reports containing financial information that has been examined and reported upon, with an opinion expressed by, an independent firm of certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Independent Auditors' Report......................... F-1

Consolidated Financial Statements:

     Statements of Financial Condition............... F-2
     Statements of Income............................ F-3
     Statements of Changes in Stockholders' Equity... F-5
     Statements of Cash Flows........................ F-6

Notes to Consolidated Financial Statements........... F-8

INDEPENDENT AUDITORS' REPORT



The Board of Directors
Key Capital Corporation:



We have audited the accompanying consolidated statements of financial condition of Key Capital Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Key Capital Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                          KPMG Peat Marwick LLP


Baltimore, Maryland
February 20, 1998

KEY CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

======================================================================================================================
                                                                                                   December 31,
                                                                         June 30,         ----------------------------
                                                                           1998               1997             1996
----------------------------------------------------------------------------------------------------------------------
                                                                        (unaudited)
ASSETS
Cash on hand and due from banks                                        $   9,591,866        7,008,538        6,915,598
Short-term investments (note 1)                                           16,619,747       14,980,475        7,102,713
Securities purchased under agreements to resell (note 2)                          --          187,518               --
Certificates of deposit                                                       37,102          171,993          144,548
Investment securities available-for-sale (note 3)                         27,002,386       25,805,514       14,796,424
Mortgage-backed securities available-for-sale (note 3)                     4,169,984        5,238,594        5,656,521
Loans receivable, net (notes 4 and 8)                                    192,640,201      193,654,037      200,192,994
Mortgage loans held for sale                                              11,606,602        4,775,250        1,040,050
Accrued interest receivable                                                2,484,611        2,597,936        2,529,501
Investment in Federal Home Loan Bank stock, at cost (note 10)                799,000          752,100          734,600
Other real estate owned and other foreclosed assets, net (note 5)          2,268,549        2,894,827        3,114,491
Property and equipment, net (note 6)                                       6,640,473        6,517,634        6,440,420
Prepaid expenses and other assets                                          1,308,299        1,236,791        1,043,358
Deferred federal and state income taxes (note 9)                           2,519,058        2,655,651        3,326,857
----------------------------------------------------------------------------------------------------------------------
Total assets                                                           $ 277,687,878      268,476,858      253,038,075
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits (note 7)                                                 $ 243,467,354      235,760,044      226,513,106
     Notes payable (note 8)                                                1,509,661        1,006,007               --
     Federal Home Loan Bank advances (note 8)                              2,002,449               --               --
     Advance payments by borrowers for taxes and insurance                   731,303          333,663          449,135
     Due to investors on loans serviced                                      376,284          241,808          275,322
     Federal and state income taxes payable                                  257,199               --          271,607
     Accrued expenses and other liabilities                                4,461,320        7,967,413        5,019,884
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                        252,805,570      245,308,935      232,529,054
----------------------------------------------------------------------------------------------------------------------

Stockholders' equity (notes 9, 10, 13, 14 and 15):
     Common stock $1 par value per share:
        20,000,000 shares authorized; 813,370, 809,640 and
        810,334 shares issued and outstanding, respectively                  813,370          809,640          810,334
     Additional paid-in capital                                              785,923          713,405          740,624
     Retained income                                                      23,329,602       21,715,550       19,326,230
     Accumulated other comprehensive income                                  (46,587)         (70,672)        (368,167)
----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                24,882,308       23,167,923       20,509,021

Commitments (notes 4, 6 and 16)
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                             $ 277,687,878      268,476,858      253,038,075
======================================================================================================================

See accompanying notes to consolidated financial statements.

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income

============================================================================================================================
                                                     Six months ended
                                                         June 30,                         Year ended December 31,
                                              ------------------------------   ---------------------------------------------
                                                   1998              1997            1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------
                                                       (unaudited)
Interest income:
    Loans receivable                          $ 13,982,500        14,289,198      28,315,645      28,747,988      26,622,701
    Mortgage-backed securities                      31,276            71,825         110,709         303,049         585,356
    Investment securities                          859,683           560,163       1,275,939         544,327         566,567
    Federal funds sold                             200,978            50,718         319,414         257,368         143,579
    Dividends on Federal
        Home Loan Bank Stock                        28,460            27,178          54,666          50,956          43,774
    Other                                          233,382           220,584         409,169         379,831         370,915
----------------------------------------------------------------------------------------------------------------------------
Total interest income                           15,336,279        15,219,666      30,485,542      30,283,519      28,332,892
----------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Deposits:
        Certificates                              4,986,514        4,415,872       9,153,193       8,072,880       6,960,623
        NOW and money market
            deposit accounts                        269,236          274,552         561,147         575,929         706,323
        Savings                                     221,788          227,543         456,422         494,493         585,731
        Collateralized savings accounts             151,529          190,071         358,433         882,599       1,414,832
----------------------------------------------------------------------------------------------------------------------------
                                                  5,629,067        5,108,038      10,529,195      10,025,901       9,667,509
    Borrowed funds                                   60,854           32,657          81,354          11,994          24,772
----------------------------------------------------------------------------------------------------------------------------
Total interest expense                            5,689,921        5,140,695      10,610,549      10,037,895       9,692,281
----------------------------------------------------------------------------------------------------------------------------
Net interest income                               9,646,358       10,078,971      19,874,993      20,245,624      18,640,611

Provision for loan losses (note 4)                2,544,583        3,845,436       7,623,136       7,883,024       3,811,560
----------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses                     7,101,775        6,233,535      12,251,857      12,362,600      14,829,051
----------------------------------------------------------------------------------------------------------------------------
Other non-interest income:
    Service fees on deposits                        238,935          178,458         408,312         322,608         299,854
    Credit card processing income                   675,186          139,706         316,144          52,033         108,516
    Credit card fees, service charges
        and related income                        2,514,247        3,212,209       6,190,565       5,699,859       5,779,738
    Gain on sale of SBA loans                       238,134          237,116         544,069         483,228          75,356
    Gain on sale of mortgage loans held
        for sale                                    346,827          299,055         755,916         322,447          84,522
    Other                                           204,560          408,893         869,605         743,191         687,863
----------------------------------------------------------------------------------------------------------------------------
Total non-interest income                         4,217,889        4,475,437       9,084,611       7,623,366       7,035,849
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income, Continued

============================================================================================================================
                                                     Six months ended
                                                         June 30,                         Year ended December 31,
                                              ------------------------------   ---------------------------------------------
                                                   1998              1997            1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------
                                                       (unaudited)
Other non-interest expense:
    Salaries and employee benefits            $  3,653,186         3,340,405       6,952,333       6,514,297       6,472,663
    Credit card related expenses                   937,029         1,197,068       2,583,948       2,442,893       2,219,439
    Federal Deposit Insurance
        Corporation premiums (note 10)              79,958            18,239         135,602       1,817,779         456,782
    Professional services                          997,546           588,477       1,494,382       1,092,474         864,251
    Occupancy                                      786,614           764,047       1,545,149       1,450,146       1,200,370
    Data processing expense                        223,555           210,149         402,370         359,380         345,392
    Loss (gain) on sale of other
        real estate owned, net                      71,393            68,510          48,803          43,606          (3,623)
    Loss on investment securities, net              13,077                --         393,621              --          68,053
    Advertising expense                            190,395           511,025         732,648       2,617,584       1,709,879
    Provision for losses on other
        real estate owned (note 5)                  45,000                --          64,000          30,000         600,000
    Other                                        1,357,567         1,189,877       2,335,219       2,581,888       2,751,759
----------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                       8,355,320         7,887,797      16,688,075      18,950,047      16,684,965
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       2,964,344         2,821,175       4,648,393       1,035,919       5,179,935

Income tax provision (benefit) (note 9)          1,106,281         1,094,194       1,813,386        (210,317)      2,014,368
----------------------------------------------------------------------------------------------------------------------------
Net income                                    $  1,858,063         1,726,981       2,835,007       1,246,236       3,165,567
============================================================================================================================
Earnings per common share (note 13):
    Basic                                     $       2.29              2.13            3.50            1.54            3.91
    Diluted                                           2.25              2.10            3.44            1.52            3.87
============================================================================================================================

See accompanying notes to consolidated financial statements.

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

For six months ended June 30, 1998 (unaudited) and the years ended December 31, 1997, 1996 and 1995

===================================================================================================================================
                                                                                      Retained          Accumulated        Total
                                                               Additional              income-                other       stock-
                                               Common             paid-in        substantially        comprehensive      holders'
                                                stock             capital           restricted               income       equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994             $    405,162           1,145,622           15,805,786           (900,826)      16,455,744

Net income                                       -                   -               3,165,567               -           3,165,567
Other comprehensive income                       -                   -                    -               508,940          508,940
Dividends paid - $1.10 per share                 -                   -                (445,675)              -            (445,675)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                  405,162           1,145,622           18,525,678           (391,886)      19,684,576

Net income                                       -                   -               1,246,236               -           1,246,236
Other comprehensive income                       -                   -                    -                23,719           23,719
Exercise of stock options                          10                 164                 -                  -                 174
Stock split two-for-one                       405,162            (405,162)                -                  -                -
Dividends paid - $.55 per share                  -                   -                (445,684)              -            (445,684)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                  810,334             740,624           19,326,230           (368,167)      20,509,021

Net income                                       -                   -               2,835,007                -          2,835,007
Other comprehensive income                       -                   -                    -                297,495         297,495
Exercise of stock options                       7,406             131,413                 -                   -            138,819
Repurchase of stock                            (8,100)           (158,632)                -                   -           (166,732)
Dividends paid - $.55 per share                  -                   -                (445,687)               -           (445,687)
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                  809,640             713,405           21,715,550             (70,672)     23,167,923

Net income                                       -                   -               1,858,063                -          1,858,063
Other comprehensive income                       -                   -                    -                 24,085          24,085
Exercise of stock options                       1,230              20,218                 -                   -             21,448
Issuance of stock                               2,500              52,300                 -                   -             54,800
Dividends paid - $.30 per share                  -                   -                (244,011)               -           (244,011)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                 $    813,370             785,923           23,329,602              (46,587)    24,882,308
===================================================================================================================================

See accompanying notes to consolidated financial statements.

KEY CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

=================================================================================================================================
                                                      For the six months ended
                                                             June 30,                       For the year ended December 31,
                                                     ---------------------------     --------------------------------------------
                                                      1998               1997            1997          1996            1995
---------------------------------------------------------------------------------------------------------------------------------
                                                      (unaudited)
Cash flows from operating activies:
    Net Income                                        $ 1,858,063       1,726,981      2,835,007      1,246,236     3,165,567
    Adjustments to reconcile net
     income to net cash provided by
     operating activities:
        Depreciation and amortization                    415,245          398,267        820,312        737,777       478,773
        Provision for losses on loans and other
               real estate owned                       2,589,583        3,845,436      7,687,136      7,913,024     4,411,560
        Loss on investment securities, net                13,077             -           393,621           -           68,053
        Gain on sale of SBA loans                       (238,134)        (237,116)      (544,069)      (483,228)      (75,356)
        Loss on sale of other real estate owned, net      71,393           68,510         48,803         43,606        (3,623)
        Deferred income taxes                            120,778        1,472,734        483,808     (2,110,283)     (229,641)
        Amortization of loan fees and premiums
          and discounts, net                            (427,779)        (367,659)    (1,103,024)    (1,287,703)     (774,945)
        Loan fees deferred                               577,034          350,798        925,413        656,271       844,986
        Sales of mortgage loans held for sale         46,866,272       15,493,495     46,780,466     29,305,914     8,254,342
        Gain on sale of mortgage loans held for sale    (346,827)        (299,055)      (755,916)      (322,447)      (84,522)
        Originations of mortgage loans held for sale (53,350,797)     (17,779,100)   (49,759,750)   (26,958,350)  (12,345,700)
        (Increase) decrease in prepaid expenses and
          other assets                                   (71,508)          60,862       (193,433)     1,587,308      (930,988)
        (Increase) decrease in accrued interest
          receivable                                     113,325          114,032        (68,435)      (573,412)     (223,548)
         Increase in accrued expenses and
          other liabilities                           (3,506,093)       1,424,728      2,947,529         46,306     1,514,839
         Increase (decrease) in federal and
            state income taxes payable                   257,199       (1,187,450)      (271,607)       106,211      (165,301)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities   (5,059,169)       5,085,463     10,225,861      9,907,230     3,904,496
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of:
          Investment securities available-for-sale   (19,621,876)      (8,100,000)   (15,100,000)    (6,000,000)         -
          Mortgage-backed securities
             available-for-sale                             -               -        (3,565,642)    (1,500,000)          -
    Maturities of investment securities
         available-for-sale                          17,600,000             -              -         1,000,000           -
    Proceeds from sales of investment
         securities available-for-sale                  801,020         2,047,460      4,089,037           -        1,931,947
    Principal repayments of mortgage-backed
         securities available-for-sale                1,105,942         2,339,729      3,725,471      4,155,377     2,011,840
    Proceeds from sales of mortgage-backed
         securities available-for-sale                     -                 -           269,224           -        5,131,913
    Loan disbursements net of principal repayments   (4,873,225)       (6,803,769)   (14,357,656)   (37,220,497)  (28,127,445)
    Purchases of loans receivable                          -                 -          (467,366)    (3,242,488)   (3,281,430)
    Sales of loans receivable                         2,760,218         4,518,460     10,304,559      8,207,615     2,403,892
    Increase in investment in Federal Home
         Loan Bank stock                                (46,900)          (17,500)       (17,500)      (123,000)      (12,400)
    Costs capitalized to other real
         estate owned                                   (78,105)         (253,151)      (702,903)      (569,101)     (484,369)
    Proceeds from disposition of property
         and equipment                                   52,543               422         11,731          8,896        91,035
    Purchases of property and equipment                (590,627)         (474,831)      (909,257)    (1,947,789)   (1,609,321)
    Proceeds from sales of other
         real estate owned                              660,293          2,159,473     2,366,513        882,533     2,509,851
    Proceeds from sales of other
         foreclosed assets                              612,311            781,522     2,683,234      6,318,160       914,058
    Decrease (increase) in investment
         in certificates of deposit                     134,891             (3,607)      (27,445)        (7,385)       48,215
-------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                (1,483,515)        (3,805,792)  (11,698,000)   (30,037,679)  (18,472,214)
-----------------------------------------------------------------------------------------------------------------------------------


KEY CAPITAL CORPORATION AND SUBSIDIARIES

==================================================================================================================================
                                                               For the six months ended
                                                                       June 30,                For the year ended December 31,
                                                              --------------------------    --------------------------------------
                                                                  1998           1997          1997          1996         1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                     (unaudited)
Cash flows from financing activities:
     Net increase in savings accounts                         $  7,707,310     1,557,214     9,246,938    14,228,466    29,782,999
     Increase (decrease) in advance payments by
         borrowers for taxes and insurance                         397,640       309,457      (115,472)       40,050      (206,778)
     Proceeds from exercise of stock options                        21,448        10,582       138,819           174            --
     Issuance (repurchase) of stock                                 54,800            --      (166,732)           --            --
     Increase (decrease) in due to investors on
         loans serviced                                            134,476       108,797       (33,514)     (143,438)       30,107
     Increase in notes payable                                     503,654     1,005,310     1,006,007            --            --
     Increase in Federal Home Loan Bank advances                 2,002,449            --            --            --            --
     Dividends paid                                               (244,011)     (202,736)     (445,687)     (445,684)     (445,675)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                       10,577,766     2,788,624     9,630,359    13,679,568    29,160,653
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             4,035,082     4,068,295     8,158,220    (6,450,881)   14,592,935
Cash and cash equivalents at beginning of year                  22,176,531    14,018,311    14,018,311    20,469,192     5,876,257
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $ 26,211,613    18,086,606    22,176,531    14,018,311    20,469,192
==================================================================================================================================
Supplemental information:
     Interest paid on savings deposits and borrowed funds     $  5,707,000     5,153,000    10,546,000    10,069,000     9,698,000
     Income taxes paid                                             745,000       809,000     1,690,000     1,794,000     2,411,000
==================================================================================================================================
Non-cash transactions:
     Transfers of balances from loans to other real
         estate owned, net                                    $    316,474     2,130,833     2,332,855     1,730,000       114,463
     Transfers of balances from loans to other
         foreclosed assets                                         368,140       505,913     2,234,128     6,577,000     1,235,595
==================================================================================================================================
     Loans to facilitate the sale of other real estate
         owned acquired through foreclosure                   $    508,000       917,000       516,500       726,000       812,000
==================================================================================================================================
     Decrease in unrealized holding losses on securities
         available for sale, net of income tax effect         $     24,085        69,946       297,495        23,719       508,940
==================================================================================================================================

See accompanying notes to consolidated financial statements.

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 1998 and 1997 and December 31, 1997, 1996 and 1995
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the accounts of Key Capital Corporation (the Company) and its wholly owned subsidiary, Key Bank and Trust (the Bank) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     BUSINESS

     The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks in Maryland and Virginia. The Bank is subject to competition from other financial institutions and providers of financial related services. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     Effective October 1, 1996, the Bank converted from a federal savings and loan association (formerly Key Federal Savings Bank) to a Maryland commercial bank. In conjunction with the conversion of the Bank, the Company converted from a unitary savings and loan holding company to a bank holding company. Management's decision to convert to a commercial bank reflects the direction established by the Bank's business plan with respect to loan growth and the growing commercial orientation of the Bank.

     BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and other foreclosed assets. In connection with the determination of the allowance and valuation, management obtains independent appraisals for significant properties and prepares fair value analyses where appropriate.


     Management believes that the allowances for losses on loans and other real estate owned and other foreclosed assets are adequate to absorb losses that relate to outstanding loans and other real estate owned and other foreclosed assets. While management uses currently available information and previous loss experience to recognize losses on loans, other real estate owned and other foreclosed assets, future additions to the allowances may be necessary based on changes in economic conditions and their effect on borrowers, particularly in the Maryland and Virginia area. In addition, various regulatory agencies,
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
(1)  CONTINUED
     as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

     CASH AND CASH EQUIVALENTS

     Cash equivalents include short-term investments and securities purchased under agreements to resell. Generally, federal funds are purchased and sold for one-day periods. Securities purchased under agreements to resell have original maturities when purchased of three months or less.

     The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1997 and 1996, the required reserve balances were $474,000 and $741,000, respectively.

     SHORT-TERM INVESTMENTS

     Short-term investments consist of Federal funds sold and interest-bearing overnight investment accounts of $11,371,948 and $3,608,527 at December 31, 1997 and $4,384,715 and $2,717,998 at December 31, 1996, respectively.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt and equity securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Investments not classified as held-to-maturity or trading are considered available-for-sale and are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects) in other comprehensive income. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods which approximate the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     GAIN ON SALE OF LOANS

     Mortgage loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis. Non-refundable loan fees and direct costs associated with the origination of loans are deferred and netted against the outstanding loan balances. Mortgage loans are sold servicing released.

     The company sells participations representing the SBA-guaranteed portions of its SBA loans in the secondary market. In connection with such sales, the Company receives a cash premium related to the guaranteed portion being sold. A portion of the cash premium received from the sale of the guaranteed portion of the SBA loan is deferred as an unearned discount based on the relative fair value of the guaranteed and unguaranteed portions to the total loan and the remainder is recognized as income at the time of the sale. The resulting unearned discount is recognized in interest income using the interest method.

     OTHER REAL ESTATE OWNED AND OTHER FORECLOSED ASSETS

     Other real estate owned represents real estate acquired through foreclosure and are initially recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or estimated fair value less estimated costs to sell. After foreclosure management periodically evaluates the carrying value and establishes a valuation allowance for declines in fair value, less estimated selling costs, below the initially recorded value. Revenue and expenses from operations are charged against income. Changes in the valuation allowance of other real estate owned are included in the provision for losses, while costs of improvements to the properties are capitalized.

     Other foreclosed assets represents repossessed automobiles in process of liquidation and is initially recorded at the lower of cost or estimated fair value based on wholesale auction values.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the related assets or over the initial terms of the various leases as to leasehold improvements. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

     LOAN FEES

     Loan fees and certain direct loan origination costs are deferred and the net fee or cost is

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     recognized in interest income using a method that approximates the interest method. Amortization of loan fees is discontinued for non-accrual loans.

     BANKCARD FEES AND ORIGINATION COSTS

     Bankcard fees are assessed on an annual basis and are recognized as noninterest income over a one-year period from the date of assessment on a straight-line basis. Costs of origination are recognized as noninterest expense as incurred.

     CREDIT CARD LOANS

     Credit card loans arise primarily under open-end revolving credit accounts and are either partially secured by collateral or are fully unsecured loans and are made based on the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. These accounts have various billing and payment structures, including varying minimum payment levels and finance charge rates.

     Uncollectible accounts are generally charged off against the allowance automatically at the beginning of the billing cycle in which the customer's balance is deemed to be more than 180 days past due for secured cards and 155 days past due for unsecured cards.

     AMORTIZATION OF DISCOUNTS AND PREMIUMS ON LOANS

     Discounts and premiums on loans are amortized over the estimated remaining lives of the purchased loans using a method that approximates the interest method. Discounts and premiums on purchased credit card portfolios are amortized over the estimated remaining life of the portfolio using the interest method.

     PROVISION FOR LOSSES ON LOANS RECEIVABLE, RESERVE FOR LOAN LOSSES AND NONREFUNDABLE DEALER RESERVES

     Provisions for losses on loans receivable are charged to income, based on management's judgment with respect to the risks inherent in the portfolio. Such judgment considers a number of factors including changes in the size and composition of the portfolio, historical loss experience, the present and prospective financial condition of borrowers, the estimated value of underlying collateral, geographic concentrations, current and prospective economic conditions, delinquency experience and status of nonperforming assets. Additionally, accrual of interest on potential problem loans is excluded from income when, in the opinion of management, suspension of the accrual is warranted.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114) and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures (Statement 118), the Company measures impairment
     (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and a corresponding charge to provision for loan losses.

     Statement 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

     The Bank recognizes interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

     The Company purchases loans receivable from dealers at various discounts under the Company's available financing plans. The Company's accounting treatment for such discounts follows guidelines analogous to the treatment prescribed in AICPA Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. A significant portion of this discount represents anticipated credit loss and, based upon projected loss experience, is allocated to the nonrefundable dealer reserves. The remaining portion of the discount, if any, is recorded as unearned discount. The Company stratifies its loans receivable by quarter of purchase and among the Company's various financing plans (referred to as "pools") to evaluate the adequacy of the nonrefundable dealer reserves allocated to such pools. If the nonrefundable dealer reserves associated with an individual pool of loans

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     receivable are estimated to be deficient, based on an analysis of historical loss experience for that pool, current levels of repossessed assets, and other appropriate considerations, the Company evaluates the sufficiency of its allowance for credit losses to absorb such deficiency and, if considered necessary, records an additional provision for credit losses in the amount of the estimated deficiency. If the nonrefundable dealer reserves associated with an individual pool of installment contracts receivable are estimated to exceed expected future credit losses for that pool, such excess is accreted into interest income over the remaining life of the respective pool, using a method that approximates the interest method. There has been no excess to date.

     Prior to January 1, 1998, the Company purchased loans receivable from dealers under contracts for which the dealer reserve was refundable. The Company stratified its loans receivable by dealer to evaluate the adequacy of the refundable dealer reserve. These reserves were used to absorb credit losses associated with that dealer. Amounts from each dealer are maintained in a savings account held by the Bank. The balance of refundable dealer reserves was $481,559 and $818,341 at December 31, 1997 and 1996, respectively.

     Management believes that the combined balance of the nonrefundable dealer reserves and allowance for credit losses is adequate to absorb losses inherent in the loans receivable portfolio. However, unforeseen changes in economic and other factors could have a significant impact on the estimates and assumptions used by management to determine the adequacy of the nonrefundable dealer reserves and allowance for credit losses, which could result in future provisions for credit losses and could adversely impact operating results.

     STOCK-BASED COMPENSATION

     The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the estimated market price of the stock at the grant dates (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects of using an optional fair value-based method to account for the stock-based employee compensation plan is provided in note 14.

     TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF
     LIABILITIES

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (Statement 125). Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and requires, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, statement 127 was issued which deferred the effective date of certain provisions of Statement 125 related to

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     repurchase agreements, securities lending and similar transactions until January 1, 1998. The Company adopted the currently effective portions of Statement 125 as of January 1, 1997. Adoption did not have a material impact on the Company's financial statements.

     COMPREHENSIVE INCOME

     Effective January 1, 1998 the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in an annual financial statement that is displayed with the same prominence as other financial statements. This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period of transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and other accumulated comprehensive income. The accumulated balance of other accumulated comprehensive income is required to be displayed separately from retained earnings and additional paid-in capital in the statement of financial position. The adoption of SFAS No. 130 resulted primarily in the Company reporting unrealized gains and losses on available-for-sale securities in other comprehensive income.

     The Company's components of comprehensive income are as follows:

                                                     Six months ended June 30,            Year ended December 31,
                                                   ----------------------------     -----------------------------------
                                                         1998          1997            1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------
                                                            (Unaudited)
Net income                                         $  1,858,063     1,726,981       2,835,007    1,246,236    3,165,567
Changes in accumulated other
  comprehensive income-unrealized
  holding gains/losses on
  securities available-for-sale                          24,085        69,946         297,495       23,719      508,940
-----------------------------------------------------------------------------------------------------------------------

Total comprehensive income                         $  1,882,148     1,796,927       3,132,502    1,269,955    3,674,507
=======================================================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)  CONTINUED

     INCOME TAXES

     Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.
     Earlier application is encouraged. Management will adopt the provisions of SFAS No. 131 as required.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred as derivatives), and for hedging activities. SFAS No. 133 requires that an entity reorganize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. It should not be applied retroactively to financial statements of prior periods. Management has not determined when it will adopt the provisions of SFAS No. 133 but believes that it will not have a material effect on the Company's financial position or results of operations.

     RECLASSIFICATIONS

     Certain amounts have been reclassified to conform to the 1997 presentation.

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(2)  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     The Bank purchases securities under agreements to resell. The amounts advanced under the agreements represent short-term loans and are reported separately in the statement of financial condition. The securities underlying the agreements are book entry securities which were delivered by appropriate entry in the Bank's account maintained at a commercial bank, under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. At December 31, 1997, agreements outstanding totaled $187,518. There were no agreements outstanding at December 31, 1996. Securities purchased under agreements to resell averaged $259,000 and $1,100,000 during 1997 and 1996, respectively. The maximum amounts outstanding at any month-end were $606,000 and $2,100,000 during 1997 and 1996, respectively.

(3)  INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

     The following tables summarize the Company's investment and mortgage-backed securities available-for-sale at December 31:

                                                                           1997
                                        -------------------------------------------------------------------------
                                          Amortized           Gross unrealized
                                                       -----------------------------       Fair       Carrying
                                             cost            gains         losses          value       amount
-----------------------------------------------------------------------------------------------------------------
Investment securities:
    U.S. government and
      federal agencies                  $ 21,097,915            800              -      21,098,715     21,098,715

    Adjustable rate mortgages-
      mutual funds                         4,741,216              -        (34,417)      4,706,799      4,706,799
-----------------------------------------------------------------------------------------------------------------
                                        $ 25,839,131            800        (34,417)     25,805,514     25,805,514
=================================================================================================================

                                                                         1996
                                      -------------------------------------------------------------------------
                                        Amortized           Gross unrealized
                                                     -----------------------------       Fair       Carrying
                                           cost            gains         losses          value       amount
---------------------------------------------------------------------------------------------------------------

Investment securities:
    U.S. government and
      federal agencies                $  6,000,000              -        (14,142)      5,985,858      5,985,858

    Adjustable rate mortgages-
      mutual funds                       9,223,874              -       (413,308)      8,810,566      8,810,566

---------------------------------------------------------------------------------------------------------------
                                      $ 15,223,874              -       (427,450)     14,796,424     14,796,424
===============================================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(3)  CONTINUED

                                                                                 1997
                                              -----------------------------------------------------------------------
                                                                    Gross unrealized
                                                Amortized    -----------------------------       Fair       Carrying
                                                   cost            gains         losses          value       amount
---------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities:
  Federal Home Loan
    Mortgage Corporation                      $ 1,981,092               -         (50,903)     1,930,189    1,930,189
  Federal National
    Mortgage Association                        3,338,807               -         (30,402)     3,308,405    3,308,405
---------------------------------------------------------------------------------------------------------------------
                                              $ 5,319,899               -         (81,305)     5,238,594    5,238,594
=====================================================================================================================

                                                                                 1996
                                              -----------------------------------------------------------------------
                                                                    Gross unrealized
                                                Amortized    -----------------------------       Fair       Carrying
                                                   cost            gains         losses          value       amount
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   Federal Home Loan
     Mortgage Corporation                     $ 2,856,127               -         (70,850)     2,785,277    2,785,277
   Federal National
     Mortgage Association                       2,972,759               -        (101,515)     2,871,244    2,871,244
---------------------------------------------------------------------------------------------------------------------
                                              $ 5,828,886               -        (172,365)     5,656,521    5,656,521
=====================================================================================================================

     Investment securities at December 31 mature as follows:

                                                                              1997                            1996
                                                                   ---------------------------     --------------------------
                                                                      Amortized           Fair        Amortized          Fair
                                                                           cost          value             cost         value
-----------------------------------------------------------------------------------------------------------------------------
Due after one through five years                                   $ 21,097,915     21,098,715     $  6,000,000     5,985,858
=============================================================================================================================

     Contractual maturities of mortgage-backed securities are as follows at December 31:

                                                                              1997                            1996
                                                                   ---------------------------     --------------------------
                                                                      Amortized           Fair        Amortized          Fair
                                                                           cost          value             cost         value
-----------------------------------------------------------------------------------------------------------------------------
Due after one through five years                                   $  4,189,087      4,139,365        3,897,335     3,799,523

Due after ten years                                                   1,130,812      1,099,229        1,931,551     1,856,998
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $  5,319,899      5,238,594        5,828,886     5,656,521
=============================================================================================================================

     Contractual maturities do not consider anticipated prepayments of mortgage-backed securities.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
(3)  CONTINUED

     The proceeds from the sales of securities available for sale and the gross realized gains and losses were $4,358,261, $722 and $394,343, respectively, for the year ended December 31, 1997. The gross realized losses includes $256,000 recognized when management established a plan to sell certain mutual funds included in investment securities available-for-sale. The Company had no sales of investment securities or mortgage-backed securities during the year ended December 31, 1996.

(4)  LOANS RECEIVABLE

     Loans receivable are summarized as follows at December 31:

                                                                                1997            1996
--------------------------------------------------------------------------------------------------------
Loans secured by mortgages on real estate:
    Conventional residential                                               $  30,256,994      32,363,068
    Construction and development                                             112,542,416      99,972,722
--------------------------------------------------------------------------------------------------------

Total mortgage loans                                                         142,799,410     132,335,790

Commercial                                                                    38,079,673      35,173,539
Consumer                                                                      26,757,040      31,416,435
Credit card loans:
    Partially secured by savings accounts                                     35,969,297      43,761,200
    Unsecured                                                                 10,314,822      11,680,757
--------------------------------------------------------------------------------------------------------
                                                                             253,920,242     254,367,721
Less:
    Undisbursed portion of loans in process -
       construction and development                                           51,899,031      45,604,586
    Unearned loan fees                                                           343,418         315,829
    Allowance for loan losses                                                  8,023,756       8,254,312
--------------------------------------------------------------------------------------------------------
Loans receivable, net                                                      $ 193,654,037     200,192,994
========================================================================================================

     A substantial portion of the Company's loans receivable are mortgage loans secured by residential and commercial real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of this ratio. In addition, the Company generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)  CONTINUED

     Residential lending is generally considered to involve less risk than other forms of lending although repayment of these loans is dependent to some extent on economic and market conditions in the Company's primary lending area. Multi-family residential, commercial real estate and construction loans generally entail greater risks than residential mortgage lending.
     The loans typically involve larger loan balances and repayments are generally dependent on the operations of the related properties or the financial condition of the borrower or guarantor. Accordingly, repayments of such loans are more susceptible to adverse conditions in the real estate market or in the economy in general. Consumer loans generally are secured auto loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession. Repayments of consumer loans are dependent to some extent on national and regional economic and market conditions. Credit card loans are either partially secured by collateral or are fully unsecured loans and are made based on the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Lending in this area may involve special risk as the loans are generally partially or totally unsecured. The non-real estate secured commercial loans are mainly business loans secured by a variety of business or personal assets. Repayments of such loans are susceptible to adverse national and regional economic and market conditions and to deterioration in the financial condition of the borrower or guarantor.

     Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. The Company had the following contractual commitments to extend credit, exclusive of undisbursed loans in process at December 31, 1997:

                                                                   Fixed       Floating
                                                                    rate         rate
----------------------------------------------------------------------------------------
Mortgage loans                                                  $      -      23,856,000
Commercial loans                                                       -         400,000
========================================================================================

     Commitments for mortgage loans generally expire in 90 days. The Company had commitments to sell loans of $9,090,000 and $5,594,000 at December 31, 1997 and 1996, respectively. The Company had no commitments to purchase loans at December 31, 1997 and 1996.

     As of December 31, 1997 and 1996 the Company was servicing participations sold and loans for the benefit of others of approximately $54,400,000 and $51,100,000, respectively.

     Loans in arrears three months or more (non-accrual loans) or in process of foreclosure were approximately $3,311,000 and $3,121,000 at December 31, 1997 and 1996, respectively.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)  CONTINUED

     Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below for the years ended December 31:

                                                                                               1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest income that would have been recorded                                             $   558,518        402,763        845,904
Interest income recognized                                                                   (266,996)      (177,143)      (353,060)
-----------------------------------------------------------------------------------------------------------------------------------
Interest income foregone                                                                  $   291,522        225,620        492,844
===================================================================================================================================

     Included in the Company's nonaccrual loans above are certain impaired loans as defined by Statement 114. Impaired loans and the allocated valuation allowances at December 31 were as follows:

                                                        1997                        1996
                                             -------------------------   --------------------------
                                                 Loan       Valuation        Loan        Valuation
                                               balance      allowance       balance      allowance
---------------------------------------------------------------------------------------------------
Impaired with valuation allowance            $  132,000         93,000     1,396,000        431,000
Impaired without valuation allowance                  -              -             -              -
---------------------------------------------------------------------------------------------------
                                             $  132,000         93,000     1,396,000        431,000
===================================================================================================

     The allocated valuation allowance for impaired loans at December 31, 1997 and 1996, and activity related thereto for the years ended December 31, 1997 and 1996, is included in the allowance for loan losses summary.

     The average recorded investment in impaired loans and the amount of interest income recognized for the years ended December 31 were as follows:

                                                                                                 1997         1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                                 $ 170,000     1,725,000     1,885,000
Interest income recognized during impairment                                                     16,000             -             -
===================================================================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)  CONTINUED

     An analysis of the allowance for losses for the years ended December 31, 1997 and 1996 is as follows:

Balance at December 31, 1994                                                             $   5,266,867
   Provision for loan losses                                                                 3,811,560
   Recoveries                                                                                3,762,433
   Charge-offs                                                                              (7,183,241)
------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                                                 5,657,619
   Provision for loan losses                                                                 7,883,024
   Recoveries                                                                                5,758,689
   Charge-offs                                                                             (11,045,020)
------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                                                 8,254,312
   Provision for loan losses                                                                 7,623,136
   Recoveries                                                                                7,466,071
   Charge-offs                                                                             (15,319,763)
------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                                             $   8,023,756
======================================================================================================

     Recoveries in the analysis of the allowance for losses includes amounts recaptured from secured credit cards, refundable dealer reserves and liquidation of the related collateral.



(5) OTHER REAL ESTATE OWNED AND OTHER FORECLOSED ASSETS


     Balances are summarized as follows at December 31:

                                                                 1997          1996
--------------------------------------------------------------------------------------
Other real estate owned acquired through foreclosure         $ 2,442,164     2,212,721
Other foreclosed assets                                          452,663       901,770
Allowance for losses                                                  --            --
--------------------------------------------------------------------------------------
                                                             $ 2,894,827     3,114,491
======================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(5)  CONTINUED


     Activity in the allowance for losses on other real estate owned and other foreclosed assets for the years ended December 31 is as follows:

                                                                                1997          1996           1995
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                             $         -             -              -
Provision for losses                                                            64,000        30,000        600,000
Charge-offs, net of recoveries                                                 (64,000)      (30,000)      (600,000)
-------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                   $         -             -              -
===================================================================================================================

(6)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at December 31:

                                                                                 Estimated
                                                     1997           1996       useful lives
-------------------------------------------------------------------------------------------
Land                                            $  1,626,955      1,626,955               -
Buildings and improvements                         4,008,472      3,991,808     25-40 years
Leasehold improvements                               848,837        660,857      5-10 years
Furniture, fixtures and equipment                  5,110,896      4,474,654      5-10 years
-------------------------------------------------------------------------------------------

Total, at cost                                    11,595,160     10,754,274

Less accumulated depreciation and amortization     5,077,526      4,313,854
-------------------------------------------------------------------------------------------

Property and equipment, net                     $  6,517,634      6,440,420
===========================================================================================

     At December 31, 1997, the Company was obligated under noncancellable operating leases for the main office and branch offices. The leases expire on various dates through 2007 and have aggregate minimum lease payments as follows for the years ending December 31:

   1998                                                                    $  185,459
   1999                                                                       185,459
   2000                                                                       178,899
   2001                                                                       157,326
   2002                                                                       145,886
   Thereafter                                                                 121,083
=====================================================================================

     Total rent expense was approximately $194,000, $193,000 and $139,000 for 1997, 1996 and 1995, respectively.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(7)  DEPOSITS

     Savings accounts and accrued interest thereon are summarized as follows at December 31:

                                                         1997                                          1996
                                        ------------------------------------------    ------------------------------------------
                                           Weighted                                      Weighted
                                            average                                       average
Type of account                              rate            Amount               %         rate            Amount              %
--------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                         6.35%  $   162,691,945        69.0%           6.24%    $ 149,072,710        65.8%
Non-certificate:
    Savings                                     2.92%       15,044,847         6.4            2.92%       14,728,680         6.5
    Demand deposits                             0.00%       13,674,522         5.8            0.00%       13,111,600         5.8
    Interest bearing demand
      and money market
      accounts                                  2.85%       21,428,392         9.1            2.86%       20,087,041         8.9
    Deposits collateralizing
      credit card loans                         1.35%       22,844,454         9.7            1.34%       29,433,821        13.0
----------------------------------------------------------------------------------------------------------------------------------
Total non-certificate                                       72,992,215        31.0                        77,361,142        34.2
----------------------------------------------------------------------------------------------------------------------------------
Accrued interest on
    certificates                                                75,884         0.0                            79,254         0.0
-----------------------------------------------------------------------------------------------------------------------------------
                                                       $   235,760,044       100.0%                    $ 226,513,106       100.0%
===================================================================================================================================

                                                  1997                          1996
                                        -------------------------     -------------------------
                                            Amount               %            Amount           %
-----------------------------------------------------------------------------------------------

Certificate accounts maturing:
    Under 12 months                     $  87,564,938        53.8%    $  48,861,581        32.8%
    12 months to 24 months                 36,027,866        22.1        56,117,053        37.6
    24 months to 36 months                 24,811,294        15.3        12,924,196         8.7
    36 months to 48 months                  7,686,445         4.7        22,942,785        15.4
    48  months to 60 months                 5,496,028         3.4         7,499,784         5.0
    Over 60 months                          1,105,374         0.7           727,311         0.5
-----------------------------------------------------------------------------------------------
                                        $ 162,691,945       100.0%    $ 149,072,710       100.0%
===============================================================================================

     Certificates of $100,000 or more were approximately $19,010,000 and $20,000,000 as of December 31, 1997 and 1996.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(8)  BORROWED FUNDS

     The Company enters into sales of mortgage-backed securities with agreements to repurchase under fixed-coupon reverse repurchase agreements. Such agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements are book-entry securities. The securities are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York. For the mortgage-backed securities, the dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially identical securities at the maturities of the agreements.
     All agreements generally mature within 30 days. At December 31, 1997 and 1996, there were no agreements to repurchase.

     The maximum and average amounts of borrowings under reverse repurchase agreements were approximately $2,000,000 and $140,000 during 1996, respectively. There were no borrowings under reverse repurchase agreements during the year ended December 31, 1997.

     Under terms of a collateral pledge and security agreement with the Federal Home Loan Bank (FHLB), the Company has identified and assigned qualifying first mortgage loans as collateral for FHLB advances. At December 31, 1997 and 1996, such loans totaled approximately $8,054,000 and $9,739,000.
     There were no FHLB advances outstanding at December 31, 1997 and 1996.

     In connection with a repurchase of the Company stock and other lending and investing activities, the Company borrowed $1,000,000 from related parties in February and March 1997. Interest rates and maturities on these notes payable are as follows:

   Principal
    Amount                          Due Date                      Interest Rate
-------------------------------------------------------------------------------
$    200,000                       March 1998                              9.00%
     400,000                       September 1998                          9.50%
     400,000                       March 1999                             10.00%
===============================================================================

     These interest rates are less than those paid under the previous line of credit agreement.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(9)  INCOME TAXES

     The income tax provision (benefit) is summarized as follows for the years ended December 31:

                                                         1997           1996            1995
----------------------------------------------------------------------------------------------
Current:

    Federal                                          $ 1,088,587      1,569,128      1,837,843
    State                                                240,991        330,838        406,166
----------------------------------------------------------------------------------------------
                                                       1,329,578      1,899,966      2,244,009
----------------------------------------------------------------------------------------------
Deferred:
    Federal                                              396,116     (1,727,787)      (188,018)
    State                                                 87,692       (382,496)       (41,623)
----------------------------------------------------------------------------------------------
                                                         483,808     (2,110,283)      (229,641)
----------------------------------------------------------------------------------------------
                                                     $ 1,813,386       (210,317)     2,014,368
==============================================================================================

     Statement 109 continues the exception for providing a deferred tax liability on bad debt reserves for tax purposes of banks, such as the reserve that arose in fiscal years beginning before December 31, 1987.
     Such bad debt reserve for the Bank amounted to approximately $3,650,000 with an income tax effect of approximately $1,410,000 at December 31, 1997. This bad debt reserve could become taxable for income tax return purposes under certain conditions.

     In years prior to 1996, deferred taxes were provided on a portion of the bad debt reserve. As a result of Federal tax legislation enacted during 1996, it was determined that the deferred tax provision of approximately $700,000 was no longer required.

     The net deferred tax asset as of December 31, 1997 and 1996 consists of total deferred tax assets of approximately $3,145,542 and $3,725,059 and total deferred tax liabilities of approximately $489,891 and $398,202, respectively. The tax effects of temporary
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(9)  CONTINUED

     differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:

                                                                    1997           1996
-----------------------------------------------------------------------------------------
Bad debt reserve                                               $ 2,460,038      2,814,073
Deferred fees                                                      395,000        461,000
Loans receivable                                                  (262,336)      (263,100)
Depreciation                                                      (146,838)       (54,385)
Goodwill                                                            42,911         30,038
FHLB stock                                                         (80,717)       (80,717)
Accrued bonus                                                            -         75,734
Unrealized holding losses on debt securities available-for-sale     44,250        231,648
Other, net                                                         203,343        112,566
-----------------------------------------------------------------------------------------
Net deferred tax asset                                         $ 2,655,651      3,326,857
=========================================================================================

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is based on consideration of available evidence, including tax planning strategies and other factors. Based on consideration of the above factors, management believes that no valuation allowance is required at December 31, 1997 and 1996.

     A reconciliation between the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended December 31:

                                                               1997           1996          1995
---------------------------------------------------------------------------------------------------
Federal income tax provision at the statutory rate          $ 1,580,454       352,212      1,761,178
State income taxes, net of Federal income tax benefit           216,931       (34,094)       240,606
Tax bad debt reserve adjustment, net of state income taxes            -      (548,261)             -
Other                                                            16,001        19,826         12,584
----------------------------------------------------------------------------------------------------
Income tax provision (benefit)                              $ 1,813,386      (210,317)     2,014,368
====================================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(10)  REGULATORY MATTERS


     The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of accountholders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System (FHLB) and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the FHLB, whichever is greater. FHLB stock is carried at cost and purchases and sales of stock are made directly with the FHLB at par value.

     During 1996, the Bank expensed approximately $1,300,000 as a one time assessment resulting from the federally mandated recapitalization of the Savings Association Insurance Fund (SAIF). The assessment was required of substantially all SAIF insured depository institutions.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject, and is categorized as well capitalized.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(10)  CONTINUED

     The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                               For Capital           Prompt Corrective
                                                          Actual            Adequacy Purposes        Action Provisions
                                                  -----------------------  ---------------------  -----------------------
                                                     Amount       Ratio      Amount      Ratio       Amount         Ratio
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
   Tangible capital (a)                           $   20,832       7.84%       3,988      1.50%     13,294   more than  5%
   Core capital (b)                                   20,832       7.84        5,740      3.00      11,481   more than  6%
   Total risk-based capital (c)                       23,295      12.17       15,308      8.00      19,135   more than 10%

As of December 31, 1996:
   Tangible capital (a)                               18,535       7.37        3,770      1.50      12,566   more than  5%
   Core capital (b)                                   18,535       7.37        5,517      3.00      11,035   more than  6%
   Total risk-based capital (c)                       20,906      11.37       14,713      8.00      18,391   more than 10%
=========================================================================================================================
(a)  Percentage of capital to assets
(b)  Percentage of capital to assets for actual and capital adequacy purposes and percentage of capital to risk-weighted assets to be well capitalized under prompt corrective action provisions
(c)  Percentage of total capital to risk-weighted assets
=========================================================================================================================

(11)  RELATED PARTY TRANSACTIONS

     A director, who is also a major shareholder of the Company, is a member of the law firm which serves as general counsel for the Bank. The law firm received $7,500 in each of the years ended December 31, 1997 and 1996, as a retainer. In addition, the firm regularly performs loan closing services for borrowers from the Company. The law firm received approximately $214,000, $280,000 and $308,000 from borrowers for legal services rendered in connection with loan closings for the years ended December 31, 1997, 1996 and 1995, respectively. Another director is a member of a law firm which received approximately $80,000, $9,000 and $23,000 in the years ended December 31, 1997, 1996 and 1995, respectively, as payment for legal services.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(12)  EMPLOYEE BENEFIT PLAN

     The Company adopted a 401(k) plan for all qualified employees effective January 1, 1986. Qualified employees are all employees of the Company who have completed twelve months of employment with at least 1,000 hours of service, as defined in the Plan. The Company may make a discretionary matching contribution. Historically, the Company has made a matching contribution equal to 50% of each participant's contribution; however, the matching percentage was applied only to salary reductions up to 4% of the participant's annual compensation. The Company may also elect to make a discretionary contribution to the Plan each Plan year. The expense recognized by the Company related to anticipated plan contributions for the year ended December 31, 1997, 1996 and 1995 was approximately $47,000, $56,000 and $38,000, respectively.

(13)  COMMON STOCK

     The Company adopted SFAS No. 128, Earnings Per Share, (Statement 128) during the year ended December 31, 1997. Statement 128 establishes revised standards for computing and presenting earnings per share (EPS) data. It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and reconciliation of the numerators and denominators used in the basic and diluted EPS calculations. As required by Statement 128, EPS data for prior periods presented have been restated to conform to the new standard.

     Basic EPS is calculated by dividing net income by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all dilutive potential common shares outstanding during the period. Information related to the calculation of net income per share of common stock is summarized as follows for the years ended December 31:




                                            Six months ended                 Year ended December 31,
                                      ---------------------------   ---------------------------------------
                                           1998           1997          1997          1996          1995
-----------------------------------------------------------------------------------------------------------
                                              (Unaudited)
Net income used in
    EPS calcuation                    $  1,858,063      1,726,981     2,835,007     1,246,236     3,165,567

-----------------------------------------------------------------------------------------------------------

Weighted-average shares
    outstanding - Basic                    811,505        810,637       811,039       810,331       810,324
Dilutive securities - options               15,009         13,278        13,103        10,098         7,028
-----------------------------------------------------------------------------------------------------------
Adjusted weighted-average
    shares used in EPS
    computation - Diluted                  826,514        823,915       824,142       820,429       817,352
===========================================================================================================

     In January 1996, the Company declared a two-for-one stock split. The 1995 information has been restated to reflect the split.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

(14)  STOCK OPTION PLAN

      Under the terms of the Company's qualified stock option plan, options may be granted (to a maximum of 80,000 shares) to officers and certain key employees for the purchase of the Company's common stock. These options were issued at the estimated market price at the grant dates. Options expire five years from the date of grant and are exercisable from the time of grant. All share amounts reflect the two-for-one stock split.

      A summary of changes in stock options outstanding is as follows for the years ended December 31:

                                                                                 Weighted
                                                                     Range of     average
                                            Number of                exercise    exercise
                                               shares                  prices       price
-----------------------------------------------------------------------------------------

Balance at December 31, 1994                   31,200        $17.44 to $20.12     $18.78
-----------------------------------------------------------------------------------------

Granted                                        15,600                  $24.24     $24.24
Expired                                           -                       -          -
Exercised                                         -                       -          -
-----------------------------------------------------------------------------------------

Balance at December 31, 1995                   46,800        $17.44 to $24.24     $20.60
-----------------------------------------------------------------------------------------

Granted                                        16,200                  $26.27     $26.27
Expired                                           -                       -          -
Exercised                                         (10)                 $17.44     $17.44
---------------------------------------------------------------------------------------

Balance at December 31, 1996                   62,990        $17.44 to $26.27     $22.06
---------------------------------------------------------------------------------------

Granted                                        15,600                  $29.44     $29.44
Expired                                           -                       -          -
Exercised                                      (7,406)       $17.44 to $20.12     $18.76
---------------------------------------------------------------------------------------

Balance at December 31, 1997                   71,184        $17.44 to $29.44     $24.02
---------------------------------------------------------------------------------------

Exercisable at December 31, 1997               71,184        $17.44 to $29.44   $24.02
=======================================================================================


     The options outstanding are summarized as follows at December 31:

                                                1997
-----------------------------------------------------------------------------------------------------
                     Options outstanding                                    Options exercisable
--------------------------------------------------------------      ---------------------------------
   Option price     Number  Weighted average          Weighted                               Weighted
            per         of         remaining           average             Number             average
          share     shares  contractual life    exercise price          of shares      exercise price
-----------------------------------------------------------------------------------------------------

     $     17.04     11,790           1 year         $    17.44             11,790        $    17.44
           20.12     11,994           2 years             20.12             11,994             20.12
           24.24     15,600           3 years             24.24             15,600             24.24
           26.27     16,200           4 years             26.27             16,200             26.27
           29.44     15,600           5 years             29.44             15,600             29.44
----------------------------------------------------------------------------------------------------

                    71,184         3.2 years        $    24.02             71,184        $    24.02
===================================================================================================

                                                                     (Continued)
                                      F-30

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(14) CONTINUED

                                                1996
-----------------------------------------------------------------------------------------------------
                     Options outstanding                                   Options exercisable
--------------------------------------------------------------   ------------------------------------
                             Weighted average      Weighted                           Weighted
   Option price    Number        remaining          average        Number              average
     per share    of shares  contractual life   exercise price   of shares          exercise price
--------------------------------------------------------------   ------------------------------------
     $  17.44      15,590         2 years        $    17.44             15,590       $    17.44
        20.12      15,600         3 years             20.12             15,600            20.12
        24.24      15,600         4 years             24.24             15,600            24.24
        26.27      16,200         5 years             26.27             16,200            26.27
-----------------------------------------------------------------------------------------------------
                   62,990       3.5 years        $    22.06             62,990       $    22.06
=====================================================================================================

     The Company applies the intrinsic value method in accounting for issuance of options to purchase its stock and, accordingly, no compensation cost has been recognized for the issuance of options. Had the Company determined compensation cost using a fair value-based method for options granted in 1997 and 1996, the Company's net income or earnings per share amounts would have been the pro forma amounts indicated below:

                                                           1997          1996          1995
----------------------------------------------------------------------------------------------
Net income:
    As reported                                       $  2,835,007     1,246,236     3,165,567
    Pro forma                                            2,768,207     1,184,836     3,110,567

Net income per common share - basic
    As reported                                               3.50          1.54          3.91
    Pro forma                                                 3.41          1.46          3.84

Net income per common share - diluted
    As reported                                               3.44          1.52          3.87
    Pro forma                                                 3.36          1.44          3.81

===============================================================================================

     The weighted average fair values of options granted during 1997, 1996 and 1995 were $67,000, $62,000 and $55,000 on the dates of grant. The fair values of options granted were calculated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995: risk-free interest rate of 6.0%; expected volatility of 15%; dividend yield and expected dividend growth rate of 4.0% in all years; and expected lives of five years and expected forfeitures of 0% for all years.

(15) RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $2,498,000 of retained earnings were available for dividend declaration without prior regulatory approval.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(16)  FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet (statement of financial condition) risk in the normal course of business. These financial instruments include mortgage and commercial loan commitments, undisbursed lines of credit, standby letters of credit and commitments to purchase loans. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract amount of the financial instrument. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. Financial instruments with off-balance-sheet risk are as follows at December 31:

                                                                    Contract amount
                                                                     (in thousands)
                                                               ------------------------
                                                                    1997         1996
---------------------------------------------------------------------------------------

Commercial loan commitments                                   $        400          120
Mortgage loan commitments                                           23,856        8,409
Undisbursed lines of credit (primarily credit cards)                29,727       29,245
Secured standby letters of credit                                    3,745        2,890
Unsecured standby letters of credit                                    466          497
=======================================================================================

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally may include cash, marketable securities, and property.

     The undisbursed lines of credit primarily relate to unused and open-ended credit card lines of credit. The credit risk involved in extending the consumer lines of credit is essentially the same as that involved in extending loans to customers.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments when deemed necessary.
                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


   (17) FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value assumptions, methods and estimates are set forth below for the Company's financial instruments as of December 31, 1997 and 1996.

        The carrying value and estimated fair value of financial instruments is summarized as follows at December 31:

                                                                             1997                          1996
                                                               --------------------------------  -------------------------
                                                                     Carrying           Fair       Carrying           Fair
                                                                       amount          value         amount          value
--------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash on hand and due from banks                              $   7,008,538      7,009,000      6,915,598      6,916,000
   Short-term investments                                          14,980,475     14,980,000      7,102,713      7,103,000
   Securities purchased under agreements to resell                    187,518        188,000            -              -
   Certificates of deposit                                            171,993        172,000        144,548        145,000
   Investment securities available-for-sale                        25,805,514     25,806,000     14,796,424     14,796,000
   Mortgage-backed securities available-for-sale                    5,238,594      5,239,000      5,656,521      5,657,000
   Loans receivable                                               193,654,037    214,054,000    200,192,994    215,427,000
   Mortgage loans held for sale                                     4,775,250      4,775,000      1,040,050      1,040,000
   Federal Home Loan Bank Stock                                       752,100        752,000        734,600        735,000
 Liabilities:
   Savings accounts                                               235,760,044    237,526,000    226,513,106    228,948,000
   Notes payable                                                    1,006,007      1,006,000            -              -
   Advances payments by borrowers
     for taxes and insurance                                          333,663        334,000        449,135        449,000
==========================================================================================================================

     Cash, Short-term Investments and Certificates of Deposit - For cash, short-term investments consisting of Federal funds sold and interest-bearing overnight investment accounts, securities purchased under agreements to resell, and certificates of deposit, the carrying amount is a reasonable estimate of fair value.

     Investments and Mortgage-Backed Securities - The fair value of investments in U.S. Government and Federal agencies, equity securities and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     Federal Home Loan Bank Stock - The fair value of Federal Home Loan Bank stock is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(17) CONTINUED

     Loans Receivable - Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial, and construction. Consumer and commercial loans are segregated by type, including automobile loans, boat loans, timeshares, savings secured, personal unsecured, deeds of trust and commercial loans. Credit cards are segregated by secured and unsecured cards. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and nonperforming, and repricing frequency.

     The fair value of each loan portfolio is calculated by discounting both scheduled and unscheduled cash flows through the remaining contractual maturity using the rate that the Company would charge under current conditions to originate similar financial instruments. Unscheduled cash flows take the form of estimated prepayments and are generally based upon anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience is based on published tables from securities dealers and actual prepayment speeds experienced by the Company.

     The fair value of significant classified mortgage loans is based on recent external appraisals of related real estate collateral or estimated cash flows discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

     Savings Accounts and Advance Payments by Borrowers for Taxes and
     Insurance - The fair value of deposits with no stated maturity, such as passbook savings, NOW accounts, collateralized savings and money market accounts and advance payments by borrowers for taxes and insurance are equal to the amount payable upon demand as of December 31. The fair value of certificates of deposit is based on the lower of redemption (net of penalty) or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using the rates currently offered by the Company for deposits of similar remaining maturities.

     Notes Payable - The principal balance of the notes payable approximates fair value based on borrowing rates currently available to the Company for loans with similar terms and remaining maturities.

     Commitments to Extend Credit - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(17)  CONTINUED

     The fair value of commitments to extend credit is estimated to equal the commitment amount. See note 16 and note 4 to the consolidated financial statements for the amount of such instruments.

     Limitations - Fair value estimates are made at a specific point in time, based on relevant market and financial instrument information. These estimates also include judgments regarding future economic conditions, expected loss and risk assessments. Not included was any estimate of a premium or discount that could result from offering for sale at one time the company's entire holdings of a financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

(18) CONTINGENCIES

     On May 20, 1997, KeyCorp, a $67 billion bank holding company headquartered in Cleveland, Ohio, filed a suit against the Bank in the united States District Court for the Northern District of Ohio, Eastern Division, alleging that the Bank's use of the name "Key Bank and Trust" and the Bank's use of its service mark infringes on the trademarks of KeyCorp. In response to the suit filed by KeyCorp, the Bank filed a counterclaim asserting that KeyCorp has infringed upon the Bank's name and service mark, and has petitioned to cancel KeyCorp's federally registered mark. In their respective actions, both the Bank and KeyCorp seek monetary damages equal to three times the other's profits, as well as other monetary and consequential damages. The case is still pending. The Bank believes that the claims by KeyCorp are without merit and it intends to vigorously defend this suit.

     The Company is also a defendant in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(19) FINANCIAL INFORMATION OF PARENT COMPANY

     The following is financial information of Key Capital Corporation (parent company only):

     STATEMENTS OF FINANCIAL CONDITION

                                                                 December 31,
                                                         ----------------------------
                                                              1997            1996
-------------------------------------------------------------------------------------
ASSETS
Cash on hand and due from banks                          $    657,749         165,499
Securities purchased under agreements to resell               187,518               -
Short-term investments                                              -          45,598
Loans receivable, net                                       2,416,772       1,660,802
Accrued interest receivable                                    29,813               -
Investment in subsidiaries                                 20,928,369      18,653,527
Prepaid expenses and other assets                              26,500          66,793
Deferred federal and state income taxes                        49,086               -
-------------------------------------------------------------------------------------
Total assets                                            $  24,295,807      20,592,219
-------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable                                           $   1,006,007               -
Accrued expenses and other liabilities                         41,761           3,762
Federal and State Income Taxes Payable                         80,116          79,436
-------------------------------------------------------------------------------------
Total liabilities                                           1,127,884          83,198
-------------------------------------------------------------------------------------
Common stock                                                  809,640         810,334
Additional paid-in capital                                    713,405         740,624
Retained income - substantially restricted                 21,715,550      19,326,230
Accumulated other comprehensive income                        (70,672)       (368,167)
-------------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $  24,295,807      20,592,219
=====================================================================================

                                                                     (Continued)

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(19) CONTINUED

     STATEMENTS OF INCOME

                                                                Year ended December 31
                                                        ---------------------------------------
                                                            1997          1996          1995
-----------------------------------------------------------------------------------------------
Interest income:
    Loans receivable                                        351,799       272,632       150,985
    Federal funds sold                                       11,920        18,021             -
    Other                                                    14,149       109,717        42,992
-----------------------------------------------------------------------------------------------
Total interest income                                       377,868       400,370       193,977
-----------------------------------------------------------------------------------------------
Interest expense - borrowed money                            81,354         4,555         1,272
Provision for loan losses                                    97,810        86,371        50,112
Other expenses                                               22,899         8,669        12,373
-----------------------------------------------------------------------------------------------
Income before income taxes                                  175,805       300,775       130,220
Income tax provision                                         68,145       116,159        50,291
-----------------------------------------------------------------------------------------------
Income before equity in net income of
    wholly owned subsidiaries                               107,660       184,616        79,929
-----------------------------------------------------------------------------------------------
Equity in income of subsidiaries                          2,727,347     1,061,620     3,085,638
-----------------------------------------------------------------------------------------------
Net income                                                2,835,007     1,246,236     3,165,567
===============================================================================================

                                                                     (Continued)
                                      F-37

KEY CAPITAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(19)  CONTINUED

     STATEMENTS OF CASH FLOWS

                                                                                            Year ended December 31,
                                                                                  --------------------------------------------
                                                                                       1997            1996            1995
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                                    $  2,835,007       1,246,236       3,165,567
    Adjustments to reconcile net income to net
         cash provided by operating activities:
              Equity in net income of subsidiaries                                  (2,727,347)     (1,061,620)     (3,085,638)
              Provision for loan losses                                                 97,810          86,371          50,112
              Deferred income taxes                                                    (49,086)              -               -
              (Increase) decrease in accrued interest receivable                       (29,813)              -               -
              (Increase) decrease in prepaid expenses
                 and other assets                                                       40,293         121,128        (129,048)
              Increase (decrease) in accrued expenses
                 and other liabilities                                                  37,999           3,450         (40,249)
              Increase in federal and state income
                 taxes payable                                                             680          25,537          13,591
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              205,543         421,102         (25,665)
------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
    Dividend  received from subsidiaries                                               750,000         500,000       1,000,000
    Loan disbursements net of principal repayments                                    (853,780)     (1,355,332)       (140,811)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                   (103,780)       (855,332)        859,189
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from exercise of stock options                                            138,819             174               -
    Repurchase of stock                                                               (166,732)              -               -
    Increase in notes payable                                                        1,006,007               -               -
    Dividends paid                                                                    (445,687)       (445,684)       (445,675)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                    532,407        (445,510)       (445,675)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   634,170        (879,740)        387,849
Cash and cash equivalents at beginning of year                                         211,097       1,090,837         702,988
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $     845,267         211,097       1,090,837
==============================================================================================================================

                                      F-38

                                    GLOSSARY

Allowance for Loan Losses  Funds set aside on the Company's books to absorb probable losses on loans

Bank Key Bank and Trust, the Maryland trust company that is the principal subsidiary of the Company

Basis Point                One one-hundredth of a percentage point

Commissioner               The Commissioner of Financial Regulation for the
                           State of Maryland

Community Offering         The best efforts offering of _________ shares of the
                           Common Stock being undertaken by the Company prior to the firm commitment Public Offering

Company                    Key Capital Corporation

Conventional Loan          A mortgage loan that is neither insured by the
                           Federal Housing Administration nor guaranteed by the Veterans' Administration

Credit Card Processing     The administrative services performed by Key
                           Operations for its clients, including the issuance of credit cards to their customers, maintenance of records, tracking card charges, billing, receipt and posting of payment, mailing of delinquency notices and other services. The exact services performed for any particular client will depend on the terms of the agreement between the customer and Key Operations

Credit Risk                The risk that a borrower will not pay back what they
                           owe

Debt-to-Income Ratio       A ratio calculated by adding up the amount which a
                           borrower is required to pay each month on their outstanding debt, rent and other obligations and dividing by their monthly income

Development Loan           A loan used to finance the development of unimproved
                           land into buildable lots

FDIC The Federal Deposit Insurance Corporation, a federal agency which insures the Bank's deposit accounts up to applicable limits

FHA The Federal Housing Administration, a federal agency which insures the repayment of principal and interest by borrowers on residential mortgages which meet its criteria

FHLB of Atlanta            The Federal Home Loan Bank of Atlanta, one of the
                           twelve FHLBs established by the U.S. Government to lend money to member financial institutions to make residential mortgage loans

FHLMC The Federal Home Loan Mortgage Corporation, a government-sponsored enterprise which buys residential mortgages from lenders

FNMA The Federal National Mortgage Association, a government-sponsored enterprise which buys residential mortgages from lenders

Indirect Automobile Loan   An automobile loan for which the application has been
                           taken by an automobile dealer and sent to the Bank for approval

Interest Rate Risk       The risk that changes in market interest rates will
                         result in a narrowing of the Company's net interest spread. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income.
                         Conversely, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

Key Operations           Key Operations Center, Inc., a subsidiary of the Bank
                         engaged in credit card processing

Net Interest Income      The difference between the interest earned on loans and
                         other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities

Net Interest Margin      A ratio calculated by dividing net interest income by
                         average interest-earning assets

Net Interest Spread      The difference between the average yield on interest-
                         earning assets and the average rate paid on interest-bearing liabilities

Offerings                The Community Offering and the Public Offering

Over-Allotment Option    An option granted by the Company to the underwriters in
                         the Public Offering allowing them to purchase additional shares of the Common Stock to cover over-allotments to customer accounts by the underwriters

Public Offering          The firm commitment offering through Ryan, Beck of
                         _________ shares of the Common Stock and any shares of the Common Stock offered but not sold in the Community
                         Offering

Ryan, Beck               Ryan, Beck & Co., the registered broker-dealer that
                         will act as the Company's agent for the sale of the shares in the Community Offering and that is expected to purchase any shares which are not sold in the Community Offering along with _______ other shares of the Common Stock that the Company has reserved for resale to the public in the Public Offering

SAIF                     The Savings Association Insurance Fund of the FDIC

SAIF Special Assessment  A special assessment imposed on all SAIF-insured depository institutions during 1996 to recapitalize the SAIF

SBA The Small Business Administration, a federal agency which guarantees the payment of principal and interest on a portion of commercial loans that meet its criteria

Subprime Loans           Loans made to borrowers who are considered more likely
                         to default on their obligations because of their past debt repayment history, their high debt-to-income ratio, lack of employment history, inability to document their income or other factors

VA The Veterans' Administration, a Federal agency that partially guarantees the repayment of principal and interest on certain residential mortgages made to veterans

============================================     ================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
NOT CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING MADE HEREBY,                       __________ SHARES
AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY.
THIS PROSPECTUS DOES NOT CONSTITUTE AN                       KEY CAPITAL CORPORATION
OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY OF THE SECURITIES OFFERED HEREBY
TO ANY PERSON IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.                      COMMON STOCK
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY OR THE BANK SINCE ANY OF THE
DATES AS OF WHICH INFORMATION IS FURNISHED
HEREIN OR SINCE THE DATE HEREOF.

           TABLE OF CONTENTS
                                                           ----------------------------
SUMMARY................................    i                        PROSPECTUS
SUMMARY FINANCIAL DATA.................    v              -----------------------------
RISK FACTORS...........................    1
USE OF PROCEEDS........................
MARKET FOR THE COMMON STOCK............
DIVIDENDS..............................
DILUTION...............................
CAPITALIZATION.........................
SELECTED CONSOLIDATED FINANCIAL DATA...
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS.........................
BUSINESS...............................
SUPERVISION AND REGULATION.............
MANAGEMENT.............................
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT......
DESCRIPTION OF CAPITAL STOCK...........
SHARES ELIGIBLE FOR FUTURE SALE........
THE OFFERINGS..........................
EXPERTS................................
LEGAL MATTERS..........................
ADDITIONAL INFORMATION.................
INDEX TO CONSOLIDATED FINANCIAL
 STATEMENTS............................
GLOSSARY...............................  A-1

UNTIL ___________, 1998, ALL DEALERS THAT                        Ryan, Beck & Co.
EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING,
MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE DEALERS' OBLIGATION                  ___________, 1998
TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

============================================     ================================================

                                    PART II
                                    =======


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:

     SEC registration fees...................................  $  5,310
     Legal fees..............................................    75,000
     Printing and engraving..................................    35,000
     Accounting fees.........................................   100,000
     Reimbursable underwriter's expenses.....................    45,000
     Miscellaneous...........................................    14,690
                                                               --------
         Total...............................................  $275,000
                                                               ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XIII of the Registrant's Articles of Incorporation provide that directors, officers and employees of the Registrant are to be indemnified by the Registrant to the fullest extent permitted under Maryland law. Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. Section 2-418 provides that a corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or
(c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. However, if the proceeding was by or in the right of the corporation, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation.

     The Company maintains director and officer liability insurance. The scope of such insurance is essentially the same as the indemnification provisions outlined above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant made the following sales of common stock pursuant to options issued under its Incentive Stock Option Plan which were not registered under the Securities Act of 1933. All sales were for cash at the exercise price per share. No discounts or commissions were involved. The Registrant believes that in each case the transaction qualified for the exemption from registration under Rule 701 promulgated under the Securities Act of 1933.

  DATE    TITLE OF SECURITIES  # OF SHARES       PURCHASER       AGGREGATE PRICE
--------  -------------------  -----------  -------------------  ---------------
06/15/98      Common Stock          600      Kathy A. Snyder         $10,461
03/24/98      Common Stock           30      David H. Wells, Jr.         523
03/19/98      Common Stock          600      Ross L. Brown            10,461
09/29/97      Common Stock        1,000      Robert M. Bouza          17,400
09/12/97      Common Stock        1,000      Robert M. Bouza          17,400
08/20/97      Common Stock        1,000      Robert M. Bouza          17,400

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibit List
     ------------

      1.1  Agency Agreement *
      1.2  Underwriting Agreement *
      3.1  Articles of Incorporation of Key Capital Corporation, As Amended
      3.2  Bylaws of Key Capital Corporation
      5    Opinion of Housley Kantarian & Bronstein, P.C. *
     10.1  Key Capital Corporation 1998 Stock Option Plan for Directors
     10.2  Key Capital Corporation Incentive Stock Option Plan
     10.3  Key Bank and Trust 1998 Cash Incentive Bonus Plan
     10.4  Key Bank and Trust 1998 Special Bonus Plan for Division Managers
     21    Subsidiaries of the Registrant
     23.1  Consent of KPMG Peat Marwick LLP
     23.2 Consent of Housley Kantarian & Bronstein, P.C. (included in their opinion filed as Exhibit 5) *
     24 Power of Attorney (reference is made to the signature page of the Form S-1)
     27    Financial Data Schedule
     99    Stock Order Form *
     __________
     * To be filed by amendment.

ITEM 17.  UNDERTAKING

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Owings Mills, State of Maryland, on October 1, 1998.

                                 KEY CAPITAL CORPORATION



                                 By: /s/ David H. Wells, Jr.
                                     -----------------------
                                     David H. Wells, Jr.
                                     President and Chief Executive Officer
                                     (Duly Authorized Representative)


     We, the undersigned Directors of Key Capital Corporation, hereby severally constitute and appoint David H. Wells, Jr., who may act, with full power of substitution, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David H. Wells, Jr., may deem necessary or advisable to enable Key Capital Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Key Capital Corporation's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto and any related registration statement that is to be effective upon filing under Rule 462(b) under the Securities Act of 1933, as amended, and we hereby ratify and confirm all that said David H. Wells, Jr. shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURES                        TITLE                        DATE

/s/ David H. Wells, Jr.   President, Chief Executive Officer   October 1, 1998
-----------------------   and Director
David H. Wells, Jr.       (Principal Executive Officer)


/s/ W. Benton Knight      Vice President, Treasurer and        October 1, 1998
-----------------------   Director
W. Benton Knight          (Principal Financial and
                          Accounting Officer)


/s/ Bernard Dackman       Chairman of the Board and Director   October 1, 1998
-----------------------
Bernard Dackman


/s/ Irwin R. Cohen        Director                             October 1, 1998
-----------------------
Irwin R. Cohen

     SIGNATURES                        TITLE                        DATE

/s/ Joel Dackman          Director                             October 2, 1998
-----------------------
Joel Dackman


                          Director                             _________, 1998
-----------------------
Jan Cohen Feldman


/s/ Philip Glazer         Director                             October 1, 1998
-----------------------
Philip Glazer


/s/ Marc S. Rosen         Director                             October 2, 1998
-----------------------
Marc S. Rosen


/s/ Morton Shapiro        Director                             October 2, 1998
-----------------------
Morton Shapiro


/s/ Richard D. Sussman    Director                             October 2, 1998
----------------------
Richard D.  Sussman


/s/ Seymour Sussman       Director                             October 6, 1998
----------------------
Seymour Sussman